UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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Filed by a Party other than the Registrant  ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

CHIPOTLE MEXICAN GRILL, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

CHIPOTLE MEXICAN GRILL

2026
PROXY STATEMENT

CHIPOTLE
CHIPOTLE
CHIPOTLE

CHIPOTLE’S “RECIPE FOR GROWTH” – FIVE KEY STRATEGIES
1.	Protect and strengthen the core by driving operational and culinary excellence to deliver exceptional value for our guests;
2.	Evolve brand messaging and accelerate menu innovation and new occasions that drive demand into our restaurants;
3.
Modernize our business model with industry-leading technology, including leveraging artificial intelligence (“AI”) and relaunching our Rewards Program, to elevate the experience for our guests and teams;

4.	Expand our global reach by scaling with intention through proven, company-owned and partner-operated markets, as well as strategic new regions; and
5.	Cultivate the best talent in the industry that is energized and focused on speed and agility.

DEAR SHAREHOLDERS,
This past year tested our resilience, sharpened our focus, and ultimately strengthened the framework of our business for the future. Supported by our proven business model, disciplined investments in operational excellence, and the foundation of a robust balance sheet, 2025 marked a year of meaningful progress for Chipotle. Amid an evolving consumer landscape, we opened a record number of restaurants worldwide and delivered revenue growth. With more than 130,000 team members, we also furthered our mission to Cultivate a Better World in communities around the globe and made advancements in the strategic areas that we believe matter most for our long-term success.
Our people are our greatest asset, and by consistently promoting from within, we cultivate strong leaders who understand our culture and propel our business forward. Last year, we had 23,000 internal promotions, including 100% of Regional Vice President roles, over 83% of Field Leader positions, and more than 85% of our General Managers. To further support our team members and streamline operations in our restaurants, we invested in back-of-house technology through our high-efficiency equipment package, which saves time and enhances culinary execution. The results in restaurants with the new equipment are compelling with higher taste-of-food and overall guest satisfaction scores, improved throughput and a meaningful increase in comparable sales. We also started testing catering with the new equipment and have been encouraged by the early results we have seen.
Our marketing and menu innovation efforts reinforced the strength of our brand and deepened our connection with guests. We launched culturally relevant campaigns that tapped into real-time moments, leveraged digital and social platforms to increase engagement, and amplified our Food with Integrity commitment in fresh, compelling ways. At the same time, we introduced menu innovations like Chipotle Honey Chicken and Carne Asada; new occasions with Build-Your-Own-Chipotle and the High Protein cup; and limited-time sauces like Adobo Ranch and Red Chimichurri that generated excitement, attracted new guests, and encouraged frequency among loyal fans — demonstrating our ability to pair bold marketing with culinary creativity to drive meaningful business impact.
We also accelerated our expansion in North America, opening a record 334 new company-owned restaurants, including 21 in Canada. In Europe, we drove positive comparable sales and improved unit economics, and in the Middle East, we opened 11 partner-operated restaurants with Alshaya Group, bringing the regional total to 14. Additionally, we signed an agreement with SPC Group to open restaurants in South Korea and Singapore and with Alsea to open Chipotle locations in Mexico beginning in 2026.
Through Chipotle Rewards, we further enhanced and personalized the guest experience, growing our active member base to over 21 million by delivering tailored journeys, relevant content, gamified badging, and engaging experiences — including our ‘Summer of Extras’ campaign and Freepotle — helping to fuel increased frequency among loyalty members. We also drove innovation through a partnership with Zipline, the world’s largest autonomous delivery system, and launched ‘Zipotle’ to deliver digital orders to guests’ locations in the greater Dallas area. Additionally, our Cultivate Next venture fund made strategic investments in likeminded companies, driving change in areas such as supply chain and plant-based innovations in an effort to advance our mission.
We made several leadership changes to position the brand for long-term success. Jason Kidd joined as Chief Operating Officer, bringing extensive large-scale, multi-unit retail experience. We also announced the retirement date of Jack Hartung, our long-standing Chief Financial Officer and former President and Chief Strategy Officer, and expanded Curt Garner’s role to President, Chief Strategy and Technology Officer, with oversight of supply chain. Adam Rymer, a long term Chipotle employee with more than 15 years of company experience, succeeded Jack Hartung as Chief Financial Officer. Additionally, we elected Josh Weinstein, Chief Executive Officer and Board member of Carnival Corporation & plc, to our Board of Directors.
Looking ahead, our next phase of growth will be driven by a new strategy, which we call our “Recipe for Growth,” and includes the following pillars:
•	Protect and strengthen the core by driving operational and culinary excellence to deliver exceptional value for our guests;
•	Evolve the brand messaging and accelerate menu innovation and new occasions that drive demand into our restaurants;
•	Modernize our business model with industry-leading technology, including leveraging AI and relaunching our Rewards Program, to elevate the experience for our guests and teams;
•	Expand our global reach by scaling with intention through proven, company-owned and partner-operated markets, as well as strategic, new regions; and
•	Cultivate the best talent in the industry that is energized and focused on speed and agility.
By executing on these priorities, we expect to further strengthen our brand, position Chipotle for long-term sustainable growth, and deliver on our purpose to Cultivate a Better World. I have never been more confident in our brand or in our ability to win. Guided by our Recipe for Growth and our 2026 plan, we believe we are built to thrive in any environment — accelerating transactions, moving with greater speed and agility, and creating durable, long-term value for our people, our guests and you, our shareholders.
Sincerely,

Scott Boatwright
CEO, Chipotle Mexican Grill

NOTICE OF MEETING
The 2026 annual meeting of shareholders of Chipotle Mexican Grill, Inc. will be a virtual meeting conducted exclusively via live webcast at www.virtualshareholdermeeting.com/CMG2026 on Thursday, June 11, 2026 at 8:00 a.m. (PDT).
Shareholders will consider and have an opportunity to vote on the following items:
1.	Elect the ten director nominees named in the accompanying proxy statement, each to serve a one-year term;
2.	Approve, on an advisory basis, the compensation of our executive officers as disclosed in the accompanying proxy statement (known as “say on pay”);
3.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2026; and
4.	Transact such other business as may be properly brought before the meeting.
Information about these matters is contained in the proxy statement that accompanies this notice.
Only shareholders of record at the close of business on April 15, 2026 are entitled to notice of and to vote at the annual meeting. To participate in the virtual annual meeting, you will need the 16-digit control number that appears on your Notice of Internet Availability of Proxy Materials, proxy card or the instructions that accompanied your proxy materials.

YOUR VOTE IS IMPORTANT. Please note that if you hold your shares through a broker, your broker cannot vote your shares on the election of directors or on the say on pay vote unless they have your specific instructions on how to vote. In order for your vote to be counted, please make sure that you submit your vote to your broker.

By order of the Board of Directors

Ilene Eskenazi
Chief Legal and Human Resources Officer

April 28, 2026

PROXY STATEMENT SUMMARY
Information About the Annual Meeting

Date and Time: Thursday, June 11, 2026 8:00 am (PDT)	Location: Live webcast online at www.virtualshareholdermeeting.com/CMG2026	Record Date for Shareholders Entitled to Vote: April 15, 2026

Matters to be Voted on at the Annual Meeting and Board Recommendations

Item	Board’s Voting Recommendation	For More Information
1. Election of the ten director nominees named in this proxy statement	For	page 11
2. Advisory vote to approve the compensation of our named executive officers, as described in this proxy statement (“say on pay”)	For	page 29
3. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm	For	page 30

Name	Director Since	Independent	Age	Audit & Risk Committee	Compensation, People & Culture Committee	Nominating & Corporate Governance Committee
Albert Baldocchi	1997		72
Scott Boatwright	2024		53
Matthew Carey	2021		61
Patricia Fili-Krushel	2019		72		CHAIR
Laura Fuentes	2023		51
Mauricio Gutierrez	2021		55
Robin Hickenlooper	2016		47			CHAIR
Scott Maw(1)(2)	2019		58
Josh Weinstein	2025		52
Mary Winston(2)	2020		64	CHAIR

(1)	Chairman of the Board of Directors.
(2)	Designated as an “Audit Committee Financial Expert” under the SEC rules.
2026 Proxy Statement | 1

PROXY STATEMENT SUMMARY
Board Skills, Experience and Attributes

LEADERSHIP 10 of 10	100%
RESTAURANT / FOOD INDUSTRY / HOSPITALITY INDUSTRY 5 of 10	50%
HR / TALENT MANAGEMENT / COMPENSATION 5 of 10	50%
FINANCE / ACCOUNTING 6 of 10	60%
CYBERSECURITY / IT SYSTEMS 2 of 10	20%
RISK MANAGEMENT 5 of 10	50%
BRANDING / MARKETING / MEDIA 5 of 10	50%

DIGITAL / SOCIAL MEDIA / CONSUMER TRENDS 4 of 10	40%
REAL ESTATE / COMMERCIAL LEASING 2 of 10	20%
INTERNATIONAL OPERATIONS 7 of 10	70%
SUSTAINABILITY / ENVIRONMENTAL 4 of 10	40%
GOVERNMENT RELATIONS 1 of 10	10%
INVESTOR RELATIONS / CORPORATE GOVERNANCE 8 of 10	80%

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PROXY STATEMENT SUMMARY
Corporate Governance Highlights

Nine of the ten members on our Board of Directors are independent.
The Chairman of the Board is an independent director.
The average tenure of the directors is seven years, and the average age of the directors is 59.
All directors stand for election on an annual basis.

Directors are elected by a majority of votes cast in uncontested elections and any director who does not receive a majority of votes cast is required to submit his or her resignation for consideration by the Board.

Our Executive Compensation Recovery Policy is more comprehensive than the NYSE requirements and allows the Board to require forfeiture of an executive officer’s compensation if they engaged in egregious conduct substantially detrimental to the company.

Independent Board members meet in executive session at each quarterly Board meeting.
All executive officers and directors are prohibited from hedging/pledging shares of our common stock.
Our Bylaws contain proxy access provisions that enable qualifying shareholders to nominate directors for election to our Board.

We have robust stock ownership requirements for executive officers and directors, which are among the highest CEO and CFO ownership requirements of our peer group of companies, as described in “Compensation Discussion and Analysis.”

Our Bylaws permit holders of at least 25% of our outstanding common stock to call special meetings of shareholders.
We do not have a shareholder rights plan or “poison pill.”
We engage with major shareholders to seek their input on issues and to address their questions and concerns.

Our compensation program is designed to motivate our employees to build shareholder value and promote the interests of all our stakeholders. See the “Compensation Discussion and Analysis” section of this proxy statement for significant compensation policies and procedures.

Highlights of Our Business
2025 FINANCIAL HIGHLIGHTS AND SHAREHOLDER VALUE CREATION

$11.9 BILLION REVENUE 5.4% increase from 2024	$1.14 Diluted EPS 2.7% increase from 2024	334 NROs 257 including a Chipotlane, and 11 international partner-operated restaurants
$3.1 Million AUVs at 2025 year end	16.2% Operating Margin 25.4% RLM* 2025 restaurant level operating margin, a decrease from 26.7% in 2024	36.7% Digital Sales Percentage of total sales attributable to digital sales

*
Appendix A includes a reconciliation of restaurant level operating margin to the most directly comparable measure reported under U.S. generally accepted accounting principles.
2026 Proxy Statement | 3

PROXY STATEMENT SUMMARY
SUSTAINABILITY AND CORPORATE RESPONSIBILITY HIGHLIGHTS

In 2025, we reduced Scope 1 and 2 emissions by 17% compared to 2019, despite significant expansion of our restaurant portfolio. To help decouple emissions from growth, we focus on improving energy efficiency, lowering emissions intensity per restaurant, and expanding renewable energy solutions. In 2025, we installed our high-efficiency equipment package (HEEP) in more than 350 restaurants, including over 90 new locations. The package includes lower-carbon equipment, such as an electric dual-sided plancha and a higher-efficiency rice cooker, which increases capacity, reduces cook time and decreases fossil fuel reliance.

We are dedicated to supporting people in the communities we serve. Through our Round Up for Real Change program, restaurant guests are offered the opportunity to round up their bill to the next highest dollar amount in the Chipotle app and on chipotle.com. In 2025, approximately $2.9 million was raised through this feature for community organizations.

Food and Animals are at the core of our business, and we believe that how we grow our food is how we grow our future. We focus significant efforts on advancing our Food with Integrity principles, such as requiring responsibly raised meats, No Antibiotics Ever in our chicken, supplier transparency and traceability, high food safety requirements, and seeking organic and local ingredients. In 2025, Chipotle purchased over 50 million pounds of local ingredients, which is a 3.0 million pound increase over 2024.

We believe that our people and culture give us a competitive advantage in our business, and we strive to develop employees and provide continuing opportunities for them to grow their leadership skills. In 2025, we had approximately 23,000 internal promotions. Additionally, nearly 90% of our restaurant leadership roles were filled through internal promotions, including 100% of U.S. Regional Vice President roles, over 83% of Field Leader positions and more than 85% of General Managers. We provide a range of learning opportunities designed to build skills, foster leadership and maintain a strong talent pipeline, which enables us to consistently promote from within and develop the next generation of leaders.

4 | 2026 Proxy Statement

2026 Proxy Statement | 5

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this proxy statement other than statements of historical fact, including statements relating to trends in or expected impacts of our initiatives, our “Recipe for Growth” and other strategies and plans, trends in or expectations regarding our future financial performance, long-term growth, and our plans and objectives for future operations such as growth in our average unit volumes, our goal for new restaurants and geographic expansion and our sustainability goals, are forward-looking statements. The words “can,” “believe,” “may,” “should,” “will,” “continue,” “anticipate,” “intend,” “expect,” “seek,” “goal” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on our current expectations and projections about future events and trends and currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, the future events and trends discussed in this proxy statement may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results. We expressly disclaim any obligation to update or revise any forward-looking statements after the date of this proxy statement as a result of new information, future events or other developments, except as required by applicable laws and regulations.
6 | 2026 Proxy Statement

ANNUAL MEETING INFORMATION
This proxy statement contains information related to the virtual annual meeting of shareholders of Chipotle Mexican Grill, Inc. to be held on Thursday, June 11, 2026, beginning at 8:00 a.m. (PDT) online at www.virtualshareholdermeeting.com/CMG2026. This proxy statement was prepared under the direction of Chipotle’s Board of Directors to solicit your proxy for use at the annual meeting. It was made available to shareholders on or about April 28, 2026.
Virtual-only Annual Meeting Format
To make the annual meeting accessible to more shareholders, the Board of Directors has determined to hold this year’s annual meeting in a virtual-only format via live audio webcast.
Attending the Annual Meeting
To attend the virtual annual meeting, you must be a shareholder as of the close of business on the record date of April 15, 2026. Shareholders may attend the virtual annual meeting at www.virtualshareholdermeeting.com/CMG2026. The meeting will only be conducted via webcast; there will be no physical meeting location. To participate in the virtual annual meeting, you will need the 16-digit control number that appears on your Notice of Internet Availability of Proxy Materials, proxy card or the instructions that accompanied the proxy materials. If you would like to attend the virtual annual meeting and you have your control number, please go to www.virtualshareholdermeeting.com/CMG2026 around 15 minutes prior to the start of the meeting to log in. If you came through your brokerage firm’s website and do not have your control number, you can gain access to the meeting by logging into your brokerage firm’s website 15 minutes prior to the meeting start, selecting the shareholder communications mailbox to link through to the meeting and the control number will automatically populate. For optimal viewing and usage, this site is best viewed with a screen resolution of 1024x768 and above.
If You have Technical Difficulties or Trouble Accessing the Annual Meeting
Beginning 15 minutes prior to the meeting start, technicians will be available to assist you with any technical difficulties you may have accessing the meeting. If you encounter any difficulties accessing the annual meeting or during the meeting time, please call the technical support number that will be posted on the meeting website.
Participation During the Virtual Annual Meeting
Shareholders will have the ability to submit questions during the annual meeting via the annual meeting website at www.virtualshareholdermeeting.com/CMG2026. After the formal business of the annual meeting, we will hold a question and answer session, during which we will answer questions submitted during the meeting that are pertinent to Chipotle and the meeting matters, as time permits.
Shareholders Eligible to Vote
If you were a shareholder of record of our common stock as of the close of business on April 15, 2026, you are entitled to vote at the annual meeting, or at any postponement or adjournment of the annual meeting using the 16-digit control number that appears on the Notice of Internet Availability of Proxy Materials, proxy card or the instructions that accompanied the proxy materials. On each matter to be voted on, you may cast one vote for each share of common stock you hold. As of April 15, 2026, there were 1,285,398,159 shares of common stock outstanding and entitled to vote.
Matters to be Voted on at the Annual Meeting and Board Recommendations
You will be asked to vote on three proposals:

Proposals		Board Recommendation	For More Information
1.	Election of the ten director nominees named in this proxy statement	FOR	page 11
2.	Approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement (“say on pay”)	FOR	page 29
3.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2026	FOR	page 30

The Board of Directors is not aware of any other matters to be presented for action at the meeting.
2026 Proxy Statement | 7

ANNUAL MEETING INFORMATION
Information About How to Vote
If you hold your shares through a broker, bank or other nominee in “street name,” you need to submit voting instructions to your broker, bank or other nominee to cast your vote. In most instances you can do this over the Internet. The Notice of Internet Availability of Proxy Materials that was provided to you has specific instructions for how to submit your vote, or if you have received or requested a hard copy of this proxy statement you may mark, sign, date and mail the accompanying voting instruction form in the postage-paid envelope provided. Your vote is revocable by following the procedures outlined in this proxy statement.
Under the rules of the New York Stock Exchange, or NYSE, on voting matters that the NYSE characterizes as “routine,” NYSE member firms have the discretionary authority to vote shares for which their customers do not provide voting instructions. On non-routine proposals, such “uninstructed shares” may not be voted by your broker. Only the proposal to ratify the appointment of our independent registered public accounting firm, Ernst & Young LLP (Proposal 3), is considered a routine matter for this purpose. None of the other proposals presented in this proxy statement are considered routine matters. Accordingly, if you hold your shares through a brokerage firm and do not provide timely voting instructions, your shares will be voted, if at all, only on Proposal 3. We strongly encourage you to exercise your right to vote in the election of directors and other matters to be voted on at the annual meeting.
If you are a shareholder of record, you can vote your shares in advance of the meeting over the Internet as described in the Notice of Internet Availability of Proxy Materials that was provided to you, or if you have received or requested a hard copy of this proxy statement and accompanying form of proxy card you may vote by telephone as described on the proxy card, or by mail by marking, signing, dating and mailing your proxy card in the postage-paid envelope provided. Your vote is revocable by following the procedures outlined in this proxy statement. The method by which you vote will not limit your right to vote online at the virtual annual meeting. Instructions for voting online at the virtual annual meeting will be available at www.virtualshareholdermeeting.com/CMG2026.
If you receive hard copy materials and sign and return your proxy card without specifying choices, your shares will be voted as recommended by the Board of Directors.
Revocation of your proxy
You can change your vote or revoke your proxy at any time before it is voted at the annual meeting by:
•	re-submitting your vote on the Internet, by telephone or by mail;
•	if you are a shareholder of record, by sending a written notice of revocation to our Corporate Secretary at our principal offices, 610 Newport Center Dr., Suite 1100, Newport Beach, CA 92660; or
•	if you are a shareholder of record, by attending the virtual annual meeting and voting online using your 16-digit control number.
Attendance at the virtual annual meeting will not by itself revoke your proxy.
Quorum requirement
A quorum is necessary to conduct business at the annual meeting. At any meeting of our shareholders, the holders of a majority in voting power of our outstanding shares of common stock entitled to vote at the meeting, present via webcast or by proxy, constitutes a quorum for all purposes. You are part of the quorum if you have voted by proxy. Abstentions and broker non-votes count as “shares present” at the meeting for purposes of determining whether a quorum exists.
Broker non-votes
A broker non-vote occurs when a broker, bank or other nominee who holds shares for another does not vote on a particular item because the nominee has not received instructions from the owner of the shares and does not have discretionary voting authority for that item. See “Information About How to Vote” above for more information.
Votes required to approve each proposal
Proposal 1 — Re-election of each nominee for director requires that such nominee receive a majority of the votes cast regarding his or her election. Abstentions and broker non-votes are not counted as votes cast and will have no effect on the outcome of the election of directors.
Proposals 2 and 3 — The “say on pay” advisory vote (Proposal 2) and the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm (Proposal 3) require the affirmative vote of a majority of the voting power present at the annual meeting and entitled to vote on the matter in order to be approved. Abstentions represent shares entitled to vote and therefore will have the same effect as a vote “AGAINST” a proposal. Broker non-votes, which are expected to occur with respect to Proposal 2, are not counted as entitled to vote on these matters and therefore will have no effect on the outcome of the votes on these proposals.
Because the “say on pay” advisory vote (Proposal 2) is advisory, the vote results will not be binding on the Board or the company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation. Ratification of our appointment of the independent registered public accounting firm is not required and therefore the vote on Proposal 3 is also advisory only. See Proposal 3 for additional information about the effect of the voting outcome on this proposal.
8 | 2026 Proxy Statement

ANNUAL MEETING INFORMATION
Consequences if a nominee for director does not receive a majority of votes cast regarding his or her election.
Our bylaws require that any director who does not receive at least a majority of votes cast must submit an irrevocable resignation to the Nominating and Corporate Governance Committee of the Board, and the Committee must make a recommendation to the Board as to whether to accept or reject the resignation or whether other action should be taken. The Board must then act on the resignation, considering the Committee’s recommendation, and publicly disclose (by a press release and filing an appropriate disclosure with the SEC) its decision regarding the resignation, and if such resignation is rejected the rationale behind the decision, within 90 days following certification of the election results. The Committee in making its recommendation and the Board in making its decision each may consider any factors and information that they consider appropriate and relevant.
Delivery of proxy materials
We have elected to deliver our proxy materials electronically over the Internet as permitted by rules of the SEC. As required by these rules, we are distributing to our shareholders of record and beneficial owners as of the close of business on April 15, 2026 a Notice of Internet Availability of Proxy Materials. On the date of distribution of the notice, all shareholders and beneficial owners will have the ability to access all of the proxy materials at the URL address included in the notice. If you would like to request a copy of the materials for this and/or future shareholder meetings, you may (1) visit wwww.ProxyVote.com, (2) call 1-800-579-1639, or (3) send an email to sendmaterial@proxyvote.com. Requests by e-mail should include the control number included on the notice you received. If you would like to receive the Notice of Internet Availability of Proxy Materials via e-mail rather than regular mail in future years, please follow the instructions on the notice, or enroll on the Investors page of our corporate website at ir.chipotle.com. Delivering future notices by e-mail will help us reduce the cost and environmental impact of our annual meeting.
Proxy solicitation costs
We will pay the cost of preparing, assembling and mailing the Notice of Internet Availability of Proxy Materials; of making these proxy materials available on the Internet and providing hard copies of the materials to shareholders who request them; and of reimbursing brokers, nominees, fiduciaries and other custodians for the out-of-pocket and clerical expenses of transmitting copies of the Notice of Internet Availability of Proxy Materials and the proxy materials themselves to beneficial owners of our shares. A few of our directors, officers and employees may participate in the solicitation of proxies, without additional compensation, by telephone, e-mail or other electronic means or in person. We have also engaged Alliance Advisors, LLC to assist us in the solicitation of proxies, for which we have agreed to pay a fee of $29,500 plus reimbursement of customary expenses.
2026 Proxy Statement | 9

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK
The following table shows the beneficial ownership of shares of our common stock as of April 15, 2026 (unless otherwise noted) by:
•	each person (or group of affiliated persons) known to us to beneficially own more than 5 percent of our common stock;
•	each of the named executive officers listed in the 2025 Summary Compensation Table appearing later in this proxy statement;
•	each of our directors; and
•	all of our current executive officers and directors as a group.
The number of shares beneficially owned by each shareholder is determined under SEC rules and generally includes shares for which the holder has voting or investment power. The information does not necessarily indicate beneficial ownership for any other purpose. The percentage of beneficial ownership shown in the following tables is based on 1,285,398,159 outstanding shares of common stock as of April 15, 2026. For purposes of calculating each person’s or group’s percentage ownership, shares of common stock issuable pursuant to the terms of stock options, stock appreciation rights or restricted stock units exercisable or vesting within 60 days after April 15, 2026 are included as outstanding and beneficially owned for that person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

Name of Beneficial Owner	Shares Beneficially Owned (Outstanding)	Shares Beneficially Owned (Right to Acquire)(1)	Total Shares Beneficially Owned	Percentage of Class Beneficially Owned
Beneficial holders of more than 5% of outstanding common stock
The Vanguard Group, Inc.(2)	144,587,720	0	144,587,720	11.25%
Capital World Investors(3)	101,787,624	0	101,787,624	7.92%
Directors and Named Executive Officers
Scott Boatwright	289,162	475,100	764,262	*
Adam Rymer	42,621	94,700	137,321	*
Curt Garner	364,784	889,350	1,254,134	*
Chris Brandt(4)	491,347	431,250	922,597	*
Roger Theodoredis	108,338	112,100	220,438	*
Jack Hartung(5)	3,506,648	911,600	4,418,248	*
Albert Baldocchi(6)	3,224,432	0	3,224,432	*
Matthew Carey	59,802	0	59,802	*
Patricia Fili-Krushel(7)	36,426	0	36,426	*
Laura Fuentes	11,402	0	11,402	*
Mauricio Guttierez	35,552	0	35,552	*
Robin Hickenlooper	43,412	0	43,412	*
Scott Maw	42,572	0	42,572	*
Josh Weinstein	3,407	0	3,407
Mary Winston	30,802	0	30,802	*
All current directors and executive officers as a group (15 people)	4,342,830	1,695,600	6,038,430	0.45%

*	Less than one percent.
(1)	Consists of shares underlying stock-only stock appreciation rights that are vested on, or that will vest within 60 days after, April 15, 2026.
(2)
Based on a report on Schedule 13G/A filed with the SEC on January 7, 2026, The Vanguard Group, Inc. has sole voting power with respect to zero shares, shared voting power with respect to 8,433,216 shares, sole dispositive power with respect to 131,302,323 shares and shared dispositive power with respect to 13,285,397 shares. According to its most recent Schedule 13G/A filed with the SEC on March 26, 2026, The Vanguard Group reported that it beneficially owns zero shares as of January 12, 2026 following an internal reorganization pursuant to which The Vanguard Group’s beneficial ownership has been disaggregated. In the March 26, 2026 Schedule 13G/A, The Vanguard Group noted that certain subsidiaries or business divisions of subsidiaries of The Vanguard Group that formerly had, or were deemed to have, beneficial ownership with The Vanguard Group will report beneficial ownership separately (on a disaggregated basis) from The Vanguard Group. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(3)
Based solely on a report on Schedule 13G/A filed on February 13, 2026 reflecting ownership as of December 31, 2025. The address of Capital World Investors is 333 South Hope Street, 55th Floor, Los Angeles, California 90071. Of the total shares of common stock beneficially owned, Capital World Investors has sole voting power with respect to 101,768,440 shares, shared voting power with respect to zero shares, sole dispositive power with respect to 101,787,624 shares and shared dispositive power with respect to zero shares.

(4)	Shares beneficially owned by Mr. Brandt include 338,545 shares held in two trusts for the benefit of his children.
(5)
Shares beneficially owned by Mr. Hartung include 949,450 shares in a trust for Mr. Hartung’s benefit, which is managed by an independent trustee, 700 shares in trusts for the benefit of Mr. Hartung and his wife and 2,750 shares held by his wife.

(6)	Shares beneficially owned by Mr. Baldocchi include 2,362,500 shares held in a trust established for benefit of his children, and 854,430 shares he holds jointly with his wife.
(7)	Shares beneficially owned by Ms. Fili-Krushel include 50 shares she holds jointly with her husband.
10 | 2026 Proxy Statement

PROPOSAL 1
ELECTION OF DIRECTORS
Our Board of Directors currently has ten members, with each director serving for a one-year term. At the annual meeting, shareholders will vote on the ten nominees named below.
Each of the director nominees was elected at the 2025 annual meeting of shareholders, except for Josh Weinstein, who was elected to the Board in November 2025. Mr. Weinstein initially was recommended to our Board by an executive recruiting firm retained by the Board to assist in identifying, evaluating and conducting due diligence on potential director candidates. Each director nominee was nominated for re-election to the Board upon the recommendation of the Nominating and Corporate Governance Committee and has consented to serve if elected; however, if any nominee is unable to serve or will not serve for any reason, the directors may decide to reduce the size of the Board or the persons designated on the accompanying form of proxy will vote for other candidates in accordance with their judgment. We are not aware of any reason the nominees would not be able to serve if elected.
The Board of Directors held five meetings in 2025. Each director attended at least 75% of the meetings of the Board and of Committees of which he or she was a member during the time in which they served as a member of the Board in 2025. The Board requests that each director attend our annual shareholder meeting absent extenuating circumstances, and all directors who were serving on the date of the 2025 annual meeting attended the meeting.
There are no family relationships among our directors, or between our directors and executive officers.

The Board of Directors recommends a vote FOR the election of each of the director nominees.

INFORMATION REGARDING THE DIRECTOR NOMINEES
Biographical Information
The following is biographical information about each nominee, including a description of the experience, qualifications and skills that have led the Board to determine that each nominee should serve on the Board. If elected, the terms of all director nominees will expire as of the date of next year’s annual meeting of shareholders. Each director will hold office until their successors are elected and have qualified or their earlier resignation or removal. The age of each director is as of June 11, 2026, the date of the annual meeting.
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PROPOSAL 1 ELECTION OF DIRECTORS

Albert S. Baldocchi Age: 72 Director Since: 1997
Background:
Mr. Baldocchi has been self-employed since 2000 as a financial consultant and strategic advisor for, and investor in, a variety of privately held companies. He holds a Bachelor of Science degree in Chemical Engineering from the University of California at Berkeley and an MBA from Stanford University.
Qualifications:
Mr. Baldocchi’s extensive involvement with restaurant companies for almost 30 years has given him an in-depth knowledge of restaurant company finance, operations and strategy. He also has considerable experience with high-growth companies in the restaurant industry and in other industries, and his experience as a senior investment banker at a number of prominent institutions, including Morgan Stanley, Solomon Brothers and Montgomery Securities, helped him develop solid capabilities in accounting and finance as well.
How I Chipotle:
Burrito with white rice, pinto beans, barbacoa, tomatillo-green chili salsa and sour cream, with a side of guacamole and chips.

Scott Boatwright Age: 53 Director Since: November 2024
Background:
Mr Boatwright has served as Chief Executive Officer of Chipotle and a member of our Board of Directors since November 2024, and he served as Interim Chief Executive Officer from August to November 2024. He joined Chipotle in May 2017 and served as Chief Operating Officer and Chief Restaurant Officer prior to his current role. Before joining Chipotle, Mr. Boatwright spent 18 years with Arby’s Restaurant Group, a quick serve restaurant company, in various leadership positions, including for the last six years as the Senior Vice President of Operations, where he was responsible for the performance of over 1,700 Arby’s restaurants in numerous states. He previously served on the board of directors of Academy Sports and Outdoors, Inc. Mr. Boatwright holds an MBA from the J. Mack Robinson College of Business at Georgia State University.
Qualifications:
Mr. Boatwright has significant operational and strategic leadership experience, both at Chipotle and other large companies, has a proven track record of driving operational results at scale and has a proven ability to assemble and lead high performing teams in both turnaround and growth situations.
How I Chipotle:
Burrito Bowl with double chicken, black beans, corn salsa, tomatillo-green chili salsa, tomatillo-red chili salsa and cheese, with a side of chips and guacamole.

Matthew A. Carey Age: 61 Director Since: 2021
Background:
Mr Carey served as an Executive Vice President of The Home Depot, Inc., a home improvement retailer, from September 2008 to December 2024, including serving as Executive Vice President of Customer Experience and as Executive Vice President and Chief Information Officer. Prior to that, Mr. Carey served as the Senior Vice President and Chief Technology Officer at eBay Inc. He also held various positions with Wal-Mart Stores, Inc., with his final role as Senior Vice President and Chief Technology Officer. Mr. Carey has significant cybersecurity expertise through his prior positions as the chief technology officer of large retail companies. He currently serves on the Board of Directors for Genuine Parts Company and previously served as a member of the Boards of Directors of Geeknet Inc. and TransUnion Corp. Mr. Carey received an Associate of Applied Science degree from Oklahoma State University-Okmulgee.
Qualifications:
Mr. Carey has significant operational and strategic leadership experience and also brings to our Board extensive experience with information technology, cybersecurity and managing a global retail environment.
How I Chipotle:
Burrito Bowl with ½ black beans, ½ pinto beans, double chicken, tomatillo-green chili salsa, cheese and a side of guacamole.

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PROPOSAL 1 ELECTION OF DIRECTORS

Patricia Fili-Krushel Age: 72 Director Since: 2019
Background:
Ms. Fili-Krushel served as Chief Executive Officer of Coqual (formerly Center for Talent Innovation), a New York City–based think tank that focuses on global talent strategies, from January 2019 until February 2021. She currently serves as a director of Coqual and previously served as Chair of its Board of Directors. From 2011 to 2016, she served as an executive at Comcast Corporation, a global media and technology company; as Division Chairman, NBCUniversal News Group; and as Executive Vice President, NBCUniversal. Prior to that, Ms. Fili-Krushel served as Executive Vice President and Chief Administrative Officer of Time Warner Inc., a global media and entertainment company, from 2001 to 2011; as President & CEO, WebMD Health Division, of WebMD Health Corp., from 2000 to 2001; as President, ABC Television Network, and President, ABC Daytime, Disney-ABC Television Group, of The Walt Disney Company, a diversified worldwide entertainment company; and as Senior Vice President, Programming of Lifetime Entertainment Services, an entertainment and media company, from 1988 to 1992. She serves as a director of Reddit, Inc., and is a member of the Board of Trustees for PEN America. She previously served as a director of Dollar General Corporation. Ms. Fili-Krushel received a bachelor’s degree in communications from Saint John’s University, and an MBA from Fordham University.
Qualifications:
Ms. Fili-Krushel has extensive leadership, human resources and compensation experience and her contributions to the Board include broad experience in managing global businesses, developing business strategy, talent management and creating organizational cultures. She also brings experience serving on the boards of directors of other public companies.
How I Chipotle:
Burrito bowl with brown rice, chicken, black beans, fresh tomato salsa, cheese, guacamole and chips.

Laura Fuentes Age: 51 Director Since: 2023
Background:
Ms. Fuentes is the Executive Vice President and Chief Human Resources Officer of Hilton Worldwide Holdings Inc., a role she’s held since 2020, and is head of Hilton Supply Management. Prior to that, she served as Chief Talent and Diversity Officer and in several other executive roles at Hilton since joining the company in 2013. For six years, Ms. Fuentes served in various corporate strategy and Human Resources roles at Capital One Financial Corporation. Before that, she worked at McKinsey & Company advising clients across various industries in their Madrid, New York, and Washington, D.C offices. She serves as the board chair of the nonprofit organization Make-a-Wish Mid-Atlantic, and on the Community Council for the Arlington Free Clinic. Additionally, she represents Hilton on the Tent US Advisory Council for refugees and serves on the advisory board for the University of Virginia McIntire School of Commerce. Originally from Spain, Ms. Fuentes holds a Bachelor of Science from the University of Virginia, a Master of Science in Structural Engineering from the University of Texas at Austin and an MBA from Columbia University.
Qualifications:
Ms. Fuentes brings to the Board broad global people leadership experience and a deep understanding of the global hospitality industry. She also has extensive experience with strategic planning, leading a senior management team and creating an international organizational culture.
How I Chipotle:
Burrito bowl with white rice, fajita vegetables, black beans, guacamole, fresh tomato salsa, cheese and sour cream.

Mauricio Gutierrez Age: 55 Director Since: 2021
Background:
Mr. Gutierrez served as President and Chief Executive Officer of NRG Energy, Inc., an integrated power company, from December 2015 to November 2023. He joined NRG in August 2004 and served in multiple executive positions within NRG, including Executive Vice President and Chief Operating Officer of NRG from July 2010 to December 2015; Executive Vice President–Commercial Operations from January 2009 to July 2010; and Senior Vice President–Commercial Operations from March 2008 to January 2009. Mr. Gutierrez also served as the Interim President and Chief Executive Officer of Clearway Energy, Inc. (formerly NRG Yield, Inc.), an energy infrastructure investor and owner that was spun off from NRG Energy in 2015, from December 2015 to May 2016, and Executive Vice President and Chief Operating Officer of Clearway from December 2012 to December 2015. Mr. Gutierrez held various positions within Dynegy’s commercial and trading organization and Mexico City-based DTP Consultores. He serves as a member of the Boards of Directors of Chief Executives for Corporate Purpose (CECP) and Drexel University, and previously served on the board of NRG Energy, Inc. and Clearway Energy, Inc. Mr. Gutierrez holds a Bachelor’s degree in Industrial Engineering from the Universidad Panamericana, a Master’s Degree in Mineral Economics from the Colorado School of Mines and a Master’s Degree in Petroleum Economics from the French Petroleum Institute.
Qualifications:
Mr. Gutierrez’s experience as a chief executive officer brings to our Board management’s perspective on leading day-to-day business operations. He also has extensive experience with strategic planning, leading a senior management team, risk management and environmental and sustainability issues.
How I Chipotle:
Burrito with Carne Asada, white rice, pinto beans, guacamole, with tomatillo-green chili salsa and chips.

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PROPOSAL 1 ELECTION OF DIRECTORS

Robin Hickenlooper Age: 47 Director Since: 2016
Background:
Ms. Hickenlooper is Senior Vice President of Corporate Development at Liberty Media Corporation, an owner of media, communications and entertainment businesses, and has served in senior corporate development roles at Liberty Media and its affiliates since 2010. Prior to joining Liberty Media in 2008, Ms. Hickenlooper worked at Del Monte Foods and in investment banking at Thomas Weisel Partners. Ms. Hickenlooper previously served on the Boards of Directors of Sirius XM Holdings Inc. and FTD Companies, Inc. She earned a Bachelor’s Degree in Public Policy from Duke University and an MBA from Kellogg School of Management at Northwestern University.
Qualifications:
Ms. Hickenlooper brings to the Board significant experience in marketing and new media, as well as public company corporate governance.
How I Chipotle:
Salad with brown rice, chicken, fresh tomato salsa, tomatillo-green chili salsa, cheese and guacamole, with a touch of sour cream and chips crumbled on top.

Scott Maw Age: 58 Director Since: 2019
Background:
Mr. Maw was Executive Vice President and Chief Financial Officer at Starbucks Corporation, a global roaster and retailer of specialty coffee, from 2014 until his retirement at the end of 2018. He also was Senior Vice President, Corporate Finance at Starbucks from 2012 to 2013, and Senior Vice President and Global Controller from 2011 to 2012. He also served as a Managing Director at WestRiver Group, a private equity investment firm, from August 2019 to August 2020 and as a Senior Advisor from August 2020 until February 2021. From 2010 to 2011, he was Senior Vice President and Chief Financial Officer of SeaBright Holdings, Inc., a specialty workers’ compensation insurer. From 2008 to 2010, he was Senior Vice President and Chief Financial Officer of the Consumer Bank at JP Morgan Chase & Company. Prior to this, Mr. Maw held leadership positions in finance at Washington Mutual, Inc. from 2003 to 2008, and GE Capital from 1994 to 2003. Prior to joining GE Capital, Mr. Maw worked at KPMG’s audit practice from 1990 to 1994. He currently serves as a member of the Boards of Directors of Avista Corporation and Alcon Inc. (until April 30, 2026) and serves on the Board of Trustees of Gonzaga University. He previously served on the Board of Directors of Root, Inc. Mr. Maw holds a Bachelor of Business Administration in Accounting from Gonzaga University.
Qualifications:
Mr. Maw brings to our Board expert knowledge in finance, accounting, risk management and public corporate governance and has extensive experience leading global teams.
How I Chipotle:
Burrito bowl with Carne Asada or chicken, white rice, black beans, cheese, fresh tomato salsa and tomatillo-red chili salsa.

Josh Weinstein Age: 52 Director Since: 2025
Background:
Mr. Weinstein is the Chief Executive Officer and a member of the Board of Directors of Carnival Corporation & plc, one of the world’s largest leisure travel companies. An over 20-year company veteran, he became CEO in August 2022 after leading Carnival’s operational response and restart following the COVID-19 suspension of guest operations. From June 2020 to July 2022, Mr. Weinstein served as Chief Operations Officer, overseeing global maritime operations, ports and destinations, sourcing, IT, auditing and Carnival UK. Previously, he served as President of Carnival UK from 2017 to 2020 and Treasurer of Carnival Corporation from 2007 to 2017, following five years as an attorney in the corporate legal department. Prior to joining Carnival, Mr. Weinstein practiced corporate law. He also serves on the Board of Trustees for the Perez Art Museum Miami. He is a graduate of the University of Pennsylvania and the New York University School of Law.
Qualifications:
Mr. Weinstein has significant experience in global operations, finance, marketing, legal, human capital management and developing business strategy. He provides our Board with executive leadership perspective on day-to-day operations and the management of global public companies.
How I Chipotle:
Burrito bowl with chicken, 1/2 brown rice, black beans, pinto beans, cheese, fajita veggies, fresh tomato salsa and tomatillo-red chili sauce.

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PROPOSAL 1 ELECTION OF DIRECTORS

Mary Winston Age: 64 Director Since: 2020
Background:
Ms. Winston is the Founder and President of WinsCo Enterprises, Inc., a consulting firm providing financial and board governance advisory services since 2016. She served as interim Chief Executive Officer of Bed Bath & Beyond Inc., a retail chain, from May 2019 to November 2019, and as Executive Vice President and Chief Financial Officer of Family Dollar Stores, a leading discount retailer, from 2012 until it was acquired by Dollar Tree in 2015. Prior to that, Ms. Winston served as Senior Vice President and Chief Financial Officer of Giant Eagle, Inc., a supermarket chain, from 2008 to 2012, and as Executive Vice President and Chief Financial Officer of Scholastic Corporation, a global children’s publishing, education and media company, from 2004 to 2007. Ms. Winston currently serves on the Boards of Directors of The Toronto-Dominion Bank and Northrop Grumman Corporation. She also serves on the Boards of Directors of Toronto Dominion Bank’s U.S. subsidiary, National Association of Corporate Directors (NACD), and Bechtler Museum of Modern Art. Ms. Winston previously served on the Boards of Directors of Acuity Brands, Inc., Dover Corporation, Bed, Bath & Beyond, Domtar Corporation, Plexus Corporation and Supervalu Inc. She holds a bachelor’s degree in accounting from the University of Wisconsin, an MBA in Finance, Marketing and International Business from Northwestern University’s Kellogg Graduate School, and is a CPA, as well as a NACD Board Leadership Fellow.
Qualifications:
Ms. Winston brings us extensive experience and expertise from years of broad financial management and executive leadership experience, including serving as CFO of three large companies. She also brings to the Board valuable experience in consumer businesses, risk oversight, capital allocation, executive compensation and general corporate governance matters.
How I Chipotle:
Burrito bowl with chicken, brown rice, fajita veggies, cheese and fresh tomato salsa.

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PROPOSAL 1 ELECTION OF DIRECTORS
Director Nominees’ Skills, Experience and Attributes
The table below summarizes the key experience, qualifications, and attributes of each director nominee and highlights the balanced mix of experience, qualifications, and attributes of the Board as a whole. We believe these skills, experiences and attributes are important to our company’s achievement of its strategic goals and enhancing our economic model to benefit our shareholders. The summary below is not intended to be an exhaustive list of each director nominee’s skills or contributions to the Board. No individual experience, qualification, or attribute is solely dispositive of becoming a member of our Board.

Director Skills and Experience	Albert Baldocchi	Scott Boatwright	Matthew Carey	Patricia Fili-Krushel	Laura Fuentes	Mauricio Gutierrez	Robin Hickenlooper	Scott Maw	Josh Weinstein	Mary Winston
Leadership	•	•	•	•	•	•	•	•	•	•
Restaurant / Food / Hospitality Industry	•	•			•			•	•
HR / Talent Management / Compensation		•		•	•	•			•
Finance / Accounting	•					•	•	•	•	•
Cybersecurity / IT Systems			•							•
Risk Management			•			•		•	•	•
Branding / Marketing / Media	•			•		•	•		•
Digital / Social Media / Consumer Trends			•	•			•	•
Real Estate / Commercial Leasing	•							•
International Operations		•		•	•		•	•	•	•
Sustainability / Environmental				•		•		•		•
Government Relations						•
Investor Relations / Corporate Governance	•	•		•		•	•	•	•	•

Descriptions
Leadership – experience serving in a significant leadership position, including as CEO or executive officer of an organization or a large business division or unit; experience serving on a public company board
Restaurant / Food / Hospitality Industry – experience in the restaurant or hospitality industries, including as an executive at a restaurant company, a restaurant owner or manager; experience with sourcing and supply or food safety / quality assurance
HR / Talent Management / Compensation – experience in recruiting, talent development, management, labor relations and employment compliance
Finance / Accounting – experience in preparing and/or overseeing financial reporting and accounting systems, public company reporting requirements and internal controls; knowledge of financial markets, financing, and capital structure activities
Cybersecurity / IT Systems – experience or expertise in information technology systems and policies, information security, data privacy and/or cybersecurity
Risk Management – experience identifying, managing and/or overseeing the mitigation of enterprise risks
Branding / Marketing / Media – experience in marketing and branding products, product innovation, building brand awareness, enhancing corporate reputation, overseeing customer relations or crisis management
Digital / Social Media / Consumer Trends – experience in digital and/or ecommerce environments, online consumer engagement and retention, social media strategy and digital revenue generating opportunities
Real Estate / Commercial Leasing – experience in site selection, construction, property management and administration
International Operations – experience in operating or overseeing business outside the U.S., including developing a growth strategy, overseeing expansion, knowledge of non-U.S. regulations, organizational structures and tax implications, understanding global business cultures, consumer preferences, and economic, regulatory and political conditions
Sustainability / Environmental – experience leading or overseeing efforts to mitigate environmental impact, achieve waste reduction, initiate strategic and responsible sourcing and understanding social and governance issues
Government Relations – experience with lobbying, advocacy, stakeholder engagement, and overseeing regulatory changes, investigations and compliance
Investor Relations / Corporate Governance – knowledge of corporate governance practices and policies, experience engaging with shareholders and other stakeholders regarding strategy, financial results, executive compensation and corporate governance
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PROPOSAL 1 ELECTION OF DIRECTORS
Board Composition and Refreshment
We seek to strike the right balance between retaining directors with deep knowledge of the company and adding directors who bring a fresh perspective. Of the ten director nominees, five have served on the Board for five years or less. From time to time the Board retains an executive recruiting firm to assist in identifying, evaluating and conducting due diligence on potential director candidates.
Independence of Directors
Our Board of Directors, under the direction of the Nominating and Corporate Governance Committee, reviews the independence of our directors to determine whether any relationships, transactions or arrangements involving any director or any family member or affiliate of a director may be deemed to compromise the director’s independence from us, including under the independence standards contained in the rules of the NYSE. Based on that review, in March 2025, the Board determined that none of our directors or director nominees has any relationships, transactions or arrangements that would compromise his or her independence, except Scott Boatwright, who serves as our CEO. In making its determination as to the independence of Board members, the Board determined that the registration rights granted to Mr. Baldocchi as described under “Certain Relationships and Related Person Transactions” do not create a material conflict of interest or otherwise compromise the independence of Mr. Baldocchi in performing his duties as a Board member. Accordingly, the Board concluded that each director and director nominee, other than Mr. Boatwright, qualifies as independent.
Board Commitments
To ensure that our directors can devote appropriate time to Chipotle matters and as a matter of good governance, our Board of Directors maintains limits on the number of public company boards on which a Chipotle director can serve. Our policy is contained in our Corporate Governance Guidelines and states that a director should not serve on more than four publicly traded companies’ boards (including Chipotle’s Board) or, if the Director is serving as an executive officer of a public company, no more than two publicly traded companies’ boards (including Chipotle’s Board). In addition, directors who are members of our Audit & Risk Committee may not serve concurrently on the audit committees of more than three publicly traded companies (including Chipotle’s Audit & Risk Committee) unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on Chipotle’s Audit & Risk Committee. The Chair of the Nominating and Corporate Governance Committee and Chairman of the Board regularly review compliance with this policy and all of our directors were in compliance as of April 2026.
Committees of the Board
Our Board of Directors has three standing committees: (1) Audit & Risk Committee, (2) Compensation, People and Culture Committee, and (3) Nominating and Corporate Governance Committee, and each is composed entirely of persons the Board has determined to be independent as described above. Each member of the Audit & Risk Committee has also been determined by the Board to be independent under the definition included in SEC Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and each member of the Compensation, People and Culture Committee has been determined to be independent under NYSE Rule 303A.02(a)(ii) and Rule 10C-1 of the Exchange Act. Each Committee operates pursuant to a written charter adopted by our Board of Directors, which sets forth the Committee’s role and responsibilities and provides for an annual evaluation of its performance. The charters of all three standing committees are available on the Investors page of our corporate website at ir.chipotle.com under Corporate Governance.
Audit & Risk Committee			100% INDEPENDENT
Mary Winston CHAIR	Matthew Carey	Scott Maw	8 MEETINGS HELD IN 2025

In accordance with its charter, the Audit & Risk Committee acts to oversee the integrity of our financial statements and system of internal controls; the annual independent audit of our financial statements; the performance of our internal audit function (including review of audit plans, budget and staffing); the implementation and effectiveness of our risk assessment and risk management policies and procedures; our cybersecurity, privacy and data security programs, policies and initiatives; our compliance with legal and regulatory requirements and our response to actual and alleged violations, including claims of harassment, discrimination or alleged violations of applicable employment laws; and the implementation and effectiveness of our disclosure controls and procedures. In performing its functions, the Audit & Risk Committee acts only in an oversight capacity and necessarily relies on the work and assurance of the company’s management and independent registered public accounting firm which, in its reports, expresses opinions on the fair presentation of the company’s financial statements and the effectiveness of the company’s internal controls over financial reporting. The Audit & Risk Committee’s responsibilities also include review of the qualifications, independence and performance of the independent registered public accounting firm, which reports directly to the Audit & Risk Committee. The Committee also reviews and approves our annual and quarterly reports filed with the SEC, our earnings press releases, and all transactions with related persons or situations that pose a potential conflict of interest that are required to be disclosed in the company’s proxy statement or other SEC reports. The Committee regularly holds executive sessions with the audit partner for continued assessment of the performance, effectiveness and independence of the independent registered public accounting firm. The Audit & Risk Committee also retains, determines the compensation of, evaluates and, when appropriate, replaces our independent registered public accounting firm and pre-approves audit and permitted non-audit services provided by our independent registered public accounting firm. The Audit & Risk Committee has adopted the “Policy Relating to Pre-Approval of Audit and Permitted Non-Audit Services” under which audit and non-audit services to be provided to us by our independent registered public accounting firm are pre-approved. This policy is summarized on page 32 of this proxy statement. The Committee determined that the fees paid to the independent registered public accounting firm in 2025, including in connection with non-audit services, were appropriate, necessary and cost-efficient in the management of our
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PROPOSAL 1 ELECTION OF DIRECTORS
business, and did not present a risk of compromising the auditor’s independence. The Audit & Risk Committee also has adopted and annually reviews compliance with the company’s “Hiring Policy for Former Employees of Independent Auditor Firm,” which further ensures that the independence of the independent registered public accounting firm is not impaired.
As required by law, the Audit & Risk Committee has approved procedures to handle complaints received regarding our accounting, internal controls or auditing matters. It is also required to ensure the confidentiality of employees who have provided information or expressed concern regarding questionable accounting or auditing practices. The Audit & Risk Committee also fulfills the oversight function of the Board with respect to risk management, as described under “Corporate Governance – Role of the Board of Directors in Risk Oversight.” The Committee may retain independent advisors at our expense that it considers necessary for the performance of its duties. The Audit & Risk Committee held eight meetings in 2025. The members of the Audit & Risk Committee are Mary Winston (Chairperson), Matt Carey and Scott Maw. Our Board of Directors has determined that all the Audit & Risk Committee members meet the enhanced independence standards required of audit committee members by SEC regulations and are financially literate as defined in the NYSE listing standards. The Board has further determined that each of Mr. Maw and Ms. Winston qualifies as an “Audit Committee Financial Expert” as defined in SEC regulations. In 2025, no member of the Audit & Risk Committee served on more than three audit or similar committees of publicly held companies, including Chipotle. A report of the Audit & Risk Committee is found under the heading “Audit & Risk Committee Report” on page 31.

Compensation, People and Culture Committee			100% INDEPENDENT
Patricia Fili-Krushel CHAIR	Laura Fuentes	Mauricio Gutierrez	7 MEETINGS HELD IN 2025

The Compensation, People and Culture Committee oversees our executive compensation policies and programs. In accordance with its charter, the Committee determines the compensation of our Chief Executive Officer based on an evaluation of his performance and approves the compensation of our other executive officers following an evaluation of their performance and recommendation by the Chief Executive Officer. The process the Committee follows in determining the compensation of our executive officers is described in more detail below under “Compensation Discussion and Analysis.”
The Compensation, People and Culture Committee charter also grants the Committee the authority to: review and make recommendations to the Board with respect to the establishment and terms of all new incentive compensation and equity-based plans; review and approve the terms of written employment agreements and post-service arrangements for executive officers; review our compensation programs generally to ensure they support the company’s overall business strategy and avoid undue risk; recommend compensation to be paid to our outside directors; review and advise the Board on executive compensation-related disclosures to be filed with the SEC and distributed to our shareholders; oversee our management of and response to human capital matters, including recruitment and retention of employees, pay equity and relative compensation and benefits offered to employees across the company; with the full Board, oversee the succession planning process relating to executive officer positions; oversee and make recommendations to the Board regarding amendments to and enforcement of our Executive Compensation Recovery Policy; assist the Board with its responsibilities for our compensation and benefits programs generally; and perform other administrative matters relating to our compensation programs and policies. The Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Committee, except where such delegation is not allowed by legal or regulatory requirements.
The Compensation, People and Culture Committee also administers our 2022 Stock Incentive Plan and makes awards under the plan, including as described below under “Compensation Discussion and Analysis – 2025 Compensation Program – Fiscal 2025 Annual LTI Awards.” The Committee annually delegates its authority under the plan to several executive officers to grant equity awards to non-executive officer level employees, within limitations specified by the Committee in its delegation of authority.
In 2025, the Compensation, People and Culture Committee retained a new independent executive compensation consulting firm, Meridian Compensation Partners, LLC (“Meridian”), to advise the Committee and provide a fresh perspective regarding compensation matters for, and the equity compensation awards made to, our executive officers during 2025. All of the fees paid to Meridian during 2025 were in connection with the firm’s work on executive and director compensation matters on behalf of the Committee; no fees were paid to the firm for any other work. Meridian was retained pursuant to an engagement letter with the Compensation, People and Culture Committee, and the Committee determined that the firm’s service to Chipotle did not and does not give rise to any conflict of interest and considers Meridian to have sufficient independence from our company and executive officers to allow it to offer objective advice.
The Compensation, People and Culture Committee held seven meetings in 2025. The members of the Compensation, People and Culture Committee are Pat Fili-Krushel (Chairperson), Laura Fuentes and Mauricio Gutierrez. A report of the Committee is found under the heading “Compensation Discussion and Analysis – Compensation, People and Culture Committee Report” on page 53.
Compensation Committee Interlocks and Insider Participation
There are no relationships between the members of the Committee and our executive officers of the type contemplated in the SEC’s rules requiring disclosure of “compensation committee interlocks.” None of the members of the Compensation, People and Culture Committee is our employee and no member has been an officer of our company at any time. The Board has determined that each member of the Committee qualifies as a “Non-Employee Director” under SEC Rule 16b-3, and that each member satisfies the standards of NYSE Rule 303A.02(a)(ii) regarding independence of compensation committee members. No member of the Committee nor any organization of which any member of the Committee is an officer or director received any payments from us during 2025, other than the payments disclosed under “Director Compensation” below.
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Nominating and Corporate Governance Committee			100% INDEPENDENT
Robin Hickenlooper CHAIR	Albert Baldocchi	Josh Weinstein	4 MEETINGS HELD IN 2025

The responsibilities of the Nominating and Corporate Governance Committee include reviewing, at least annually, the adequacy of our corporate governance principles and recommending to the Board any changes to such principles as deemed appropriate; recommending to the Board appropriate guidelines and criteria to determine the qualifications to serve and continue to serve as a director; overseeing our policies and programs relating to environmental matters, sustainability and social responsibility and the effectiveness of those policies and programs; and overseeing our government affairs initiatives and policies. The Nominating and Corporate Governance Committee identifies and reviews the qualifications of, and recommends to the Board, (i) individuals to be nominated by the Board for election to the Board at each annual meeting, (ii) individuals to be appointed to fill any vacancy on the Board which occurs for any reason (including increasing the size of the Board), (iii) appointments to committees of the Board, and (iv) the selection of a chair for each Board committee. The Committee, at least annually, reviews the size, composition and organization of the Board and its committees and recommends any policies, changes or other action it deems necessary or appropriate, including recommendations to the Board regarding retirement age, resignation or removal of a director, independence requirements, leadership structure of the Board, frequency of Board meetings and terms of directors. A number of these matters are covered in our Corporate Governance Guidelines, which the Committee reviews at least annually. The Committee also reviews any potential shareholder proposals, including director candidates nominated by our shareholders, if such proposals are within the time limits and meet other requirements established by our bylaws and makes recommendations to the Board regarding those proposals. The Committee oversees the annual evaluation of the performance of the Board and its committees, the effectiveness of our policies and programs relating to environmental, sustainability and social responsibility policies, goals and programs, our Government Affairs initiatives and policies and orientation and education programs for directors.
The Nominating and Corporate Governance Committee held four meetings in 2025. The members of the Committee are Robin Hickenlooper (Chairperson), Albert Baldocchi and Josh Weinstein.
Director Compensation
The Compensation, People and Culture Committee of the Board reviews and makes recommendations to the full Board on compensation provided to non-employee directors at least biennially, as required by its charter. Directors who are employees of Chipotle do not receive compensation for their services as directors. We also reimburse directors for expenses incurred in connection with their service as directors, including travel expenses for meetings. The table below describes the compensation program for our non-employee directors, as amended in August 2025.

Non-Employee Director Compensation	Cash Retainer(1)	Stock Awards(2)
Annual Director Retainer
All Directors	$110,000	$215,000
Chairman of the Board, if applicable	$200,000
Lead Independent Director, if applicable	$50,000
Committee Chair Retainers:
Audit & Risk	$42,500
Compensation, People & Culture	$37,500
Nominating and Corporate Governance	$30,000
Committee Member Retainers (Excluding Committee Chair):
Audit & Risk	$15,000
Compensation, People & Culture	$15,000
Nominating and Corporate Governance	$10,000

*	The lead independent director annual retainer is only applicable if the Chairman of the Board is not independent.
(1)
All cash retainers are paid in arrears, on a pro-rata basis, at the end of May and November. Directors also would be paid an additional $2,000 fee for each formal Committee meeting in excess of eight formal meetings in which the director participates as a Committee member. Directors may elect to receive fully vested, unrestricted shares of our common stock in lieu of some or all of the cash compensation they are entitled to receive.

(2)
On the date of our annual meeting of shareholders each year, each non-employee director receives an award of fully vested, unrestricted shares of our common stock. The number of shares subject to the award is calculated as $215,000 divided by the closing price of our common stock on the grant date. Prior to the end of the calendar year immediately preceding the year of grant, directors are given the opportunity to elect to defer the receipt of such shares.

Under our stock ownership requirements for our directors, each non-employee director is required to own Chipotle common stock with a market value of five times the annual cash retainer within five years of the director’s election to the Board. All non-employee directors met this requirement as of December 31, 2025 except Laura Fuentes, who was elected to the Board in September 2023, and Josh Weinstein, who was elected to the Board in November 2025. Ms. Fuentes and Mr. Weinstein have until 2028 and 2030, respectively, to satisfy these requirements.
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PROPOSAL 1 ELECTION OF DIRECTORS
The compensation we paid to each non-employee director who served on the Board in 2025 is set forth below.
2025 Director Compensation

Director	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total
Albert Baldocchi	$120,000	$215,032	$335,032
Matthew Carey	$125,000	$215,032	$340,032
Gregg Engles(3)	$60,000	$0	$60,000
Patricia Fili-Krushel	$162,500	$215,032	$377,532
Laura Fuentes	$125,000	$215,032	$340,032
Mauricio Gutierrez	$125,000	$215,032	$340,031
Robin Hickenlooper	$155,000	$215,032	$370,032
Scott Maw	$340,000	$215,032	$555,032
Josh Weinstein(4)	$1,974	$116,656	$118,630
Mary Winston	$152,500	$215,032	$367,532

(1)	Reflects cash compensation paid to each director in 2025 for service on the Board, a Committee of the Board and as Chairman.
(2)
Reflects the grant date fair value under FASB Topic 718 of the stock awards granted for the equity portion of each non-employee director’s annual retainer, which is made on or about the date of the annual meeting of shareholders. On June 11, 2025, a total 4,152 shares of common stock were granted to each non-employee director who was re-elected to the Board, which shares were valued at $51.79 per share, the closing price of Chipotle common stock on the grant date. The grant covered the one-year service period from the 2025 annual meeting to the 2026 annual meeting and were fully vested and unrestricted on the grant date. Directors may choose to defer receipt of the shares to a future date. In 2025, none of the directors chose to defer. On December 1, 2025, a total of 3,407 shares of common stock were granted to Josh Weinstein in connection with his election to the Board, which shares were valued at $34.24 per share, the closing price of Chipotle common stock on the grant date.

(3)	Mr. Engles did not stand for re-election at the June 2025 annual meeting so he received pro-rated compensation for his service prior to June 2025.
(4)	Mr. Weinstein’s compensation was prorated based on his election to the Board in November 2025.
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CORPORATE GOVERNANCE
Our Board of Directors has adopted policies to support our values and provide for good corporate governance, including our Corporate Governance Guidelines, which set forth our principles of corporate governance; our Board committee charters; and the Chipotle Mexican Grill, Inc. Code of Ethics, which applies to all Chipotle directors, executive officers and employees. Our Corporate Governance Guidelines and our Code of Ethics are available on the Investors page of our corporate website at ir.chipotle.com under Corporate Governance.
If we make any substantive amendment to, or grant a waiver from, a provision of our Codes of Ethics that applies to our executive officers, we intend to satisfy the applicable SEC disclosure requirement by promptly disclosing the nature of the amendment or waiver on the Investors page of our corporate website at ir.chipotle.com under Corporate Governance.
Board Leadership Structure
Our current Board leadership structure consists of an independent Chairman of the Board, a position held by Scott Maw; Board committees led by independent directors; executive sessions of the directors at each regular Board meeting; and active oversight by all directors. Chipotle’s Corporate Governance Guidelines do not mandate whether the offices of Chairman of the Board and Chief Executive Officer should be separate or combined because the Board believes that the optimal leadership structure may vary based on the unique circumstances and challenges confronting the Board and company at any given time. Rather than taking a “one-size-fits-all” approach to Board leadership, the Guidelines give the Board flexibility to determine the most appropriate leadership structure to address the company’s needs in light of the dynamic environment in which we operate as part of the Board’s regular assessment of the company’s leadership.
At least annually, our directors review the Board’s leadership structure to determine the best leadership structure for the company at that time. When the company’s former Chairman and Chief Executive Officer stepped down in August 2024, the Board evaluated the circumstances and decided that appointing an independent Chairman would be in the best interests of the company. As a result, the Board separated the offices of Chairman of the Board and Chief Executive Officer and appointed Scott Maw, who previously served as Lead Independent Director, to serve as Chairman.
Board Performance and Self-Evaluation Process
In consultation with the Chairman, the Chair of the Nominating and Corporate Governance Committee oversees annual Board and committee self-evaluations. The directors’ self-evaluation process includes a written questionnaire soliciting input on topics such as the overall effectiveness of the Board and its committees in performing their oversight responsibilities, the composition of the Board and each committee, the quality, rigor and effectiveness of meetings, the qualifications and effectiveness of incumbent directors, and whether the Board and each committee possess members with the right skills and experience to fulfill their responsibilities. The questionnaire is supplemented by candid, one-on-one discussions between the Committee Chair and independent directors on similar topics. Responses and observations from this process are discussed by the full Board and form the basis for process changes and setting future agendas. The Nominating and Corporate Governance Committee believes that our current self-evaluation process is designed to generate candid and real-time feedback on the efficacy of the Board and its relationship with management and considers annually whether changes in the process would be advisable. Based on the responses to the 2025 self-evaluations, the directors decided to make some adjustments to the schedule of topics reviewed at Board and Committee meetings and the processes for communications between Board meetings and make other procedural changes.
How to Contact the Board of Directors
Any shareholder or other interested party may contact the Board of Directors, including the Chairman or the non-employee directors as a group, or any individual director or directors, by writing to the intended recipient in care of Chipotle Mexican Grill, Inc., 610 Newport Center Dr., Suite 1100, Newport Beach, CA 92660, Attention: Corporate Secretary. Any communication to report potential issues regarding accounting, internal controls and other auditing matters will be directed to the Audit & Risk Committee. Our Corporate Secretary, Chief Legal and Human Resources Officer, or their designees, will review and sort communications before forwarding them to the addressee. Communications that do not, in the opinion of the Corporate Secretary, our general counsel or their designees, deal with the functions of the Board or a Committee or do not otherwise warrant the attention of the addressees, may not be forwarded.
Executive Sessions
Executive sessions are scheduled at the end of each regular, quarterly meeting of each standing Committee of the Board, with only the Committee members or the Committee members and their advisors present, to discuss any topics the Committee members deem necessary or appropriate.
Our independent directors met in executive session without management present at the end of each regularly scheduled Board meeting during 2025 and the Chairman of the Board chaired these non-employee executive sessions. The Board expects to continue to conduct executive sessions of the independent directors at each regularly scheduled Board meeting during 2026, and independent directors may schedule additional sessions at their discretion.
Director Nomination Process
The Nominating and Corporate Governance Committee is responsible for establishing criteria for nominees to serve on our Board, screening candidates, and recommending for approval by the full Board candidates for vacant Board positions and for election at each annual meeting of shareholders. The Committee’s policies and procedures for consideration of Board candidates are described below. All ten nominees for election as a director at this year’s annual meeting are incumbent members of the Board. Each nominee was recommended to the Board for re-election by the Nominating and Corporate Governance Committee.
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CORPORATE GOVERNANCE
The Committee considers candidates suggested by the directors, senior management and shareholders. The Committee also is authorized to retain, at the company’s expense, search firms, consultants and any other advisors it may deem appropriate to identify and screen potential candidates. The Committee may retain a search firm to evaluate and perform background reviews on director candidates, including those recommended by shareholders. Any advisors retained by the Committee report directly to the Committee.
Minimum Candidate Qualifications and Considerations
The Nominating and Corporate Governance Committee seeks to identify candidates of high integrity who have a strong record of accomplishment and who display the independence of mind and strength of character necessary to make an effective contribution to the Board and to represent the interests of all shareholders. Candidates are selected for their ability to exercise good judgment and to provide practical insights and independent perspectives. In addition to considering the Board’s and Chipotle’s needs at the time a particular candidate is being considered, the Committee considers candidates in light of the entirety of their credentials, including each candidate’s:
•	integrity and business ethics;
•	strength of character and judgment;
•	ability and willingness to devote sufficient time to Board duties;
•	potential contribution to the variety of perspectives and culture of the Board;
•	business and professional achievements and experience and industry background, particularly in light of our principal business and strategies, and alignment with our vision and values;
•	independence from management, including under requirements of applicable law and listing standards, and any potential conflicts of interest arising from their other business activities; and
•	experience on public company boards and knowledge of corporate governance practices.
Consideration of Shareholder-Recommended Candidates and Procedure for Shareholder Nominations
Shareholders wishing to recommend candidates to be considered by the Nominating and Corporate Governance Committee must submit to our Corporate Secretary the following information: a recommendation identifying the candidate, including the candidate’s contact information; a detailed resume of the candidate and an autobiographical statement explaining the candidate’s interest in serving on our Board; and a statement of whether the candidate meets applicable law and listing requirements pertaining to director independence. Candidates recommended by shareholders for consideration will be evaluated in the same manner as any other candidates, as described below under “– Candidate Evaluation Process,” and in view of the qualifications and factors identified above under “– Minimum Candidate Qualifications and Considerations.”
Under our bylaws, shareholders also may nominate candidates for election as a director at our annual meeting. To nominate a candidate, a shareholder must comply with the provisions of our bylaws regarding shareholder nomination of directors, including the deadlines described under “Shareholder Proposals and Nominations for 2027 Annual Meeting – Bylaw Requirements for Shareholder Submission of Nominations and Proposals” on page 68. Our bylaws also permit qualified shareholders or groups of shareholders to include nominations for election as a director in our proxy materials by complying with the proxy access provisions in our bylaws. These provisions are described under “Shareholder Proposals and Nominations for 2027 Annual Meeting – Inclusion of Director Nominations in Our Proxy Statement and Proxy Card under Our Proxy Access Bylaws” on page 67.
Candidate Evaluation Process
The Nominating and Corporate Governance Committee initially evaluates candidates in view of the qualifications and factors identified above under “ – Minimum Candidate Qualifications and Considerations” and “Election of Directors – Board Composition and Refreshment,” and may consult with the Chairman, other directors, senior management or outside advisors regarding a particular candidate. The Committee also considers the results of recent Board and Committee self-evaluations and the current size and composition of the Board, including expected retirements and other anticipated vacancies. During this evaluation process, some candidates may be eliminated from further consideration because of conflicts of interest, time commitments, unavailability to attend Board or Committee meetings or other reasons. Following the initial evaluation, the Committee would arrange for interviews of candidates deemed appropriate for further consideration. To the extent feasible, candidates are interviewed by the Chairman and the members of the Nominating and Corporate Governance Committee, and potentially other directors. The results of these interviews would be considered by the Committee in its decision to recommend a candidate to the Board. Those candidates approved by the Board as nominees are named in the proxy statement for election by the shareholders at the annual meeting (or, if between annual meetings, may be elected by the Board to fill vacancies, including vacancies resulting from an increase in the number of directors).
Shareholder Engagement
We engage with our shareholders in a variety of ways throughout the year, with the participants and topics dependent on the shareholders engaged. The table below generally summarizes our engagement process. Our Investor Relations team, often with our CEO and/or Chief Financial Officer, regularly meets with investors, prospective investors and investment analysts. Members of management and, upon request, members of our Board also regularly engage with our shareholders to provide updates and solicit their views and input on our executive compensation program, sustainability initiatives, corporate governance matters, human capital management and other topics of interest to them. We report the shareholders’ feedback and input to our Board and the applicable Committees, which take them into account as we review and update our compensation, corporate governance and sustainability practices and policies.
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Timing/Frequency	Chipotle Participants	Discussion Topics
Off-Proxy Season Engagement

Each fall during the proxy off-season, we initiate discussions with our largest shareholders. We also reach out to them again after the proxy statement is filed, and we are open to discussions throughout the year, as requested by shareholders.

Any or all of:
•
Representatives from our Investor Relations, Corporate Secretary, Legal, Corporate Governance and Compensation and Sustainability functions
•
Chairman of the Board or the Chair of our Compensation, People and Culture or Nominating & Corporate Governance Committees may participate

•
Results of shareholder votes at the last annual meeting, shareholder feedback on the vote and how shareholders believe the company should respond
•
Executive compensation, including award design and performance metrics
•
Sustainability, environmental matters and human capital management, including succession planning
•
Incentive and equity plan parameters
•
Board composition and refreshment, nomination and election procedures and related matters
•
Corporate governance

Before Annual Meeting
After the proxy statement has been filed
Any or all of:
•
Representatives from our Investor Relations, Corporate Secretary, Legal, Corporate Governance and Compensation and Sustainability functions
•
Chairman of the Board or the Chair of our Compensation or Nominating & Corporate Governance Committees may participate

•
Shareholder proposals submitted for the proxy and the Board’s rationale for its vote recommendations
•
Changes made to our executive compensation program during the past year
•
Recent developments in sustainability, environmental and human capital management
•
Disclosures in our proxy statement

Investor Meetings and Conferences
Throughout the year (meetings with investors at company or investor offices, and at analyst-sponsored conferences)	• Senior Management and Investor Relations	• Company strategy and business updates • Financial results and outlook
Investor Calls - Quarterly Earnings
Quarterly and special calls from time to time	• Senior Management and Investor Relations	• Company strategy and business updates • Financial results and outlook

Our senior executives and directors actively engage with shareholders to seek their input on emerging issues and to address shareholder questions and concerns. As in prior years, in the fall of 2025 we proactively reached out to holders of a significant portion of our outstanding shares as part of our regular proxy off-season engagement and to discuss the vote results from the 2025 annual meeting, including our 2025 say on pay vote. In 2025 we contacted 21 shareholders that collectively held 46.5% of our shares. Although many shareholders did not respond to our engagement request or declined to engage, we were able to speak with shareholders representing 38% of our outstanding common stock. See “2025 Advisory “Say on Pay” Vote on Executive Compensation and Shareholder Outreach” under “Compensation Discussion and Analysis” for a summary of those discussions.
We also reached out to all shareholders that submitted proposals for consideration at the 2026 annual meeting to discuss their proposals and our existing policies and practices. Based on those discussions, the shareholder proponents agreed to withdraw their proposals for the 2026 annual meeting.
Response to 2025 Advisory “Say on Pay” Vote on Executive Compensation
Every year we provide our shareholders with the opportunity to cast an advisory vote to approve the compensation of our named executive officers. At our 2025 annual meeting, our say on pay proposal received support from 55% of votes cast, in sharp contrast to the 94%+ support we received in each of the prior three years. As in prior years, in the fall of 2025 we proactively contacted holders of a significant portion of our outstanding shares, which in 2025 included 21 shareholders that collectively held 46.5% of our shares, to engage on a variety of topics. This year, shareholders representing 38% of our outstanding shares accepted our invitation to engage. The Chairman of our Board of Directors and/or the Chair or a member of our Compensation, People and Culture Committee participated in all but one meeting, together with executive officers and other senior members of our Human Resources, Legal, Corporate Secretary, Sustainability and Investor Relations teams. The primary topic of discussion was the 2025 say on pay vote and we also discussed our executive compensation program and the one-time retention awards granted in August 2024,
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CORPORATE GOVERNANCE
Board composition and refreshment, talent management and succession planning, environmental and sustainability matters and corporate governance matters. In evaluating our executive compensation program for 2025, the Compensation, People and Culture Committee and the full Board considered the results of the 2025 say on pay vote as well as common themes that emerged from our shareholder engagement meetings. In response, the Committee is aligned with our shareholders that one-time awards should be used infrequently and only in extraordinary circumstances to achieve business objectives. Based on the input received from our discussions, the Committee will limit the use of one-time awards to extraordinary circumstances and disclose clear rationale for any such award. The Committee did not grant any one-time equity awards to our executive leadership team in 2025. See “Compensation Discussion and Analysis – 2025 Advisory “Say on Pay” Vote on Executive Compensation and Shareholder Outreach.”
Response to 2025 Shareholder Proposal
We strive to be responsive to input and feedback of our shareholders and other stakeholders as demonstrated by our active engagement and annual meeting processes. At our 2025 annual meeting, shareholders voted on one shareholder proposal requesting the company to amend its bylaws to require the Board Chair to be independent. The proposal received support from only 18% of votes cast. Our Board considered the vote results as well as our shareholder engagement discussions and determined that no changes to our Bylaws or Board leadership structure were needed.
Policies and Procedures for Review of Transactions with Related Persons
We recognize that transactions in which our executive officers, directors or principal shareholders, or family members or other associates of our executive officers, directors or principal shareholders, have an interest may raise questions as to whether those transactions are consistent with the best interests of Chipotle and our shareholders. Accordingly, our Board has adopted written policies and procedures requiring the Audit & Risk Committee to approve in advance, with limited exceptions, any transactions in which any person or entity in the categories named above has any material interest, whether direct or indirect, unless the value of all such transactions in which a related person has an interest during a year total less than $120,000. We refer to such transactions as “related person transactions.” Current related person transactions to which we are a party are described on page 67.
A related person transaction will only be approved by the Audit & Risk Committee if the Committee determines that the related person transaction is beneficial to Chipotle and the terms of the related person transaction are fair to us. No member of the Audit & Risk Committee may participate in the review, consideration or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person.
Role of the Board of Directors in Risk Oversight
While our executive officers and various other members of management are responsible for the day-to-day management of risk, the Board of Directors and its standing Committees oversee the significant risks facing our company. Responsibility for overseeing risks related to the following topical areas has been allocated to the Board and its Committees:

Areas of Risk Oversight
Board of Directors	•	Our strategic plans, financial and operating performance and shareholder returns
	•	Review and assess the effectiveness of our enterprise risk assessment and mitigation of critical risks, including food safety and cybersecurity
	•	Regular review and analysis with management of most significant business risks as identified by the Board, the Audit & Risk Committee, and/or management
	•	Macroeconomic trends that could materially impact the company’s operations, strategies or financial results
	•	Succession planning for our CEO and other executive officers and development of our senior management

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Areas of Risk Oversight
Audit & Risk Committee	•	Accounting practices and policies, financial statements and reporting and disclosure controls and procedures and internal controls
	•	Internal controls and the performance of the internal audit function
	•	Performance of our independent registered public accounting firm and the lead audit partner
	•	Risk assessment and mitigation related to cybersecurity, IT security, data privacy, use of AI, data protection and other technology risks
•
Ethics and Compliance program, including the confidential whistleblower hotline and procedures for the receipt, retention and treatment of complaints, and the company’s risk management framework and the process for identifying, assessing and mitigating key risks

•
Compliance with legal and regulatory requirements and the company’s response to actual and alleged violations, including claims of harassment, discrimination or other violations of applicable employment laws

	•	Company’s risk assessment and risk management processes and compliance with and training on the Code of Ethics
	•	Transactions with related persons and compliance with our Policy and Procedures with respect to Related Person Transactions
Compensation, People and Culture Committee	•	Compensation and evaluation of our CEO and other executive officers, including employment agreements and post-service arrangements and perquisites
	•	Evaluation of risks relating to our compensation programs
	•	Human capital management, including recruitment and retention of employees, pay equity and relative compensation and benefits offered to employees across the company
	•	Our compensation and benefits programs generally, including retirement, health and welfare plans and equity compensation plans
	•	Maintenance of and compliance with our Stock Ownership Policy and our Executive Officer Recovery Policy
	•	Our director compensation program
Nominating and Corporate Governance Committee	•	Corporate governance policies and processes and compliance with key corporate governance documents, including our Corporate Governance Guidelines and Committee charters
	•	Policies and programs relating to environmental, sustainability and corporate responsibility policies, goals and programs
	•	Government Relations initiatives and policies
	•	Policies and programs relating to social responsibility, corporate citizenship and public policy issues significant to the company
	•	Annual process of evaluating the performance of the Board and each Committee
	•	Board refreshment and the identification, evaluation and selection of potential director candidates
	•	Board leadership structure
	•	Emerging corporate governance issues and practices

With respect to the Board’s role in risk oversight, our Chairman and the Chair of the Audit & Risk Committee lead the Board in overseeing the identification, assessment, and management of the company’s exposure to various risks. The Audit & Risk Committee assists the Board in overseeing the company’s enterprise risk management program and actions taken by management to identify, manage and mitigate risk exposures. Our directors receive regular reports on the most significant risks facing our business and are promptly informed regarding developments in our risk profile. For example, our Board receives quarterly reports from our food safety and quality assurance teams, which establish and monitor our quality and food safety programs and work closely with suppliers to ensure our high standards are met throughout the supply chain. Our Board also has access to our Food Safety Advisory Council, which is an advisory board of independent, highly respected experts in the food industry that meets quarterly to discuss and review our company-wide food safety program and any food safety related issues. We also provide our Board with a cybersecurity program dashboard each quarter, and the Nominating and Corporate Governance Committee biannually receives a report on the company’s policies and programs relating to environmental, sustainability and corporate responsibility.
In addition, our Audit & Risk Committee receives quarterly reports from our Chief Information Security Officer and President, Chief Strategy and Technology Officer about the company’s cybersecurity, privacy and data security programs, the status of projects to strengthen internal cybersecurity, results from third-party assessments, and any significant cybersecurity incidents, including recent incidents at other companies and the emerging threat landscape, and our Board of Directors receives an annual report and quarterly written updates regarding our cybersecurity
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CORPORATE GOVERNANCE
program. Like most organizations, we are susceptible to information security breaches and cybersecurity-related incidents, and we are committed to protecting and consistently enhancing the security of our systems, networks and general technology environment. We have established a cybersecurity program, which includes appropriate security risk assessments, security monitoring, incident response policies, operating standards, global regulatory compliance and employee training. We continue to invest in enhancing our preventive and defensive capabilities in alignment with globally recognized information security standards, maintaining appropriate information security risk insurance policies, and implementing other measures to mitigate or minimize the impacts from potential threats. Additionally, independent external audits are conducted, including penetration testing and overall review of program maturity based on the Cybersecurity Framework established by the National Institute of Standards and Technology (“NIST”).
Role of the Board of Directors in Succession Planning and Leadership Development
Our Board believes that leadership development and human capital management are critical to Chipotle’s continued growth and success. We believe in investing and supporting our people because they are our most important asset and give us a competitive advantage in our business.
One of the primary responsibilities of the Board is planning for the succession of the Chief Executive Officer and overseeing the planning for succession of the other executive officers. The Board believes that succession planning should be an ongoing process, with the goal of providing sufficient lead time before an expected transition while also being prepared for and responsive to unexpected developments. The Board annually reviews our Chief Executive Officer succession plans and, together with the Compensation, People and Culture Committee and our Chief Legal and Human Resources Officer, periodically reviews the succession planning process for other executive officer positions. To facilitate the process, our Chief Executive Officer annually provides the Board with an assessment of our executive officers and other high-potential executives, their potential to succeed to the position of Chief Executive Officer and development areas and opportunities for each. In addition, the Board and Committees regularly receive presentations from high-potential executives and have opportunities to meet with these executives in small group settings.
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Sustainability and Corporate Responsibility
Chipotle’s sustainability strategy is centered on three key pillars: Food & Animals, People and the Environment. We publish our goals and our progress across each of these areas in our Sustainability Report, available at chipotle.com/sustainability. The Nominating and Corporate Governance Committee is responsible for overseeing Chipotle’s policies and programs relating to environmental, sustainability and social responsibility and the effectiveness of those policies and programs. We report to the Committee at least twice a year on our sustainability initiatives and progress towards achieving our sustainability goals. We publish a comprehensive report every other year aligned with the Global Reporting Initiative (GRI), Sustainability Accounting Standards Board (SASB), and Task Force on Climate-Related Financial Disclosures (TCFD) frameworks and our 2025 Sustainability Report serves as an interim update highlighting progress and key achievements during the year.
Food & Animals
Food & Animals are at the core of our business, and we believe that how we grow our food is how we grow our future. Chipotle is committed to sourcing high quality ingredients that are grown, raised and harvested with respect for people, animals and the land. We strive to uphold and celebrate integrity in every aspect of our business, including how workers are valued, the approach farmers use to grow crops, helping ensure humane animal treatment and minimizing the environmental impact of our operations.
We focus significant efforts on advancing our Food with Integrity principles, such as requiring responsibly raised meats, No Antibiotics Ever in our chicken, supplier transparency and traceability, high food safety requirements, and seeking organic and local ingredients. In 2025, Chipotle purchased over 50 million pounds of local ingredients, which is a 3.0 million pound increase over 2024.
We are taking action to help reinvigorate the farming industry for future generations and support food access. Our partnership with Tractor Beverage Co. helps support the agricultural industry in the United States, with 5.0% of Chipotle’s profits from its sale of these beverages directed to causes supporting farmers. We achieved our goal to contribute $5.0 million by the end of 2025 to support the future of farming and these funds have supported scholarship grants to academic institutions, helping educate and empower the next generation of farmers and advancing sustainable agriculture projects. The funding has also provided direct support to farmers through initiatives that provide guidance on regenerative farming practices, promote efficient irrigation, and advance other agricultural approaches designed to protect natural resources and strengthen long-term agricultural resilience.
People
We believe that our people and culture give us a competitive advantage in our business, and we strive to develop employees and provide continuing opportunities for them to grow their leadership skills. In 2025, we made approximately 23,000 internal promotions. Additionally, nearly 90% of our restaurant leadership roles were filled through internal promotions, including 100% of U.S. Regional Vice President roles, 83% of Field Leader positions and 85% of General Managers. We provide a range of learning opportunities designed to build skills, foster leadership and maintain a strong talent pipeline, which enables us to consistently promote from within and develop the next generation of leaders.
Meeting the needs of our people is at the heart of our employee experience. To achieve this, we provide a wide range of meaningful benefits focused on financial, educational, physical and emotional health. In addition to a broad range of medical, dental and vision benefits, our “Cultivate Me” benefits program for United States-based employees help employees save for their future by matching their 401(k) retirement savings contributions, promote financial wellness by providing access to financial education platforms and credit building tools, support continuing education with our debt-free degrees, and provide resources focused on emotional well-being. In 2025, we strengthened how we gather employee feedback across our Restaurant Support Centers (RSCs) and field operations by conducting an engagement survey. Survey results indicated strong engagement, with 91% of RSC employees and 86% of field employees reporting overall favorable engagement.
We are also dedicated to supporting people in the communities we serve. Through our Round Up for Real Change program, restaurant guests are offered the opportunity to round up their bill to the next highest dollar amount in the Chipotle app and on chipotle.com. In 2025, approximately $2.9 million was raised through this feature for community organizations.
Environment
Environmental sustainability is a key driving force in our mission to Cultivate a Better World. We acknowledge the responsibility for all businesses, including our own, to take actions to address climate change and reduce our environmental impact. Chipotle has set a target to reduce our absolute Scope 1 and Scope 2 greenhouse gas emissions 50% by 2030 from a 2019 base year. We also have a target to reduce our absolute Scope 3 greenhouse gas emissions 50% within the same timeframe. These targets were approved by Science Based Targets initiative (“SBTi”) as being in alignment with scientific recommendations of emission reductions required to keep global warming from exceeding 1.5°C.
In 2025, we reduced Scope 1 and 2 emissions by 17% compared to 2019, despite significant expansion of our restaurant portfolio. To help decouple emissions from growth, we focus on improving energy efficiency, lowering emissions intensity per restaurant, and expanding renewable energy solutions. In 2025, we installed our high-efficiency equipment package (HEEP) in more than 350 restaurants, including over 90 newly opened restaurants. The package includes lower-carbon equipment, such as an electric dual-sided plancha and a higher-efficiency rice cooker, which increases capacity, reduces cook time and decreases fossil fuel reliance. Through renewable energy credits, cleaner grid energy and operational efficiencies, we continue to improve emissions intensity per restaurant compared to 2019 levels.
Scope 3 emissions represent the majority of our carbon footprint, and we remain focused on advancing decarbonization across our value chain. We are collaborating with suppliers to implement initiatives that enhance soil carbon, improve manure management, optimize feed production and reduce enteric methane emissions. These efforts are designed to drive measurable environmental progress while supporting producer livelihoods through practical, science-based solutions.
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Sustainability and Corporate Responsibility
Beyond climate, we advanced progress across nature, water stewardship, waste reduction and materials management. We identified biodiversity hotspots associated with key ingredients and set a goal to support 50,000 acres of land through agricultural practices that promote soil health and reduce water stress by 2030. In 2025, we continued advancing water stewardship initiatives in priority regions and supported nearly 5,000 acres of farmland through regenerative agriculture, conservation and restoration efforts. We also committed to sourcing 30% of U.S. rice from farms using efficient irrigation systems by 2030.
To reduce waste, we donated more than 418,000 pounds of food through our Harvest Program. We improved diversion intensity and established new 2030 goals to increase diversion intensity and maintain recycling programs at 90% of restaurants annually.
Through continued innovation and partnership, we remain committed to reducing our environmental impact while supporting long-term sustainable growth. We look forward to sharing our strategies and progress annually on our website at chipotle.com/sustainability.
Culture and Inclusion
We are committed to cultivating a high performing and engaged workforce through a comprehensive strategy that prioritizes attracting, developing, and retaining exceptional talent at every level of the organization and supports a culture in which all employees feel welcome, valued, and empowered to achieve their individual potential. In 2025, we strengthened our employee experience efforts with continuous listening programs, upskilled inclusive leadership, and a more robust “open-to-all” employee resource group (“ERG”) program. We offer more than 50 ERG events per year that allow the groups to engage on topics they value. We have also strengthened each phase of the employee lifecycle with improved and more standardized routines, processes, and tools to create a more consistent and engaging employee experience for all. Our most recent EEO1 consolidated report is posted on the Investors page of our corporate website at ir.chipotle.com under Corporate Governance — Human Capital Information, and additional details about our employee population is included in our biennial Sustainability Report and interim Update Report on our website chipotle.com/sustainability.
Insider Trading Policy and Our Prohibition on Hedging and Pledging
Chipotle maintains an Insider Trading Policy that applies to members of our Board of Directors, our executive officers and other employees. Our Policy governs the purchase, sale, gift and other dispositions of our securities and is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the listing standards of the NYSE. Our Insider Trading Policy also prohibits covered individuals from engaging in transactions designed to offset decreases in the market value of Chipotle securities, including publicly traded options, prepaid variable forward sale contracts, equity swaps, collars and exchange funds, and from holding Chipotle securities in a margin account or pledging Chipotle securities as collateral for a loan. Our Insider Trading Policy is incorporated by reference to Exhibit 19.1 to our Annual Report on Form 10-K for the year ended December 31, 2025.
28 | 2026 Proxy Statement

PROPOSAL 2
APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT
As required by Section 14A of the Exchange Act, we are asking shareholders to cast an advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement. This proposal, commonly known as a “say on pay” proposal, gives shareholders the opportunity to endorse or not endorse our compensation programs and policies applicable to, and the compensation paid to, our named executive officers. In accordance with the results of the last advisory vote to approve the frequency of the “say on pay” vote, which occurred at our 2023 annual meeting, we will hold “say on pay” votes at each year’s annual meeting.
Executive Compensation Disclosures
Detailed discussion and analysis of our executive compensation programs begins on page 36. See, in particular, the disclosures under “Compensation Discussion and Analysis – 2025 Advisory “Say on Pay” Vote on Executive Compensation and Shareholder Outreach” for a concise description of our shareholder outreach relating to the compensation of our named executive officers, compensation decisions the Compensation, People and Culture Committee made for 2025, and measures we’ve taken to align our named executive officer compensation with company performance and the creation of shareholder value.
Say on Pay Resolution
The Compensation, People and Culture Committee believes that our executive compensation programs, including the programs applicable to our named executive officers, emphasize performance-oriented components that encourage and reward strong operating and financial performance and stock price gains, and that align the interests of our officer team with those of our shareholders. Accordingly, our Board asks that you vote in favor of the following shareholder resolution:
“RESOLVED, that the compensation of the named executive officers of Chipotle Mexican Grill, Inc. as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis section, compensation tables and related material in the company’s proxy statement, are hereby approved.”
The “say on pay” vote is advisory and therefore will not be binding on the Compensation, People and Culture Committee, the Board of Directors, or Chipotle. However, the Committee and Board will review the voting results and take them into consideration when making future decisions regarding executive compensation for our named executive officers. The Committee sought feedback from shareholders on the 2025 “say on pay” vote and considered changes to our executive compensation program in response. See “Compensation Discussion and Analysis – 2025 Advisory “Say on Pay” Vote on Executive Compensation and Shareholder Outreach.”

The Board of Directors recommends a vote FOR the say on pay proposal.

2026 Proxy Statement | 29

PROPOSAL 3
RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit & Risk Committee, which is responsible for the appointment, compensation and oversight of our independent registered public accounting firm, has engaged Ernst & Young LLP (“Ernst & Young”) as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2026 and to perform other permissible, pre-approved services. As a matter of good corporate governance, we are requesting that shareholders ratify the Committee’s appointment of Ernst & Young as our independent registered public accounting firm. If shareholders do not ratify the appointment of Ernst & Young, the Committee will reevaluate the appointment. Even if the selection is ratified, the Committee in its discretion may select a different independent registered public accounting firm at any time during fiscal 2026 if it determines that such a change would be in the best interests of Chipotle and our shareholders.
The Audit & Risk Committee annually evaluates the performance of our independent registered public accounting firm, including the senior audit engagement team, and determines whether to reengage our current independent registered public accounting firm or consider other audit firms. Factors considered by the Committee in deciding whether to retain include:
•
Ernst & Young’s capabilities considering the scope and complexity of our business, and the resulting demands placed on Ernst & Young in terms of technical expertise and knowledge of our industry and business;

•	the quality and candor of Ernst & Young’s communications with the Committee and management;
•	Ernst & Young’s independence;
•
the quality and efficiency of the services provided by Ernst & Young, including input from management on Ernst & Young’s performance and how effectively Ernst & Young demonstrated its independent judgment, objectivity and professional skepticism;

•	external data on audit quality and performance, including recent Public Company Accounting Oversight Board (“PCAOB”) reports on Ernst & Young and its peer firms; and
•
the appropriateness of Ernst & Young’s fees, tenure as our independent registered public accounting firm, including the benefits of a longer tenure, and the controls and processes in place that help ensure Ernst & Young’s continued independence.

Based on this evaluation, the Audit & Risk Committee and the Board believe that retaining Ernst & Young to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2026, is in the best interests of Chipotle and our shareholders.
The Audit & Risk Committee also oversees the process for, and ultimately approves, the selection of our independent registered public accounting firm’s lead engagement partner at the end of each five-year mandatory rotation period. Our current lead engagement partner was appointed beginning with the 2022 audit. In selecting the lead engagement partner, Ernst & Young identified candidates for consideration and the candidates were interviewed by members of our management. After considering the candidates recommended by Ernst & Young, management made a recommendation to the Committee regarding the lead engagement partner. The Committee discussed the qualifications of the proposed lead engagement partner with the current lead engagement partner and then, individually and as a group, interviewed the leading candidate and approved the appointment of the lead engagement partner as a Committee.
The Audit & Risk Committee has adopted a policy that sets out procedures that the company must follow when retaining the independent registered public accounting firm to perform audit, review and attest engagements and any engagements for permitted non-audit services. This policy is summarized below under “ – Policy for Pre-Approval of Audit and Permitted Non-Audit Services” and is reviewed by the Committee periodically, but no less frequently than annually, for purposes of assuring continuing compliance with applicable law. All services performed by Ernst & Young for the years ended December 31, 2025 and 2024 were pre-approved by the Audit & Risk Committee in accordance with this policy, following a determination by the Committee that the fees to be paid to Ernst & Young in each year, including in connection with non-audit services, were appropriate, necessary and cost-efficient in the management of our business, and did not present a risk of compromising the independence of Ernst & Young as our independent registered public accounting firm. Representatives of Ernst & Young are expected to attend the virtual annual meeting and will have an opportunity to make a statement if they desire to do so, and to be available to respond to appropriate questions.
30 | 2026 Proxy Statement

PROPOSAL 3 RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES
The aggregate fees and related reimbursable expenses for professional services provided by Ernst & Young for the years ended December 31, 2025 and 2024 were:

Fees for Services	2025	2024
Audit Fees(1)	$2,040,800	$1,846,580
Audit-Related Fees	—	—
Tax Fees(2)
Tax Compliance Services	$983,531	$696,850
Tax Advisory Services	$601,400	$346,272
All Other Fees	—	—
Total Fees	$3,625,731	$2,889,701

(1)
Includes fees and expenses related to the fiscal year audit and interim reviews, notwithstanding when the fees and expenses were billed or when the services were rendered. Audit fees also include fees and expenses, if any, related to SEC filings, comfort letters, consents, SEC comment letters and accounting consultations.

(2)
Tax compliance services include professional services related to tax return preparation, transfer pricing documentation, tax credit studies, and associated consultations. Tax advisory services include tax planning and advice on various tax matters.

 The Audit & Risk Committee and the Board of Directors recommend a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2026.

AUDIT & RISK COMMITTEE REPORT
With regard to the fiscal year ended December 31, 2025, the Audit & Risk Committee (i) reviewed and discussed with management our audited consolidated financial statements as of December 31, 2025 and for the year then ended; (ii) discussed with Ernst & Young LLP, the independent registered public accounting firm, matters required by applicable requirements of the PCAOB and SEC; (iii) received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit & Risk Committee regarding independence; and (iv) discussed with Ernst & Young LLP their independence.
Based on the review and discussions described above, the Audit & Risk Committee recommended to our Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 for filing with the SEC.
Audit & Risk Committee:
Mary Winston, Chairperson
Matthew Carey
Scott Maw
2026 Proxy Statement | 31

PROPOSAL 3 RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP
POLICY FOR PRE-APPROVAL OF AUDIT AND PERMITTED NON-AUDIT SERVICES
The Board of Directors has adopted a policy for the pre-approval of all audit and permitted non-audit services proposed to be provided to Chipotle by its independent registered public accounting firm. This policy requires the Audit & Risk Committee to pre-approve all audit, review and attest engagements, either on a case-by-case basis or on a class basis if the relevant services are predictable and recurring. Any internal control-related service may not be approved on a class basis but must be individually pre-approved by the Committee. The policy prohibits the provision of any services that the auditor is prohibited from providing under applicable law or the standards of the PCAOB.
Pre-approvals on a class basis for specified predictable and recurring services are granted annually at or about the start of each fiscal year. In considering all pre-approvals, the Committee may consider whether the level of non-audit services, even if permissible under applicable law, is appropriate in light of the independence of the auditor. The Committee reviews the scope of services to be provided within each class of services and imposes fee limitations and budgetary guidelines in appropriate cases. The Committee may pre-approve a class of services for the entire fiscal year. Pre-approval on an individual service basis may be given or effective only up to six months prior to commencement of the services.
The Committee periodically reviews a schedule of fees paid and payable to the independent registered public accounting firm by type of covered service being performed or expected to be provided. Our Vice President, Controller is also required to report to the Committee any non-compliance with this policy of which he becomes aware. The Committee may delegate pre-approval authority for individual services or a class of services to any one of its members, provided that delegation is not allowed in the case of a class of services where the aggregate estimated fees for all future and current periods would exceed $500,000. Any class of services projected to exceed this limit or individual service that would cause the limit to be exceeded must be pre-approved by the full Committee. The individual member of the Committee to whom pre-approval authorization is delegated reports the grant of any pre-approval by the individual member at the next scheduled meeting of the Committee.
32 | 2026 Proxy Statement

EXECUTIVE OFFICERS
In addition to Scott Boatwright, our Chief Executive Officer, whose biography is included in Proposal 1 under the heading “Information Regarding the Board of Directors,” our executive officers as of April 1, 2025, are as follows:

Ilene Eskenazi, 54, has served as Chief Legal and Human Resources Officer since January 2026 and Chief Human Resources Officer from November 2023 to January 2026. Prior to joining Chipotle, Ms. Eskenazi served as the Chief Legal and Human Resources Officer at Petco Health and Wellness Company, Inc., a pet care company, from January 2022 to October 2023, and previously served as their Chief Legal Officer and Corporate Secretary from September 2020 to January 2022. Prior to that, she served as Chief Human Resources Officer and Global General Counsel of Boardriders, Inc. (formerly Quiksilver, Inc.), an action sports and lifestyle company, from 2016 to 2020; Chief Legal Officer and Senior Vice President of Talent Operations and Performance of True Religion Apparel, Inc., a global retail and apparel company, from 2013 to 2016; General Counsel and Vice President, Human Resources of Red Bull North America, Inc., a beverage company, from 2008 to 2013; and Deputy General Counsel at The Wonderful Company LLC, a food and beverage company, from 2002 to 2008. She started her career at the law firm Skadden, Arps, Slate, Meagher & Flom LLP. In July 2017, True Religion Apparel, Inc. filed a plan of reorganization under Chapter 11 of the Bankruptcy Code. Ms. Eskenazi also serves on the Board of Directors of a.k.a. Brands Holding Corp. She holds a B.A. in Philosophy from the University of Michigan and a J.D. from the University of California at Los Angeles School of Law.

Curt Garner, 56, serves as President, Chief Strategy and Technology Officer. Mr. Garner joined Chipotle in November 2015 as Chief Information Officer and has been instrumental in developing Chipotle’s digital platform and the integration of technology across the company as well as helping ensure data security. Prior to joining Chipotle, Mr. Garner worked for Starbucks Corporation, a global coffee roaster and retailer, for 17 years, most recently serving as Executive Vice President and Chief Information Officer. Mr. Garner has a B.A. in Economics from The Ohio State University.

Jason Kidd, 51, has served as Chief Operating Officer since May 2025. Prior to Chipotle, he served as Chief Operating Officer of Taco Bell, a division of Yum! Brands, Inc., a global restaurant company, from February 2024 to May 2025; President of Hearing Lab Technology, LLC, a hearing aid company, from December 2022 to February 2024; President and Chief Operating Officer and Senior Vice President, Store Operations, of 99 Cents Only Stores, LLC, a discount retailer, from September 2014 to September 2020; and various positions of increasing responsibilities with Walmart Inc., a global retailer, most recently as Senior Vice President, Operations, South, for Sam’s Club, a division of Walmart, from 2012 to 2014. Mr. Kidd holds a Bachelor of Science in Business Administration from the Sam M. Walton College of Business at the University of Arkansas.

Adam Rymer, 44, has served as our Chief Financial Officer since October 2024 and is responsible for corporate and field financial planning and analysis, as well as the financial reporting, tax, treasury and investor relations functions. He previously served as Vice President of Finance and has held a variety of positions in Finance and Human Resources since joining Chipotle in 2009. He also serves as the Treasurer of the Chipotle Cultivate Foundation. Prior to joining Chipotle, Mr. Rymer held corporate finance positions at Rock Bottom Restaurants and Travelocity, and was also a Which Wich franchisee. Mr. Rymer has a Bachelor of Business Administration degree in finance from the University of Texas at Austin.

Laurie Schalow, 58, serves as Chief Corporate Affairs and Food Safety Officer. Prior to joining Chipotle in August 2017, Ms. Schalow served as Vice President of Public Affairs for Yum! Brands, a global restaurant company, overseeing Global Corporate Social Responsibility, Public Relations, Crisis Management, Social Listening and Community Diversity programs for the 44,000 KFC, Pizza Hut and Taco Bell restaurants in 140 countries. She currently serves on the Board of Directors for the National Restaurant Association. Ms. Schalow holds a Bachelor of Science in Business Administration from Miami University and an MBA from Case Western Reserve and Wayne State University.

2026 Proxy Statement | 33

LETTER FROM THE COMPENSATION, PEOPLE AND CULTURE COMMITTEE OF OUR BOARD OF DIRECTORS
Dear Fellow Shareholders,
On behalf of Chipotle’s Board of Directors (the “Board”), we want to thank you for your investment in Chipotle. We take very seriously our responsibility to serve the best interests of our shareholders and to ensure the creation of sustainable shareholder value.
2025 was a dynamic year across the industry, with consumers placing heightened focus on value and quality and pulling back on overall restaurant spending. Despite this Chipotle continued to show progress and resilience. For the year:
•	Total revenue increased 5.4% to $11.9 billion.
•	Comparable restaurant sales decreased 1.7%.
•	Operating margin was 16.2%, a decrease from 16.9% in 2024.
•	Restaurant level operating margin* was 25.4%, a decrease from 26.7% in 2024.
•	Diluted earnings per share was $1.14, a 2.7% increase from $1.11.
•	Adjusted diluted earnings per share* was $1.17, a 4.5% increase from $1.12.
•	We opened 334 company-owned restaurants, with 257 locations including a Chipotlane, our digital order drive thru pickup lane, and 11 international partner-operated restaurants.
In response to the changing consumer landscape, management completed a comprehensive review of our business. This review informed the next evolution of Chipotle’s strategy or “Recipe for Growth,” which builds on the strengths of our core business while sharpening demand drivers, modernizing capabilities, improving restaurant execution and extending our reach through disciplined restaurant growth. We are encouraged by the early signs of momentum as these actions take hold.
Notwithstanding the shifting consumer trends, our Food with Integrity strategy has been our consistent north star and has driven our long-term value creation. From 2019 through 2025, Chipotle has
•	Delivered a $36 billion increase in the company’s market value with a total shareholder return of 328%, which outperformed the S&P 500 index by 60% and the S&P 500 Restaurants index by over 230%.
•	Opened a total of 1,675 restaurants, bringing our restaurant count as of December 31, 2025 to 4,042 restaurants plus 14 international partner-operated restaurants.
•	Grown revenues by 113%.
•	Returned $5.5 billion to shareholders via share repurchases.
These long-term outstanding results and our refined “Recipe for Growth” strategy reflect the collective efforts of the executive officers identified in this proxy statement who, under the leadership of Scott Boatwright, Chief Executive Officer, executed the plans that have supported Chipotle’s growth and built the strategy for Chipotle’s continued success.
Our executive leadership is comprised of experienced, invested leaders with a passion for driving Chipotle’s continued growth through a deep understanding of our guests, our teams and our operations. Chipotle continues to exemplify a pay for performance mindset that, when combined with our culture of collaboration and performance, enables us to align, engage and retain a talented leadership team over time. The design of our executive compensation program remains well-calibrated to create a shared, long-term focus on continued innovation, excellent guest and employee experience and delivery of sustained value creation for our shareholders.
At our 2025 Annual Meeting, our say-on-pay proposal received 55% support after receiving support above 94% each of the preceding three years. The Compensation, People and Culture Committee (the “Committee”) and the Board were surprised and disappointed by this low level of support given our long-term performance and our focus on the continuity of the leadership team following the unexpected departure of our prior CEO. In fall 2024 and as part of our annual shareholder engagement, we proactively engaged with a number of our largest shareholders about our CEO and CFO transition and the related one-time retention awards granted in August 2024. During those conversations, shareholders were generally supportive of our leadership transition plans and acknowledged the Board’s need to quickly ensure the continuity of management following the departure of our former CEO and the announced change in our CFO.
Given the low say on pay vote at the 2025 annual meeting, the Committee and Management again conducted extensive shareholder outreach during 2025 to understand and identify actions we could take to address their concerns.
This past fall we contacted shareholders representing almost 50 percent of our outstanding common stock. We met with each shareholder who accepted our invitation and had conversations with shareholders representing nearly 40 percent of our outstanding common stock. Our Chairman of the Board and/or the Chair or a member of our Compensation, People and Culture Committee participated in all but one meeting.
*
Appendix A includes a reconciliation of restaurant level operating margin and adjusted diluted earnings per share to the most directly comparable measures reported under U.S. generally accepted accounting principles

34 | 2026 Proxy Statement

During these calls, we discussed our executive compensation program, the leadership transitions in 2024, the composition of the Board and plans for continuing Board refreshment and progress towards our goal to reduce greenhouse gas emissions by 50% by 2030 against a 2019 baseline. The shareholders we engaged with were supportive of Chipotle’s ongoing executive compensation program and the strong performance-based focus of the program and they offered very little feedback on our core executive compensation program. In these conversations, we heard that the primary reason those shareholders voted against say-on-pay last year was due to certain aspects of the August 2024 one-time retention awards which were granted to our executive officers and other key executives immediately following the unexpected departure of our former CEO. These grants were awarded to ensure executive continuity during a period of leadership transition. Although the shareholders we spoke with agreed that executive continuity was very important, some shareholders expressed concern about some of the terms of the retention RSU awards.
These conversations gave us an opportunity to expand upon the extraordinary circumstances that led to the one-time retention grants and the Board’s decision-making process, including the Board’s focus on quickly solidifying the executive leadership team after the departure of a CEO who had recruited several of the executive team to Chipotle. We also discussed the factors the Committee considered in structuring the retention awards, including historical annual equity award grant sizes, unvested equity held by the executives, succession planning considerations and market data on similar leadership transitions at other public companies.
To this end, the Committee is aligned with our shareholders that one-time awards should be used infrequently and only in extraordinary circumstances in which such awards are necessary to achieve crucial business objectives. Based on the input received from our discussions with shareholders, the Committee will limit the use of one-time awards to extraordinary circumstances such as a CEO transition and disclose clear rationale for any such award. The Committee did not grant any one-time equity awards to our Executive Leadership team in 2025.
We are grateful to our shareholders who met with us and offered their perspectives and we remain committed to seeking shareholder input and ensuring our compensation practices remain aligned with shareholder interests, governance best practices and the company’s long-term vision and strategic priorities. In the Compensation Discussion and Analysis section that follows, we provide further details about Chipotle’s compensation philosophy and decisions that this Committee believes clearly link executive pay delivery to company and individual performance, support continued growth and align the interests of our leaders with our employees, guests and shareholders.
On behalf of the Board of Directors, thank you again for your feedback and we respectfully ask for your support at our 2026 Annual Meeting.
Compensation, People and Culture Committee:
Patricia Fili-Krushel, Chair
Laura Fuentes
Mauricio Gutierrez
2026 Proxy Statement | 35

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis section (“CD&A”) describes the objectives and principles underlying our executive compensation program, outlines the material elements of the compensation of our Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”), our three next most highly compensated executive officers for the year ended December 31, 2025 and one executive who would have been among the three next most highly compensated executive officers if he had remained an executive officer through the end of 2025 (collectively, the “NEOs”), and explains the Compensation, People and Culture Committee’s decisions regarding the 2025 compensation of our NEOs. In addition, this CD&A is intended to put into perspective the tables and related narratives regarding the compensation of our NEOs that appear after the CD&A.
EXECUTIVE SUMMARY
Our 2025 NEOs and their titles are:
•	Scott Boatwright, Chief Executive Officer
•	Adam Rymer, Chief Financial Officer
•	Curt Garner, President, Chief Strategy and Technology Officer
•	Chris Brandt, Former President, Chief Brand Officer
•	Roger Theodoredis, Former General Counsel & Chief Legal Officer
•	Jack Hartung, Former President and Chief Strategy Officer; Former Chief Financial and Administrative Officer
Mr. Hartung announced his intention to retire in March 2025 but agreed to delay his retirement to help support our Chief Executive Officer and Chief Financial Officer transition. On June 1, 2025, Mr. Hartung formally transitioned to a non-executive officer role to serve as a Senior Advisor to Messrs. Boatwright and Rymer until his retirement in March 2026.
Messrs. Brandt and Theodoredis were serving as executive officers at the end of 2025 and transitioned out of their positions as executive officers effective January 2026. To facilitate an orderly succession, Messrs. Brandt and Theodoredis each agreed to provide transitional advisory services as non-executive employees for a limited period of time to assist with the transition and successful onboarding of their successors. Each will be eligible to receive benefits under Chipotle’s Executive Officer Severance Plan at the end of the transitional advisory services period, subject to compliance with the conditions of the plan. See “—Executive Compensation Agreements and Arrangements—Termination and Transition Agreements.”
2025 Performance Overview
2025 was a year of progress and resilience for Chipotle as we leaned into our proven business model, made prudent investments in operational excellence and maintained a strong balance sheet. Against a dynamic consumer backdrop, we opened a record number of restaurants globally and increased our full year revenue. In 2025, we opened 334 company-owned restaurants, bringing our total company-owned restaurants to over 4,000 in December 2025, and opened 11 partner-operated restaurants. This momentum will fuel our next phase of growth, driven by our “Recipe for Growth” strategy, which uniquely differentiates our brand and our ability to accelerate transactions and expand our footprint globally. Looking forward, we believe we are well positioned to pursue our long-term growth opportunities. As a performance-driven company, our 2025 incentive compensation payouts are directly tied to our financial results: the company performance factor component of Chipotle’s 2025 annual incentive plan had a 40% payout, which reflects the challenging macroeconomic environment in 2025, while the performance share unit (“PSU”) awards with a 2023 – 2025 performance period paid out at 273%, which demonstrates the stronger results during the first two years of the performance period and our long-term success. Our incentive programs are described in more detail in this section.
2025 Financial highlights and shareholder value creation

$11.9 BILLION REVENUE 5.4% increase from 2024	$1.14 Diluted EPS 2.7% increase from 2024	334 NROs 257 including a Chipotlane, and 11 international partner-operated restaurants
$3.1 Million AUVs at 2025 year end	16.2% Operating Margin 25.4% RLM* 2025 restaurant level operating margin, a decrease from 26.7% in 2024	36.7% Digital Sales Percentage of total sales attributable to digital sales
*
Appendix A includes a reconciliation of restaurant level operating margin and adjusted diluted earnings per share to the most directly comparable measures reported under U.S. generally accepted accounting principles.

36 | 2026 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS
We believe there is a strong connection between our financial results and shareholder returns. Our total shareholder return since 2019 has outperformed the S&P 500 and the indices most relevant to us.

2025 BUSINESS ACHIEVEMENTS
•
In 2025, Chipotle was recognized on TIME’s inaugural list of America’s Growth Leaders of 2025, which recognizes the top performing publicly traded companies in the U.S. characterized by revenue growth and financial security. In addition, Chipotle was named to Fast Company’s Best Workplaces for Innovators, and TIME’s World’s Best Companies and World’s Best Companies for Sustainable Growth 2026.

•
We achieved record restaurant growth and expanded past 4,000 restaurants. In 2025, we opened 334 new company-owned restaurants, with 257 locations including a Chipotlane, and 11 international partner-operated restaurants, which brings our total international partner-operated restaurants to 14.

•
Accelerated the rollout of the high-efficiency equipment package (HEEP) designed to improve speed, consistency, and the team/guest experience, with early indicators showing stronger execution and a sales uplift.

•
We launched an evolution of our five key growth strategies, which we are calling our “Recipe for Growth,” to grow transactions, drive accuracy, efficiency and speed in our restaurants, and deliver long-term sustainable growth for our employees, guests and shareholders.

•
In 2025, we made approximately 23,000 internal promotions and nearly 90% of our restaurant leadership roles were filled through internal promotions, including 100% of U.S. Regional Vice President roles, 83% of Field Leader positions and 85% of General Managers.

•
We completed a comprehensive strategic review and aligned on a clear “Recipe for Growth” roadmap. In the process, we assessed business performance, market dynamics, and consumer trends, then translated learnings into an updated strategy focused on protecting the core, strengthening demand drivers, modernizing capabilities, and expanding global reach.

•
We deepened customer engagement through loyalty and digital initiatives. We grew the active member base in our Rewards program and saw improving engagement trends that supported stronger loyalty performance, while preparing for the next evolution of Rewards.

•
We strengthened the leadership pipeline and culture of internal development, continuing to prioritize internal promotion and talent development, while building leadership bench strength and evolving restaurant support-center capabilities to execute the growth strategy.

•
We strengthened capital returns while maintaining a fortress balance sheet and ended the year with $1.3 billion in cash/investments and no debt and executed a record $2.4 billion of share repurchases in 2025.

•	In 2025, we reduced Scope 1 and 2 emissions by 17% compared to 2019, despite significant expansion of our restaurant portfolio and we installed HEEP in more than 350 restaurants.
•	In 2025, we purchased over 50 million pounds of local ingredients, which is a 3.0 million pound increase over 2024.
2025 ADVISORY “SAY ON PAY” VOTE ON EXECUTIVE COMPENSATION AND SHAREHOLDER OUTREACH

46.5% SHARES Shareholders Contacted after the 2025 Annual Meeting	38% SHARES Shareholders that Engaged with Us

The Compensation, People and Culture Committee was disappointed with our low level of shareholder support of our say on pay proposal at our 2025 annual meeting compared to strong support in prior years. We invested additional time to better understand and address shareholder perspectives and concerns, and insights from these meetings were shared directly with the Board.
2026 Proxy Statement | 37

COMPENSATION DISCUSSION AND ANALYSIS
The Compensation, People and Culture Committee considers shareholder engagement on executive compensation a critical part of its responsibilities. Each year when we evaluate our executive compensation program, we carefully consider both the level of voting support from our shareholders on our most recent say on pay advisory proposal, as well as feedback from our engagement with shareholders. As in prior years, in the fall of 2025 we proactively contacted holders of a significant portion of our outstanding shares, which in 2025 included 21 shareholders that collectively hold 46.5% of our shares, to engage on a variety of topics, including our 2025 say on pay vote. This year, shareholders representing 38% of our outstanding shares accepted our invitation to engage.
The Chairman of our Board of Directors and/or the Chair or a member of our Compensation, People and Culture Committee (all of whom are independent directors) participated in all but one meeting, together with executive officers and other senior members of our Human Resources, Legal, Corporate Secretary, Sustainability and Investor Relations teams. The primary topic of discussion was that, at the 2025 annual meeting, 55% of the votes cast supported our 2025 say on pay proposal, which contrasted with the 94%+ support we received in each of the preceding three years. We also discussed our executive compensation program and the one-time retention awards granted in August 2024, Board composition and refreshment, talent management and succession planning, environmental and sustainability matters and corporate governance matters.
When we contacted our shareholders to engage on these matters, certain of our largest shareholders declined to discuss their 2025 say on pay vote or the rationale for their votes based on recent SEC guidance that such discussions could result in the shareholder being considered an “active” rather than a “passive” investor for purposes of its filing status as an institutional shareholder. Other shareholders that chose to engage with us about their 2025 say on pay vote were supportive of Chipotle’s ongoing executive compensation program and the strong performance-based focus of the program and they offered little or no criticisms of our core executive compensation program. In those conversations, we heard that the primary reason those shareholders voted against say on pay last year was the August 2024 one-time retention awards. In all our conversations with shareholders we took the opportunity to expand upon the extraordinary circumstances that led to the one-time retention grants in August 2024 and the Board’s decision making process, including that the Board’s focus was on quickly ensuring the continuity of the executive leadership team after the unexpected departure of a CEO. We also discussed the factors the Committee considered in structuring the retention award, including historical annual equity award grant sizes, unvested equity held by the executives, succession planning considerations and market data on similar leadership transitions at other public companies.
In evaluating our executive compensation program for 2026, the Compensation, People and Culture Committee and the full Board considered the 2025 say on pay results as well as common themes that emerged from our shareholder engagement meetings. In response, the Committee is aligned with our shareholders that one-time awards should be used infrequently and only in extraordinary circumstances in which such awards are necessary to achieve crucial business objectives. Based on the input received from our shareholders, the Committee will limit the use of one-time awards to extraordinary circumstances, such as a CEO transition, and disclose clear rationale for any such award. The Committee did not grant any one-time equity awards to our executive leadership team in 2025.
The Compensation, People and Culture Committee takes all feedback from shareholders under advisement and will continue to solicit shareholder feedback, consider input from our independent compensation consultant and consider the outcomes of future “say on pay” advisory vote proposals when assessing our executive compensation program and policies and making compensation decisions regarding our executive officers.
Alignment of Executive Compensation with Shareholder Interests

What We Do	What We Don’t Do

Maintain a performance-driven compensation philosophy where a significant portion of our executive compensation is variable, at-risk pay.

Employ an annual long-term incentive (“LTI”) plan based predominantly on performance-based equity awards that fully vest over a minimum of 36 months.

Align our executive compensation with achieving meaningful financial, operational and individual goals that drive shareholder value.

Design our executive compensation program to align with shareholder interests, by using multiple incentive plan performance measures, robust executive stock ownership guidelines, long-term performance goals and minimum three-year periods for full vesting on annual LTI awards.

Conduct extensive shareholder engagement on executive compensation, corporate governance and sustainability related matters. Carefully consider the annual “say on pay” vote result and solicit and respond to shareholder feedback.

Maintain a clawback policy that enables the Board to recoup incentive compensation paid or awarded to an executive officer if it was based on financial results that subsequently were restated, and also to cause forfeiture of an executive officer’s compensation if the executive officer engaged in egregious conduct that is substantially detrimental to the company.

No hedging, pledging or short sales of Chipotle common stock and no holding Chipotle common stock in margin accounts by executive officers or directors.

No stock option or stock appreciation right repricing, reloads or exchanges and no stock options or stock appreciation rights granted below market value without shareholder approval.

No single-trigger acceleration of equity awards in connection with a change in control.

No excessive executive perquisites or benefits.

No additional work for or on behalf of management allowed for the independent consultant to the Compensation, People and Culture Committee.

No fixed term or evergreen employment agreements with executives.

38 | 2026 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE COMPENSATION PHILOSOPHY AND OBJECTIVES
We strive to provide our executive officers with meaningful rewards while maintaining alignment with shareholder interests, corporate values and important management initiatives. In setting and overseeing the compensation of our executive officers, the Compensation, People and Culture Committee believes our programs and policies should achieve the following specific objectives:
•
Position our target total direct compensation (base salary, target annual incentive bonus opportunity and target LTI opportunity) at a level where we can successfully recruit and retain industry leading talent critical to shaping and executing our business strategy and creating long-term value for our shareholders.

•	Align relative realized pay with relative performance versus peers by emphasizing long-term equity over short-term cash and performance-based compensation over time-vested compensation.
•	Differentiate compensation among executives based on actual performance.
•	Align the interests of our executives and shareholders by rewarding the achievement of financial, operational and strategic goals that we believe enhance long-term shareholder value.
EXECUTIVE COMPENSATION PROGRAM COMPONENTS AND STRUCTURES
Our ongoing annual executive compensation program is comprised of three primary components:

Base Salary	Annual Incentive Plan	Equity Compensation

Purpose: Attract and retain executives and provide a competitive fixed compensation element.
Key features: Determined based on the executive’s experience, skills and value to Chipotle and external market data.

Purpose: Incentivize achievement of annual financial, operating and individual goals.
Key features: Reflects the executive team’s performance against pre-established annual goals and metrics. Our 2025 AIP provided for payouts based on achievement against quantitative operating and financial performance goals approved by the Committee at the beginning of the year as well as evaluations of performance against individual goals and objectives. Payouts may be reduced based on food safety performance.

Purpose: Provides incentive compensation subject to future long-term performance outcomes and aligns the incentives of our executive officers with shareholder interests by rewarding the creation of shareholder value.
Key features: Our LTI mix for 2025 was 60% PSUs with a three-year performance period, 20% seven-year term stock only stock appreciation rights (“SOSARs”) that vest in two equal installments on the 2nd and 3rd anniversaries of the grant date, and 20% in either SOSARs or restricted stock units (“RSUs”), at the executive’s election, that vest in two equal installments on the 2nd and 3rd anniversaries of the grant date.

2026 Proxy Statement | 39

COMPENSATION DISCUSSION AND ANALYSIS
MOST OF OUR EXECUTIVE COMPENSATION IS AT-RISK PAY, DEPENDENT ON PERFORMANCE
Consistent with our performance-driven compensation philosophy, the Compensation, People and Culture Committee allocates a significant portion of our executive officers’ total compensation to variable, at-risk pay elements (performance-based AIP and LTI awards), as illustrated below. As an employee’s responsibilities and ability to affect our financial results increases, base salary becomes a smaller component of his or her total compensation. In 2025, our target variable, at-risk pay comprised 93% of our CEO’s compensation and 88% of our other NEO’s compensation.

(1)
The charts above reflect 2025 target total direct compensation, which consists of 2025 base salary, target annual incentive payout and the annual LTI grant made in 2025. Consistent with disclosure in the 2025 Summary Compensation Table, LTI awards are reported at grant date fair value (which, for PSUs, is based on the target number of shares subject to the award).

(2)	Chart excludes Jack Hartung, who ceased to be an executive officer in June 2025 and his compensation was reduced accordingly.
FACTORS IN SETTING EXECUTIVE OFFICER PAY
The Compensation, People and Culture Committee sets target compensation for the executive officers annually after considering the following factors:
•	Chipotle’s performance relative to goals approved by the Committee and strategic objectives set by the Board;
•	each executive officer’s experience, knowledge, skills and personal contributions;
•	levels of compensation for similar jobs at market reference points;
•	the business climate in the restaurant industry, general economic conditions and other market factors; and
•	compensation levels of other Chipotle employees to maintain internal equity.
With respect to the CEO, at the beginning of each year, the Committee reviews and approves the overall corporate objectives that apply to the AIP and LTI programs and reviews and approves the CEO’s individual performance goals. After the end of the year, the Committee evaluates the CEO’s performance against those goals and, based on its evaluation, determines the CEO’s compensation (who is not present during these discussions). The Committee also certifies the company’s achievement against the overall corporate objectives established for the year.
For other executive officers, the CEO makes recommendations to the Committee about their compensation after reviewing Chipotle’s overall performance, achievement by each executive officer of his or her individual performance goals and personal contributions to the company’s success. The Committee is responsible for reviewing the CEO’s recommendations and setting and approving compensation for all executive officers.
As part of its review of executive compensation, the CEO and the Compensation, People and Culture Committee review historical pay for each executive officer (including the CEO) as well as their accumulated equity, which are used as reference points to assist the Committee in understanding the overall compensation opportunity and realized pay earned by each executive officer.
At the same time that the Committee is considering executive officer compensation, it also reviews and approves key elements of the compensation plan for non-executive officers, including (i) the plan design for the AIP for all eligible employees, (ii) the LTI grant guidelines by employee level, which contain details on grant ranges, LTI vehicle mix and employee participation rates and (iii) the total value of the share pools for the annual LTI grants to non-executive officer employees. The Committee also reviews, but does not approve, a summary of pay grades, salary ranges and target annual and equity incentive values for all non-executive officer employees.
The typical process is for the Committee to be presented with and to review the above information during one Committee meeting, and then formally approve compensation actions at the subsequent Committee meeting. This process gives the Committee the opportunity to consider the totality of the company’s compensation practices, request additional information or seek clarifications, and discuss the proposed compensation plan before final approval.
In 2025, the Committee retained a new independent executive compensation consulting firm, Meridian Compensation Partners, LLC, to review and provide a fresh perspective on the company’s executive compensation program and generally advise the Committee.
40 | 2026 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS
ROLES AND RESPONSIBILITIES OF THE COMPENSATION, PEOPLE AND CULTURE COMMITTEE, COMPENSATION CONSULTANT AND THE CEO IN SETTING EXECUTIVE OFFICER COMPENSATION

Responsible Party	Role and Responsibilities
Compensation, People and Culture Committee The Committee is currently comprised of three independent directors and reports to the Board.
•
Retains an independent consultant to assist it in evaluating compensation and fulfilling its obligations as set forth in its charter.
•
Works with our CEO to set performance goals at the beginning of each year targeted at positively incentivizing long-term shareholder value creation.
•
Evaluates CEO performance in relation to those goals and Chipotle’s overall performance and sets the compensation for our CEO.
•
Determines and approves compensation for our other executive officers.
•
Reviews and approves overall compensation philosophy and strategy, as well as all compensation and benefits programs in which our executive officers participate, including the AIP and LTI plan designs and awards.
•
Approves applicable peer group and broader market data as reference points to inform determination on NEO pay levels and program design.
•
Conducts an annual assessment of potential compensation-related risks to Chipotle and oversees policies and practices to mitigate such risk, including performance-based incentive arrangements below the executive level.
•
Engages with shareholders and other stakeholders as requested to receive input on executive compensation matters.

Independent Consultant to the Compensation, People and Culture Committee
An independent compensation consultant retained by the Committee to provide the Committee advice on matters of governance and executive compensation.

•
Provides advice and opinions on the appropriateness and competitiveness of our compensation program relative to market practice, our strategy and internal processes and compensation-related risk mitigation.
•
Provides advice regarding compensation decision-making governance.
•
Provides market data, as requested.
•
Performs additional functions at the direction of the Committee.
•
Attends Committee meetings and consults on various compensation matters, as reflected in the Committee’s charter.
•
Confers with the Committee at and between meetings, in executive sessions and, at the direction of the Committee, select members of the company’s management team on defined compensation-related matters.

CEO
Makes recommendations for compensation of other executive officers and, with the support of other members of the management team (including the internal compensation and benefits team), all employees generally.

•
Works with the other executive officers to recommend performance goals at the beginning of each year that are targeted at positively incentivizing shareholder value creation, with enterprise level performance goals reviewed and approved by the Compensation, People and Culture Committee.
•
Reviews performance of the other executive officers and makes recommendations to the Committee with respect to their compensation.
•
Confers with the Committee concerning design and development of compensation and benefit plans for Chipotle executive officers and employees.

ROLE OF MARKET DATA AND OUR PEER GROUP
Market Data and Impact on 2025 Pay Levels
The Compensation, People and Culture Committee believes the investment community generally assesses our performance by reference to a peer group composed primarily of companies in the restaurant industry and other high-growth hospitality and digitally enabled, customer-oriented companies. The Committee and management recognize that the talent pool for executives is broader than the restaurant industry and, for that reason, chose to include other non-restaurant consumer-focused companies in our compensation peer group; however, the majority of our compensation peers are in the restaurant and hospitality industries.
Each year, the Committee’s independent compensation consultant provides the Committee with pay data for executive officer roles and the incentive plan structures of the companies in our peer group, which the Committee considers in setting pay levels and determining pay design for executive officers. This peer group data is only one factor considered by the Committee in setting executive compensation each year.
In setting 2025 pay levels, in addition to peer group data, the Committee also considered our progress on achieving our strategic objectives, current target compensation opportunities, internal equity, the value of outstanding equity awards and the overall design of our executive compensation program. We believe our executive compensation program has consistently demonstrated strong alignment with financial performance and shareholder value creation.
2026 Proxy Statement | 41

COMPENSATION DISCUSSION AND ANALYSIS
2025 Peer Group
In identifying companies for potential inclusion in the peer group, the Compensation, People and Culture Committee used the following criteria:

Category	Criteria
General	• Publicly traded (not a subsidiary) • U.S. based (not a foreign issuer)
Industry / Business Focus	• Restaurants • Other Consumer Discretionary: Apparel, Accessories & Luxury Goods, Broadline Retail, Hotel, Resorts & Cruise Line, Other Specialty Retail, and other technology enabled consumer services
Size
•
Restaurants: revenue that is 0.25x to 4.0x Chipotle’s revenue and 12-month average market cap
•
Other Consumer Discretionary: revenue that is 0.3x to 3.33x Chipotle’s revenue and 12-month average market cap between 0.3x to 3.33x Chipotle’s

Other	• For Other Consumer Discretionary companies, a focus on technology-enabled consumer businesses and high growth companies

We include in our peer group both direct restaurant peers as well as non-restaurant companies that have some combination of high brand recognition, attractive growth opportunities, strong customer service and technology-enabled operations, which align with Chipotle’s continued focus on customer service and operational excellence.
Chipotle’s revenues rank at the 35th percentile of this peer group, and our market capitalization ranks at the 48th percentile of this peer group (as of December 31, 2025), which confirmed for the Committee that this peer group is appropriate in generally reflecting comparable organizational size and related complexity.

Company Name*	Revenues(1)	Market Cap(2)
Airbnb, Inc.	$12,241	$82,294
Booking Holdings Inc.	$26,917	$172,623
Darden Restaurants, Inc.	$12,577	$21,188
Domino’s Pizza, Inc.	$4,940	$14,083
DoorDash, Inc.	$13,717	$97,613
eBay Inc.	$11,100	$39,369
Expedia Group, Inc.	$14,733	$34,715
Hilton Worldwide Holdings Inc.	$12,039	$66,767
lululemon athletica inc.	$11,073	$24,377
Marriott International, Inc.	$26,321	$83,253
McDonald’s Corporation	$26,885	$217,656
Restaurant Brands International Inc.	$9,434	$22,367
Starbucks Corporation	$37,702	$95,755
Uber Technologies, Inc.	$52,017	$169,780
Ulta Beauty, Inc.	$11,982	$26,840
Yum! Brands, Inc.	$8,214	$42,003
Chipotle Mexican Grill, Inc.	$11,926	$48,268
Percentile Rank	35%	48%

*	Data provided by S&P Capital IQ; $ in millions
(1)
Reflects revenue for each peer company’s most recent fiscal year end as of March 5, 2026, the date of this analysis. For Darden Restaurants, Lululemon, Starbucks, and Ulta Beauty, reflects trailing twelve months as reported by Standard & Poor’s on March 5, 2026, because these companies do not operate on a calendar fiscal year.

(2)	As of December 31, 2025
The Committee reviews the composition of the peer group periodically and makes adjustments in response to changes in size, business operations and/or strategic focus, mergers and acquisitions, and companies becoming public. In September 2025, the Committee reviewed the composition of the peer group and decided that no changes were warranted for purposes of determining 2026 compensation.
42 | 2026 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS
2025 EXECUTIVE COMPENSATION PROGRAM
Base Salaries
We pay a base salary to our executive officers to compensate them for services rendered during the year and to provide them with a fixed level of income. The Compensation, People and Culture Committee reviews the executive officers’ base salaries at least annually and makes adjustments as it deems appropriate.
Our CEO makes recommendations to the Committee for base salaries of our executive officers (other than for himself). The Committee reviews and approves the CEO’s base salary and any changes each year. Adjustments to base salaries, if any, typically occur during the first quarter of each year. For 2025, after an extensive review of market data, the Committee approved salary increases for select NEOs to better align with competitive market levels and our desired compensation philosophy. The base salaries of our NEOs as of the end of 2025 were as follows:

	Base Salaries(1)
Executive Officer	2025	2024
Scott Boatwright	$1,100,000	$1,000,000
Adam Rymer	$650,000	$650,000
Curt Garner	$845,000	$820,000
Chris Brandt	$785,000	$760,000
Roger Theodoredis	$665,000	$645,000
Jack Hartung(2)	$200,000	$890,000

(1)
The annual changes to base salaries for 2025 were effective February 10, 2025, except for Mr. Boatwright, whose salary change was effective January 1, 2025 upon transition from interim CEO to CEO. As a result, the above salaries may not match the amounts in the 2025 Summary Compensation Table.

(2)
Mr. Hartung’s base salary was $890,000 for the first five months of 2025 until he transitioned to a non-executive officer Senior Advisor role on June 1, 2025 and his base salary was reduced to $200,000.

Annual Incentive Plan (“AIP”)
The AIP is our annual cash incentive program for certain bonus eligible employees, including our executive officers, and payout is based on the extent of our achievement against predetermined performance factors. The 2025 AIP had two performance factors: a company performance factor (“CPF”) weighted 75%, and an individual performance factor (“IPF”) weighted 25%. The maximum earnout for the IPF is capped based on the level of CPF achievement to help ensure that individual achievement under the IPF is tied to business and operating performance.
The total AIP payout remains subject to a food safety modifier that can reduce (but not increase) the bonus by as much as -20%. Chipotle is committed to food safety and strong food safety performance is an expectation, therefore our executive officers cannot earn a higher bonus for strong food safety performance.
2026 Proxy Statement | 43

COMPENSATION DISCUSSION AND ANALYSIS
The graphic below illustrates the AIP calculation, including the weighting of the CPF and IPF, with a potential reduction under the food safety modifier:

Performance Metrics

Company Performance Factor (CPF)
40% Comparable Restaurant Sales	40% Restaurant Cash Flow Margin	20% Site Assessment Requests

Payout for the CPF and for total AIP can range from 0% up to a maximum of 275% of the target level. Any payout above 200% of the target level is required to be paid in the form of deferred stock units (“DSUs”) that are immediately vested, but subject to a mandatory deferral of 50% until the second anniversary of the date of bonus payout and 50% until the third anniversary of the date of bonus payout, to support long-term alignment with shareholder interests.
Target Bonus Opportunities
Each executive officer’s target opportunity under the AIP is expressed as a percentage of base salary. For 2025, the Compensation, People and Culture Committee decided to keep target opportunities for NEOs flat year-over-year, with the exception of Mr. Boatwright, whose AIP target was increased from 115% to 200% in connection with his promotion from Interim CEO to CEO.

	AIP Targets (% of Base Salary)
NEO	2025	2024
Scott Boatwright	200%	115%
Adam Rymer	90%	90%
Curt Garner	115%	115%
Chris Brandt	100%	100%
Roger Theodoredis	90%	90%
Jack Hartung(1)	115%	115%

(1)
Mr. Hartung’s AIP target was 115% for the first five months of 2025 until he transitioned to a non-executive officer role on June 1, 2025, at which point his AIP target was reduced to 25%. His AIP target opportunity was prorated based on his time in each role.

Company Performance Factor (“CPF”)
For 2025, the Compensation, People and Culture Committee utilized the same CPF metrics and weightings as in 2024, which the Committee believes are the critical financial and operational objectives that will drive Chipotle’s continued growth and profitability: 40% comparable restaurant sales (“CRS”) growth, which is the change in sales year-over-year for restaurants open for at least 13 full calendar months at the end of 2025; 40% restaurant cash flow (“RCF”) margin, which is cash flow generated at the restaurant level resulting from restaurant sales minus all costs incurred to run the restaurant divided by total restaurant sales; and 20% site assessment requests (“SARs”), which is a measure of our inventory for new restaurants over the next 18 – 24 months.
44 | 2026 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS
The Compensation, People and Culture Committee approved the 2025 target goals for the three financial objectives that comprise the CPF at the beginning of 2025. Achievement of each metric at the target level would yield a CPF of 100%, equating to payout at the target level. For achievement of the CPF above or below the target level, the payout is adjusted based on actual performance up to a maximum of 275% or down to 0%.
As shown in the chart below, in 2025 Chipotle’s performance was below threshold for CRS and RCF Margin %, and above target for SARs, which resulted in an overall CPF of 40%.

CPF Performance Goals
Metric	Weighting	Threshold Performance	Target Performance	Maximum Performance	2025 Actual Results	2025 % Payout
CRS	40%	2.0%	5.0%	10.0%	(1.7)%	0%
RCF Margin %	40%	26.25%	27.0%	28.5%	25.62%	0%
SARs	20%	438	460	490	490	200%
					Total CPF	40%

Individual Performance Factor (“IPF”)
An executive’s AIP payout also depends on his or her achievement of individual performance goals. The Compensation, People and Culture Committee believes that our executive officers’ individual performance goals should support achievement of the company’s strategic objectives and be tied to their areas of responsibility. This allows AIP awards to be appropriately differentiated on the basis of individual performance and also aligns compensation with the achievement of non-financial, strategic and operational objectives. Each year, the company sets overall strategic priorities for the year, and then each executive officer sets individual performance goals that ladder up to these strategic priorities.
Prior to 2025, the AIP for executive officers included a Brand Purpose Modifier focused on three pillars of sustainability – food & animals, people and environment. Each pillar had a quantitative target and achievement against that target could result in an increase or decrease to overall AIP payout by 5%, for a total of 15% across the three pillars. In early 2025, the Compensation, People and Culture Committee decided to eliminate the standalone Brand Purpose Modifier and instead incorporate brand purpose goals relating to food & animals, people and the environment in each executive officer’s IPF, as appropriate. The Committee believes that including these goals in the IPF ensures the goals are relevant and specifically tailored to each executive’s scope of responsibilities.
The individual performance goals for the CEO are approved by the Committee, and the goals for other executive officers are approved by the Committee based on recommendations of the CEO. After the end of the year, the Committee evaluates the performance of the CEO against his goals and approves an IPF within the range of 0% – 275% based on its evaluation. The CEO evaluates the performance of each of the other executive officers against their goals and provides an IPF recommendation for each executive officer to the Committee, which then approves an IPF of 0% – 275% for each executive officer. In the case of both the CEO and other executive officers, there is a cap on the maximum earnout for the IPF based on the level of CPF achievement.
In determining the 2025 IPF for the CEO and executive officers, the Committee considered the CEO’s achievement of various operational and strategic goals and the CEO considered each executive’s achievement against individual operational and strategic goals that helped the company achieve significant progress on its long-term strategic priorities, including: sustaining world class people leadership by developing and retaining critical talent at every level to meet future succession needs; running successful restaurants with a people accountable culture that provides great food with integrity while delivering exceptional in-restaurant and digital experiences; making the Chipotle brand visible, relevant, and loved to improve overall guest engagement; amplifying technology and innovation to drive growth and productivity at our restaurants, and in our support centers and supply chain; and expanding access and convenience by accelerating new restaurant openings in North America and internationally. The Committee also considered the strong leadership and collaboration demonstrated by the executive officers through the CEO and CFO transitions that occurred in late 2024 and the realignment of certain reporting responsibilities, which enabled a seamless continuation of the company’s 2025 strategic goals.
As a result of this review and the company’s overall financial performance, which fell below expectations, the Compensation, People and Culture Committee approved IPFs ranging from 70% – 100% of target for 2025 for each NEO, except Mr. Hartung who transitioned to a non-executive officer role as of June 1, 2025. Mr. Hartung’s IPF was determined by the CEO to be 100% of target and his annual bonus opportunity was prorated based on his time in each of his two roles during 2025. Some of the key accomplishments of our NEOs (except Mr. Hartung) during 2025 that the Committee considered when determining the 2025 IPF are summarized below, including the IPF for each NEO.
Scott Boatwright (IPF: 90% of Target)
•	Led broad review of strategic priorities and development of our new 2026 long-range plan with material shifts in focus and investment.
•	Increased menu innovation cadence and new group occasions to drive traffic.
•	Recruited and onboarded a new Chief Operating Officer.
•	Accelerated restaurant back of house modernization and launched the phased roll out of a high-efficiency equipment package (HEEP).
2026 Proxy Statement | 45

COMPENSATION DISCUSSION AND ANALYSIS
•	Increased members in Chipotle’s Rewards program by more than 5.0 million.
•	Opened 334 new company-owned restaurants and 11 new international partner-operated restaurants, bringing our total restaurant count to over 4,000.
•	Drove strong improvement in Europe restaurant performance and profitability.
Adam Rymer (IPF: 80% of Target)
•	Influenced key sales building initiatives through insight-driven analysis and reporting to help offset the impacts of a challenging consumer environment.
•	Drove a margin initiative that led to ~60 bps margin savings including supply chain, in-restaurant food & labor execution, third party marketplace refunds, and various other operating expenses.
•	Led the opportunistic purchase of $2.4 billion of our stock throughout the year, the most in the company’s history, returning cash to shareholders.
•
Supported throughput improvement using extensive audits, which delivered improved enterprise throughput execution, including improved execution of staffing the expo position to 70% and staffing the linebacker position to 60%; launched a new throughput goal methodology and validated custom “Smarter Pick Up Time” assignments to align staffing with digital make line demand.

•	Developed and maintained tax planning strategies that generated over $31.8 million in tax savings for the company.
•	Leveraged additional technology automation tools and delivered more cost avoidance and supported rapid growth without proportionately increasing headcount.
•	Achieved 93% overall positive engagement results in the employee engagement survey for his team and set responsive action plans.
Curt Garner (IPF: 100% of Target)
•	Developed and implemented AI enabled personalization and customer journeys in Chipotle’s Rewards program that increased guest conversion, frequency and attachment.
•	Initiated and completed 40 top enterprise priority technology programs in 2025.
•	Delivered $4.15 billion in digital sales, which exceeded the company’s plan by over $300 million.
•
Improved master data accuracy in the supply chain, including implementing a master data tool that expands visibility into supplier finished goods inventory, critical raw materials and important production and capacity information.

•	Supported the company’s sustainability initiatives by purchasing 50 million pounds of locally grown produce.
•	Achieved 89% overall positive engagement results in the employee engagement survey for his team and set responsive action plans.
Chris Brandt (IPF: 70% of Target)
•
Launched creative efforts across social platforms such as TikTok and Snap, resulting in Chipotle remaining one of the top brands in social media with viral campaigns, including Chipotle IQ, Friday 13th Tattoo promo, Lipotle, and the Beis collaboration.

•	Opened 334 new restaurants, with 257 locations including a Chipotlane, and completed 490 site assessment requests to set the stage for future growth.
•
Successfully launched Chipotle Honey Chicken and Carne Asada as limited time menu entrées, with Chipotle Honey Chicken being one of the best limited time offers ever with order incidence of more than 30%.

•	Opened 14 new restaurants with a new, improved layout and design, which were well received by both crew members and guests.
•	Achieved 92% overall positive engagement results in the employee engagement survey for his team and set responsive action plans.
Roger Theodoredis (IPF: 70% of Target)
•	Defended and resolved significant litigation matters to advance the interests of Chipotle.
•
Collaborated with the business development and other teams to develop business partnerships in new geographical territories using models that further Chipotle’s mission and protect Chipotle’s reputation and interests.

•	Strengthened our influence at key trade associations and achieved critical changes in legislation that did not align with the company’s priorities.
•	Proactively developed relationships with legislators and trade groups, including hosting a Cultivate Capitol Hill event, to advocate for Chipotle’s interests.
•	Achieved 92% overall positive engagement results in the employee engagement survey for his team and set responsive action plans.
46 | 2026 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS
Food Safety Modifier
In determining whether to apply a negative food safety modifier for the CEO and executive officers, the Compensation, People and Culture Committee considered the company’s strong performance on its 2025 food safety key performance indicators and enhanced food safety and quality assurance practices that were implemented during the year and decided to not apply the food safety modifier to decrease the AIP payout for any executive officer.
2025 Bonus Payouts
The 2025 AIP payout for each NEO is set forth below.

	Target 2025 AIP Payout		Actual 2025 AIP Payout(1)
Name	% of Base Salary	Dollar Value	CPF	IPF	Dollar Value	% of Target
Scott Boatwright	200%	$2,200,000	40.0%	90%	$1,155,000	53%
Adam Rymer	90%	$585,000	40.0%	80%	$292,500	50%
Curt Garner	115%	$971,750	40.0%	100%	$534,463	55%
Chris Brandt	100%	$785,000	40.0%	70%	$372,875	48%
Roger Theodoredis	90%	$598,500	40.0%	70%	$284,288	48%
Jack Hartung(2)	62%	$452,736	40.0%	100%	$249,005	55%

(1)
The food safety metric is only a negative modifier and can decrease payouts by as much as -20%. Based on Chipotle’s strong food safety performance in 2025, the Committee did not apply the negative modifier to reduce any payouts.

(2)	Mr. Hartung’s 2025 AIP payout was prorated based on his time in his executive officer and non-executive officer roles.
Fiscal 2025 Annual LTI Awards
Each year, the Compensation, People and Culture Committee reviews the LTI awards granted to our NEOs to evaluate whether they are properly aligned with the long-term growth of the company and shareholder interests. For 2025, the Committee maintained the same target LTI mix as the prior year of 60% PSUs, 20% SOSARs, and 20% individual choice between RSUs or SOSARs with an equivalent grant value. Most of the mix consists of PSUs and SOSARs because the Committee believes these vehicles are performance-based and reward management for delivering on key long-term financial performance goals and enhancing long-term shareholder value. Offering RSUs gives executive officers an opportunity to balance their overall LTI award with full value equity.
For 2025, the Compensation, People and Culture Committee increased the target grant date value for select NEOs to be competitive with current market levels, which increased from 2024, and increased the target date grant value for Messrs. Boatwright and Rymer in connection with their promotions to CEO and CFO. The table below reflects the 2025 target annual grant value for each NEO, split 60% in PSUs and 40% in SOSARs for Messrs. Boatwright, Rymer and Garner, and 60% PSUs, 20% SOSARs and 20% RSUs for Messrs. Brandt, Theodoredis and Hartung. Further details of these annual grants are provided below and are disclosed in the “Grants of Plan-Based Awards in 2025” table.

	2025 Annual LTI Grant - Total Grant Date Value
NEO	2025	2024
Scott Boatwright(1)	$13,000,000	$5,000,000
Adam Rymer(1)	$3,000,000	$700,000
Curt Garner	$6,250,000	$6,250,000
Chris Brandt	$5,000,000	$4,750,000
Roger Theodoredis	$4,000,000	$3,750,000
Jack Hartung(2)	$6,500,000	$6,500,000

(1)	The increased annual LTI grant in 2025 for Messrs. Boatwright and Rymer reflect their respective promotions to CEO and CFO in late 2024.
(2)	Mr. Hartung received his 2025 Annual LTI Grant for his service as President and Chief Strategy Officer prior to his transition to a non-executive officer role on June 1, 2025.
2025 PSU Awards
For the 2025 PSU awards, the Compensation, People and Culture Committee maintained the two metrics used in the 2024 PSU awards: (i) 3-year cumulative base RCF Dollars, weighted 90%, and (ii) total number of new restaurant openings (“NROs”), weighted 10%, both measured over the 3-year performance period of January 1, 2025 – December 31, 2027. The Committee continues to believe that RCF Dollars is the best measure for the 2025 PSU awards because it incentivizes the most important drivers of our business: top line growth at our existing restaurant base and
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COMPENSATION DISCUSSION AND ANALYSIS
restaurant level profitability; however, cash flow dollars from restaurants open after December 31, 2024 are excluded from the calculation of RCF Dollars to address the unpredictable timelines for NROs, which are often caused by forces outside our reasonable control (e.g., equipment unavailability, delays in municipal inspections and permits) and can result in swings in annual cash flow dollars generated by new restaurants. The second metric is based on the number of total NROs during the three-year performance period, which helps ensure continued focus on the long-term growth in the number of restaurants.
The number of shares that can be earned under the PSU awards based on the two metrics is determined by multiplying the target number of shares subject to the award by the payout percentage and the weightings, as set forth in the table below:

3-Yr Cumulative Base RCF Dollars Metric (weight: 90%)		Total NROs Metric (weight: 10%)		Total Potential Payout
3-Yr Cumulative Base RCF Dollars(1) (in millions)	Shares Earned as % of Target PSUs	Total NROs	Shares Earned as % of Target PSUs	Shares Earned as % of Target PSUs
$9,925	0%	1,075	0%	0%
$10,115	45%	1,095	5%	50%
$10,305 - $10,500	90% (Target)	1,115 – 1,135	10% (Target)	100%
$10,630	135%	1,143	15%	150%
$10,760	180%	1,150	20%	200%
$10,980	225%	1,158	25%	250%
$11,200	270%	1,165	30%	300%

(1)
Cumulative base RCF Dollars is measured as the company’s total revenue for all restaurants open as of December 31, 2024 multiplied by the RCF Margin %, which is total revenue minus restaurant operating costs (less depreciation and amortization, crew tipping expenses and tariff expenses), expressed as a percentage of the Company’s total revenue.

The payout range for the PSUs is 0% to 300%, and PSUs will only be earned if the 3-year cumulative base RCF Dollars are greater than $9.925 billion (90% weight) and/or if more than 1,075 total NROs occur over the performance period (10% weight). The maximum payout under RCF Dollars metric is 270% and the maximum payout under total NROs metric is 30%. If the level of performance falls between the levels in the table, the payout percentage will be determined using linear interpolation. To help ensure that performance goals drive acceptable returns to shareholders, the 2025 PSUs contain a provision capping the payout at 100% of target if the company’s 3-year relative total shareholder return (“TSR”) is below the 25th percentile of the S&P 500 constituent companies.
2025 SOSARs
The NEOs received an annual grant of SOSARs on February 7, 2025. These SOSARs have an exercise price equal to the closing price on the grant date, vest in two equal installments on the second and third anniversaries of the grant date, subject to continued employment through the applicable vesting date, and have a 7-year term. SOSARs require positive performance of our share price for an executive to realize any value from the award.
2025 RSUs
Messrs. Brandt, Theodoredis and Hartung elected to receive an annual RSU grant on February 7, 2025 in lieu of SOSARs. This RSU vests in two equal installments on the second and third anniversaries of the grant date, subject to the executive’s continued employment through the applicable vesting date.
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COMPENSATION DISCUSSION AND ANALYSIS
EARNOUT OF 2023-25 PSU AWARDS
In 2023, we granted PSUs to our executive officers that vested based on the company’s performance against two metrics: three-year cumulative base RCF Dollars and total NROs, both measured from January 1, 2023 – December 31, 2025. The number of shares that could be earned under the award was determined by multiplying the target number of shares subject to the award by the payout percentage, as set forth in the table below:

3-Yr Cumulative Base RCF Dollars Metric (weight: 90%)		Total NROs Metric (weight: 10%)		Total Potential Payout
3-Yr Cumulative Base RCF Dollars(1) (in millions)	Shares Earned as % of Target PSUs	Total NROs	Shares Earned as % of Target PSUs	Shares Earned as % of Target PSUs
$7,100	0%	730	0%	0%
$7,250	45%	765	5%	50%
$7,400 - $7,500	90% (Target)	800 - 830	10% (Target)	100%
$7,600	135%	885	15%	150%
$7,700	180%	880	20%	200%
$7,800	225%	905	25%	250%
$7,900	270%	930	30%	300%

(1)
Cumulative base RCF Dollars is measured as the company’s total revenue for all restaurants open as of December 31, 2022 multiplied by the RCF Margin %, which is total revenue minus restaurant operating costs (exclusive of depreciation and amortization and crew tipping expenses), expressed as a percentage of the Company’s total revenue.

The 3-Yr Cumulative Base RCF Dollars for the performance period was $7.843 billion and the total NROs for the performance period was 923 and, as a result, in February 2026, the Compensation, People and Culture Committee certified payout for the 2023-2025 PSUs at 273% of target.
Benefits and Perquisites
In addition to the principal compensation elements described above, we provide our executive officers with access to the same benefits we provide all our full-time employees as well as limited perquisites and other personal benefits that we believe are reasonable and supported by market practice, personal safety and convenience that enhances productivity. We believe that the perquisites we provide our executive officers are consistent with market practices and are reasonable and consistent with our compensation objectives.
Executive officers on occasion have used company-owned or chartered airplanes for personal trips, and on occasion family members of executive officers travel on company-owned or chartered airplanes when the executive officer travels for personal or business trips. We generally require the executive officer to fully reimburse us for the incremental cost of personal trips, except when prohibited by applicable regulations; however, the Board has preapproved the CEO’s limited use of the company-owned airplanes for personal trips. The Chairman of the Board reviews personal use of the company-owned aircraft each quarter to assess whether it is consistent with the Board’s approval. Other NEOs also may use the company-owned aircraft for personal travel on occasion and with prior approval of our CEO. We also provided personal security for our CEO in early 2025 as a precautionary measure, in response to the highly publicized murder of a public company executive and generalized threatening public discourse.
We also administer a non-qualified deferred compensation plan that permits eligible management employees, including our executive officers, who earn compensation greater than the maximum compensation that can be considered with respect to the 401(k) Plan, as set by the Internal Revenue Code. The plan allows participants to defer the obligation to pay taxes on certain elements of their compensation while also potentially receiving earnings on deferred amounts. We offer an employer match on a portion of the contributions made by the employees. We believe this plan is an important retention and recruitment tool because it helps facilitate retirement savings and financial flexibility for our key employees, and because many of the companies with which we compete for executive talent provide a similar plan to their key employees.
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COMPENSATION DISCUSSION AND ANALYSIS
OTHER COMPENSATION-RELATED POLICIES
Executive Stock Ownership Guidelines
Stock ownership guidelines are intended to ensure that our executive officers retain ownership of a sufficient amount of Chipotle stock to align their interests in a meaningful way with the interests of our long-term shareholders. Alignment of our employees’ interests with those of our shareholders is a principal purpose of the equity component of our compensation program. The Compensation, People and Culture Committee believes that the stock ownership guidelines for our executive officers are robust and in the case of the CEO and CFO, the requirements are among the highest in our compensation peer group. The table below reflects our guidelines and compliance by our NEOs with the guidelines as of December 31, 2025.

Name(1)	Ownership Requirement (multiple of base salary)	In Compliance
Scott Boatwright	7 times
Adam Rymer	4 times
Curt Garner	3 times
Chris Brandt	3 times
Roger Theodoredis	3 times

(1)	Jack Hartung ceased to be an executive officer of the company on June 1, 2025 and was no longer subject to the Executive Stock Ownership Guidelines as of December 31, 2025.
Compliance with the stock ownership requirements is evaluated each year on the last trading day of the calendar year using the average closing price of Chipotle’s common stock over the 30 trading days ending on and including the last trading day of the calendar year. Executive officers have five years to achieve the requisite ownership; however, if an executive officer is not on track to meet the applicable ownership requirement by the end of the third year, he or she (i) cannot sell shares of common stock owned outright, if any, and (ii) must retain at least 50% of the shares received upon the vesting of a RSU, PSU or other full-value equity award, and/or the exercise of an option or SOSAR, measured after withholding of shares by the company for the exercise price. The guidelines are reviewed annually and may be adjusted by the Committee at any time. Shares underlying unvested restricted stock or RSUs count towards satisfaction of the guidelines, while shares underlying stock options and SOSARs (whether vested or unvested) and unearned performance shares and PSUs do not count. As of December 31, 2025, all of our NEOs who were employed by us at year end satisfied or exceeded these requirements.
Stock ownership guidelines applicable to non-employee members of our Board are described on page 19.
Executive Compensation Recovery Policy
Chipotle’s Executive Compensation Recovery Policy requires the Board to pursue reimbursement of incentive-based compensation paid or awarded to an executive officer if the payment or award was based on the achievement of certain financial results that subsequently were the subject of a restatement, and a lower payment or award would have been made to the executive officer based upon the restated financial results. The clawback covers incentive-based compensation paid or awarded on or after October 2, 2023 and during the three fiscal years prior to the restatement. In addition, the Board may require forfeiture of an executive officer’s compensation, both cash and equity, if the executive officer engaged in egregious conduct substantially detrimental to the company. Our policy complies with and exceeds the New York Stock Exchange listing standards. Our Executive Compensation Recovery Policy was filed as Exhibit 97.1 to our Annual Report on Form 10-K for the year ended December 31, 2025.
Equity Grant Practices
Our current and historical practice is to grant equity awards only during periods when our trading window is open pursuant to our Insider Trading Policy. Our annual grant of equity awards, including the annual grant of LTI awards to the NEOs and other executive officers, usually occurs within one week after we publicly announce our financial results for the fourth quarter and full fiscal year. We make interim equity grants during the year (for example, to newly hired or promoted employees) when our trading window is open pursuant to our Insider Trading Policy and usually within one week after we publicly announce our financial results for a financial quarter. The Compensation, People and Culture Committee approves all LTI awards to executive officers and has delegated authority to our CEO and our Chief Legal and Human Resources Officer to make grants of LTI awards, within specified parameters, to non-executive officer employees.
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COMPENSATION DISCUSSION AND ANALYSIS
Executive Compensation Agreements and Arrangements
Executive Officer Severance Plan
The Chipotle Mexican Grill, Inc. Executive Officer Severance Plan (the “Severance Plan”) provides severance benefits to our executive officers, including the NEOs, if their employment is terminated either by us without “cause” (excluding termination due to death or disability) or due to their resignation for “good reason” (each as defined in the Severance Plan) (a “Qualifying Termination”).
An executive officer who experiences a Qualifying Termination would be eligible to receive (i) cash severance equal to the sum of their base salary plus target cash bonus under the AIP for the year in which the Qualifying Termination occurs multiplied by two, in the case of the CEO, or 1.5, in the case of other executive officers, paid in equal installments over 24 months, for the CEO, and 18 months for other executive officers, plus (ii) a pro-rated portion of their annual bonus under the AIP for the year in which the Qualifying Termination occurs, based on the Company’s actual performance, plus (iii) the cash equivalent of the employer portion of the cost of the Company group health plans in which the executive officer was participating immediately prior to the Qualifying Termination for 24 months, with respect to the CEO, or for 18 months, with respect to other executive officers. In addition, each executive officer would vest in a pro-rata portion of their unvested equity awards, with the performance-based equity awards vesting based on the company’s actual performance. Any SOSARs held by the executive officer would be exercisable for 12 months after the Qualifying Termination or if earlier, until the expiration date.
To be eligible for benefits under the Severance Plan, the executive officer must timely execute and not revoke a separation and general release agreement, in the form provided by the company, which contains customary confidentiality, non-solicitation and non-disparagement restrictions.
An executive officer cannot receive benefits under the Severance Plan if they become eligible to receive benefits under the Chipotle Mexican Grill, Inc. Change in Control Severance Plan.
Change in Control Severance Plan
We have a Change in Control Severance Plan (“CIC Plan”) to encourage retention of key management employees in the event of a change in control, which is designed to help incent key executives to remain with the company during the pendency of any planned or unexpected change in control of the company. Severance benefits are only payable in the event a change in control of the company occurs and an executive officer’s employment is terminated without cause or by him or her for good reason (each as defined in the plan). See “Potential Payments Upon Termination or Change-In-Control – Change in Control Severance Plan” for more details.
Termination and Transition Agreements
In January 2026, each of Messrs. Brandt and Theodoredis relinquished his executive officer position and, to facilitate an orderly succession, agreed to remain with the company in an advisory capacity through June 2026. As a result, each executive will experience a Qualifying Termination and be eligible to receive benefits under the Severance Plan at the end of the transitional advisory services period, subject to the executive’s execution and nonrevocation of a general release of claims. Pursuant to the Severance Plan, each will receive (i) cash severance equal to 1.5 times the sum of their base salary plus target cash bonus under the 2026 AIP, which will be paid in equal installments over 18 months, plus (ii) the cash equivalent of the employer portion of the cost of the company group health plans in which the executive was then participating for 18 months. Neither executive will receive a payout under the 2026 AIP under the Severance Plan or otherwise. In addition, each will vest in a pro-rata portion of his unvested equity awards as of the Qualifying Termination Date, with the PSUs vesting based on the company’s actual performance, and his vested SOSARs will be exercisable for 12 months after his employment with the company ceases, or if earlier, until the expiration date of the SOSAR.
In May 2025, Chipotle signed a transition letter agreement with Jack Hartung, who was then serving as President and Chief Strategy Officer and who previously served as our former Chief Financial and Administrative Officer. Pursuant to the agreement, Mr. Hartung relinquished his executive officer positions in June 2025 and, to facilitate an orderly transition and support our new CFO and CEO, agreed to remain with the company as a Senior Advisor until his retirement on March 6, 2026. He is eligible for retirement treatment pursuant to the terms of his outstanding equity awards, which means he will continue to vest in full (based on the company’s actual performance, in the case of his PSUs), and his SOSARs will continue to be exercisable in accordance with the terms of each award. Mr. Hartung was not eligible to receive benefits under the Severance Plan.
Compensation Program Risk Assessment
The Compensation, People and Culture Committee retained Meridian Compensation Partners, LLC, an independent executive compensation consulting firm, in 2025 to review and assess the company’s executive compensation program and generally advise the Compensation, People and Culture Committee. Meridian conducted a risk assessment of our compensation programs in March 2026 and concluded that our compensation policies, practices and programs do not create risks that are reasonably likely to have a material adverse effect on Chipotle. Meridian’s assessment included a review of our pay and incentive plan structures, pay practices and policies and governance processes, the Compensation, People and Culture Committee’s oversight of such programs and available recoupment policies in place to help mitigate risk.
The risk assessment considered factors including the following:
•	We have a strong governance process with an independent Compensation, People and Culture Committee, which in turn engages an independent compensation consultant.
•
We have a well-articulated total compensation strategy and a well-balanced pay mix (fixed and variable pay elements), with layering of payout timing, annual award and overlapping vesting of equity incentives and various incentive vehicles.

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COMPENSATION DISCUSSION AND ANALYSIS
•	We use a good variety of performance metrics along with multiple measures to avoid the achievement of a performance metric at the expense of the business more generally.
•	The performance targets for our AIP and PSUs are aligned with short-term and longer-term business strategy.
•
Our incentive plans have clear targets and performance intervals, with the short-term AIP including performance curve with “kinks” above and below target; performance thresholds which are set to minimum acceptable standards that are achievable without excessive or inappropriate risk taking.

•	Incentive opportunities are capped.
•
We have overlapping vesting periods for long-term incentives – along with meaningful share ownership requirements – which help ensure that executives remain exposed to the risks of their decision making and risk taking through their unvested equity and the shares that they are required to own.

In structuring and approving our executive compensation programs, as well as policies and procedures relating to compensation throughout our company, the Compensation, People and Culture Committee also considers risks that may be inherent in such programs, policies and procedures. The Committee reviewed the assessment of the company’s 2025 compensation program and discussed the report with management and based on its review, determined that any risks arising from the company’s compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the company.
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COMPENSATION, PEOPLE AND CULTURE COMMITTEE REPORT
The Compensation, People and Culture Committee reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and Chipotle’s Annual Report on Form 10-K for filing with the SEC.
Compensation, People and Culture Committee.
Patricia Fili-Krushel, Chairperson
Laura Fuentes
Mauricio Gutierrez
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2025 COMPENSATION TABLES
2025 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Scott Boatwright Chief Executive Officer	2025	$1,095,385	$7,800,002	$5,200,007	$1,155,000	$205,342	$15,455,736
	2024	$768,461	$14,621,203	$2,000,801	$1,577,324	$169,728	$19,137,518
	2023	$607,500	$3,602,692	$900,328	$1,170,000	$66,252	$6,346,772
Adam Rymer* Chief Financial Officer	2025	$650,000	$1,800,053	$1,200,007	$292,500	$49,897	$3,992,458
	2024	$428,684	$4,100,955	$350,351	$452,996	$34,282	$5,367,269
Curt Garner President, Chief Strategy and Technology Officer	2025	$841,154	$3,750,040	$2,500,005	$534,463	$114,731	$7,740,392
	2024	$813,846	$10,881,039	$2,500,580	$1,763,410	$74,432	$16,033,306
	2023	$775,385	$3,000,101	$2,000,384	$1,560,000	$90,644	$7,426,514
Chris Brandt Former President, Chief Brand Officer	2025	$781,154	$4,000,080	$1,000,009	$372,875	$98,945	$6,253,063
	2024	$754,615	$10,912,699	$950,592	$1,421,200	$67,167	$14,106,273
	2023	$720,384	$3,602,692	$900,328	$1,305,000	$96,374	$6,624,778
Roger Theodoredis* Former General Counsel, Chief Legal Officer	2025	$661,923	$3,200,019	$800,011	$284,288	$28,870	$4,975,111
	2024	$641,923	$7,371,910	$1,500,179	$1,049,254	$90,100	$10,653,367
Jack Hartung Former President and Chief Strategy Officer; Former Chief Financial and Administrative Officer	2025	$518,461	$5,200,059	$1,300,015	$249,005	$117,769	$7,385,310
	2024	$886,154	$12,081,549	$2,600,198	$1,849,976	$83,558	$17,501,434
	2023	$865,000	$3,300,593	$2,200,112	$1,903,000	$114,577	$8,383,282

*	Messrs. Rymer and Theodoredis first became NEOs in 2024.
(1)
Amounts under “Stock Awards” represent the grant date fair value under FASB Topic 718 of (i) the 2025 annual grant of performance share units (“PSUs”), based on the probable achievement as of the date of grant, and (ii) the 2025 annual grant of restricted stock units (“RSU”). See Note 8 to our audited consolidated financial statements for the year ended December 31, 2025, which are included in our Annual Report on Form 10-K filed with the SEC on February 4, 2026 for descriptions of the methodologies and assumptions we use to value stock awards and our related expense recognition pursuant to FASB ASC Topic 718. The 2025 annual PSU awards will only pay out to the extent the two performance metrics (three-year cumulative base restaurant cash flow (“RCF”) dollars and total number of new restaurant openings (“NROs”)) equal or exceed the predetermined threshold performance levels over the 2025 through 2027 performance period. The PSU awards reflect an assumed target outcome of the performance conditions and do not reflect the value that ultimately may be realized by the executive officer. The aggregate grant date fair value of the 2025 PSU awards for our NEOs, assuming maximum performance, is approximately $23.4 million for Mr. Boatwright, $5.4 million for Mr. Rymer, $11.3 million for Mr. Garner, $9.0 million for Mr. Brandt, $7.2 million for Mr. Theodoredis and $11.7 million for Mr. Hartung. For further details, see “Compensation Discussion and Analysis – 2025 Compensation Program.” For 2025, the annual grant to executive officers was in the form of 60% PSUs, 20% stock-only stock appreciation rights (“SOSARs”), and 20% individual choice between RSUs or SOSARs with an equivalent grant value. Messrs. Boatwright, Garner and Rymer elected to receive 40% of their 2025 grant in the form of SOSARs rather than in RSUs and Messrs. Brandt, Hartung and Theodoredis received 20% of their 2025 grant in the form of SOSARs and elected to receive 20% of their 2025 grant in the form of RSUs.

(2)
Amounts under “Option Awards” represent the grant date fair value under FASB Topic 718 of SOSARs awarded in 2025. See Note 8 to our audited consolidated financial statements for the year ended December 31, 2025, as referenced in footnote (1), for descriptions of the methodologies and assumptions we use to value SOSAR awards and our related expense recognition pursuant to FASB ASC Topic 718.

(3)	Amounts under “Non-Equity Incentive Plan Compensation” represent cash payouts earned under the AIP for the relevant year. See “Compensation Discussion and Analysis – Annual Incentive Plan (AIP).”
(4)	Amounts shown in the “All Other Compensation” column for 2025 consist of the following:

Name	Company Contributions to Retirement Plans(a)	Personal Aircraft Use(b)	Tax Payments(c)	Other(d)	Total
Scott Boatwright	$77,738	$95,697	$3,034	$28,873	$205,342
Adam Rymer	$28,387	$0	$4,116	$17,394	$49,897
Curt Garner	$95,153	$0	$4,365	$15,212	$114,731
Chris Brandt	$82,584	$0	$2,391	$13,969	$98,945
Roger Theodoredis	$14,000	$0	$3,320	$11,550	$28,870
Jack Hartung	$111,766	$0	$832	$5,171	$117,769

(a)
Consists of matching contributions made by the company to Chipotle’s 401(k) Plan and the Supplemental Deferred Investment Plan for the benefit of the executive. The Supplemental Deferred Investment Plan is a nonqualified deferred compensation arrangement for employees who earn compensation greater than the maximum compensation that can be considered with respect to the 401(k) Plan, as set by the Internal Revenue Code. See “Nonqualified Deferred Compensation for 2025” for more details on this plan.

(b)
Consists of the aggregate incremental costs of personal use of company-owned aircraft, which use was approved by our Board, or personal travel on commercial aircraft paid by the company. The aggregate incremental costs include costs billed by the applicable third-party or, for company-owned aircraft, the hourly operating cost of the aircraft, consisting of fuel costs, and other operating costs such as crew expenses, catering and landing fees.

(c)
Includes the company’s reimbursement of taxes payable by the executive in connection with (i) for all executives, use of a meal card to receive a set amount of free Chipotle meals each month, which meal card is provided broadly to all the company’s corporate and field management employees, and (ii) for all executives except Mr. Hartung, concierge health services for the executive’s significant other. The meal card perquisite is not required to be included in the table above since it is available to a broad base of company employees, but the perquisite is taxable to all employees under Internal Revenue Service rules.

(d)
Includes costs of personal security for Mr. Boatwright ($17,108), life insurance premiums and a gym allowance for all executives, and financial and tax counseling services for Messrs. Rymer and Brandt.

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2025 COMPENSATION TABLES
GRANTS OF PLAN-BASED AWARDS IN 2025

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Award Type	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Scott Boatwright	AIP	―	―	$0	$2,200,000	$4,400,000
	PSU(4)	2/7/25	2/3/25				0	136,197	408,591				$7,800,002
	SOSAR(5)	2/7/25	2/3/25								286,029	$57.27	$5,200,007
Adam Rymer	AIP	―	―	$0	$585,000	$1,170,000
	PSU(4)	2/7/25	2/3/25				0	31,431	94,293				$1,800,053
	SOSAR(5)	2/7/25	2/3/25								66,007	$57.27	$1,200,007
Curt Garner	AIP	―	―	$0	$971,750	$1,943,500
	PSU(4)	2/7/25	2/3/25				0	65,480	196,440				$3,750,040
	SOSAR(5)	2/7/25	2/3/25								137,514	$57.27	$2,500,005
Chris Brandt	AIP	―	―	$0	$785,000	$1,570,000
	PSU(4)	2/7/25	2/3/25				0	52,384	157,152				$3,000,032
	SOSAR(5)	2/7/25	2/3/25								55,006	$57.27	$1,000,009
	RSU(5)	2/7/25	2/3/25							17,462			$1,000,049
Roger Theodoredis	AIP	―	―	$0	$598,500	$1,197,000
	PSU(4)	2/7/25	2/3/25				0	41,907	125,721				$2,400,014
	SOSAR(5)	2/7/25	2/3/25								44,005	$57.27	$800,011
	RSU(5)	2/7/25	2/3/25							13,969			$800,005
Jack Hartung	AIP	―	―	$0	$452,736	$905,471
	PSU(4)	2/7/25	2/3/25				0	68,099	204,297				$3,900,030
	SOSAR(5)	2/7/25	2/3/25								71,508	$57.27	$1,300,015
	RSU(5)	2/7/25	2/3/25							22,700			$1,300,029

(1)
Amounts reflect potential payouts under the 2025 AIP. The “Threshold” column reflects amounts that would be paid if each executive officer achieved the plan goals at the minimum level required to receive any payout. The “Target” column reflects amounts that would be paid if the performance goals were each achieved at 100%. The “Maximum” column reflects amounts that would be paid if the performance goals were achieved at the maximum level. Amounts in each column assume that the Compensation, People and Culture Committee does not apply the food safety modifier to decrease the payout to any NEO by up to -20%. Actual payouts under the 2025 AIP are reflected in the “Non-Equity Incentive Plan Compensation” column of the 2025 Summary Compensation Table. See “Compensation Discussion and Analysis – 2025 Compensation Program – Annual Incentive Plan” for further information regarding the 2025 AIP.

(2)
All equity awards are shown in shares of common stock and were granted under the Chipotle Mexican Grill, Inc. 2022 Stock Incentive Plan. See “Terms of 2025 Annual PSU Awards,” “Terms of 2025 Annual SOSAR Awards” and “Terms of 2025 Annual RSU Awards” below for a description of the vesting terms for the PSUs, SOSARs and RSUs granted during 2025.

(3)
See Note 8 to our audited consolidated financial statements for the year ended December 31, 2025, which are included in our Annual Report on Form 10-K filed with the SEC on February 4, 2026, for descriptions of the methodologies and assumptions we used to value equity awards pursuant to FASB Topic 718.

(4)
PSUs will vest to the extent that the company’s three-year cumulative base RCF Dollars and total number of new restaurant openings (NROs) over the 2025 through 2027 performance period equal or exceed the predetermined threshold performance level.

(5)	These SOSARs and RSUs vest 50% on the second anniversary and 50% on the third anniversary of the date of grant.
TERMS OF 2025 ANNUAL PSU AWARDS
Annual PSUs granted to the executive officers in 2025 will vest only if and to the extent that the company’s three-year cumulative base RCF Dollars and total number of NROs over the 2025 through 2027 performance period equal or exceed the predetermined threshold performance level. The payout range for the PSUs is 0% to 300%, and PSUs will only be earned if the 3-year cumulative base RCF Dollars are greater than $9.925 billion (90% weight) and/or if more than 1,075 total NROs occur over the performance period (10% weight). If cumulative base RCF Dollars and/or total NROs fall between two stated performance levels in the performance goal table, the payout percentage will be determined using linear interpolation. Vesting and payout of each PSU is subject to the executive officer’s continued employment through the vesting date (except in the event of termination of employment due to death or disability). Each PSU may be paid out on an accelerated basis in the event of a change in control transaction and continue to vest (possibly on a pro-rata basis) upon retirement of the holder. In addition, under the Chipotle Mexican Grill, Inc. Executive Officer Severance Plan (the “Severance Plan”) if an executive officer’s employment is terminated either by us without “cause” (excluding termination due to death or disability) or due to their resignation for “good reason” (each as defined in the Severance Plan) the executive officer would vest in a pro-rata portion of their unvested PSUs, based on the company’s actual performance.
2026 Proxy Statement | 55

2025 COMPENSATION TABLES
TERMS OF 2025 ANNUAL SOSAR AWARDS
A SOSAR represents the right to acquire a specific number of shares of common stock at a pre-set price, which has value when the market price of the common stock at the time of exercise exceeds the exercise price. The exercise price of the SOSARs is equal to the closing price of our common stock on the date of grant. SOSARs vest 50% on the second anniversary and 50% on the third anniversary of the date of grant, subject to the executive’s continued employment, and have a seven-year term. SOSARs may continue to vest upon the holder’s retirement and may vest on an accelerated basis in the event of termination of employment due to death or disability, a qualifying termination of employment following a change in control, and upon completion of certain change in control transactions in which the SOSARs are not replaced. In addition, under the Severance Plan if an executive officer’s employment is terminated either by us without “cause” (excluding termination due to death or disability) or due to their resignation for “good reason” (each as defined in the Severance Plan) the executive officer would vest in a pro-rata portion of their unvested SOSARs, and any SOSARs held by the executive officer would be exercisable for 12 months after termination or if earlier, until the expiration date.
TERMS OF 2025 annual RSU AWARDS
2025 annual RSUs vest 50% on the second anniversary and 50% on the third anniversary of the date of grant, subject to the executive’s continued employment, and will settle in shares of common stock on a one-for-one basis. The RSUs may continue to vest upon the holder’s retirement and may vest on an accelerated basis in the event of termination of employment due to death or disability, a qualifying termination of employment following a change in control, and upon completion of certain change in control transactions in which the RSUs are not replaced. In addition, under the Severance Plan if an executive officer’s employment is terminated either by us without “cause” (excluding termination due to death or disability) or due to their resignation for “good reason” (each as defined in the Severance Plan) the executive officer would vest in a pro-rata portion of their unvested RSUs.
56 | 2026 Proxy Statement

2025 COMPENSATION TABLES
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2025

	Option Awards(1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Scott Boatwright	2/4/2021	165,200	—	$29.59	2/4/2028	—	—	—	—
	2/10/2022	163,650	—	$31.56	2/10/2029	—	—	—	—
	2/9/2023	43,500	43,500	$32.14	2/9/2030	14,000	$518,000	229,457	$8,489,909
	2/9/2024	—	118,500	$52.77	2/9/2031	2,250	$83,250	56,900	$2,105,300
	8/22/2024	—	—	—	—	59,869(4)	$2,215,153	—	—
	2/7/2025	—	286,029	$57.27	2/7/2032	—	—	136,197	$5,039,289
Adam Rymer	2/4/2021	25,450	—	$29.59	2/4/2028	—	—	—	—
	2/10/2022	29,850	—	$31.56	2/10/2029	—	—	—	—
	2/9/2023	14,500	14,500	$32.14	2/9/2030	—	—	25,526	$944,462
	2/9/2024	—	20,750	$52.77	2/9/2031	—	—	6,650	$246,050
	8/22/2024	—	—	—	—	37,418(5)	$1,384,466	—	—
	10/1/2024	—	—	—	—	13,119	$485,403	—	—
	2/7/2025	—	66,007	$57.27	2/7/2032	—	—	31,431	$1,162,947
Curt Garner	2/8/2019	86,100	—	$11.66	2/8/2026	—	—	—	—
	2/6/2020	267,200	—	$17.14	2/6/2027	—	—	—	—
	2/4/2021	177,900	—	$29.59	2/4/2028	—	—	—	—
	2/10/2022	176,900	—	$31.56	2/10/2029	—	—	—	—
	2/9/2023	96,650	96,650	$32.14	2/9/2030	—	—	254,846	$9,429,302
	2/9/2024	—	148,100	$52.77	2/9/2031	2,450	$90,650	71,100	$2,630,700
	8/22/2024	—	—	—	—	52,386(4)	$1,938,282	—	—
	2/7/2025	—	137,514	$57.27	2/7/2032	—	—	65,480	$2,422,760
Chris Brandt	2/4/2021	152,450	—	$29.59	2/4/2028	—	—	—	—
	2/10/2022	163,650	—	$31.56	2/10/2029	—	—	—	—
	2/9/2023	43,500	43,500	$32.14	2/9/2030	14,000	$518,000	229,457	$8,489,909
	2/9/2024	—	56,300	$52.77	2/9/2031	18,050	$667,850	54,050	$1,999,850
	2/9/2024	—	—	—	—	2,050	$75,850	—	—
	8/22/2024	—	—	—	—	52,386(4)	$1,938,282	—	—
	2/7/2025	—	55,006	$57.27	2/7/2032	17,462	$646,094	52,384	$1,938,208
Roger Theodoredis	2/9/2023	—	67,650	$32.14	2/9/2030	—	—	178,406	$6,601,022
	2/9/2024	—	88,850	$52.77	2/9/2031	2,300	$85,100	42,650	$1,578,050
	8/22/2024	—	—	—	—	37,418(4)	$1,384,466	—	—
	2/7/2025	—	44,005	$57.27	2/7/2032	13,969	$516,853	41,907	$1,550,559
Jack Hartung	2/6/2020	267,200	—	$17.14	2/6/2027	—	—	—	—
	2/4/2021	177,900	—	$29.59	2/4/2028	—	—	—	—
	2/10/2022	176,900	—	$31.56	2/10/2029	—	—	—	—
	2/9/2023	106,300	106,300	$32.14	2/9/2030	—	—	280,371	$10,373,727
	2/9/2024	—	154,000	$52.77	2/9/2031	3,400	$125,800	73,950	$2,736,150
	8/22/2024	—	—	—	—	59,869(4)	$2,215,153	—	—
	2/7/2025	—	71,508	$57.27	2/7/2032	22,700	$839,900	68,099	$2,519,663

(1)
Unless noted otherwise, SOSARs and RSUs vest ratably on the second and third anniversary of the grant date, generally subject to continued employment with the company through the applicable vesting date. Since Messrs. Brandt and Theodoredis will incur a Qualifying Termination under the Severance Plan at the end of their transitional advisory services period, their outstanding SOSARs and RSUs will vest pro-rata as of their Qualifying Termination date, and, as a result of his retirement, Mr. Hartung’s RSUs and SOSARs will continue to vest in full, as further described in “Compensation Discussion & Analysis —Executive Compensation Agreements and Arrangements—Termination and Transition Agreements.”

(2)	Calculated based on the closing stock price of Chipotle common stock on December 31, 2025 of $37.00 per share.
2026 Proxy Statement | 57

2025 COMPENSATION TABLES
(3)
Unless otherwise indicated, PSUs vest if and to the extent that the performance targets are met at the end of the three-year performance period, subject to continued employment. Since Messrs. Brandt and Theodoredis will incur a Qualifying Termination under the Severance Plan at the end of their transitional advisory services period, their PSUs will be eligible to vest pro-rata based on actual performance, and, as a result of his retirement, Mr. Hartung’s PSUs will be eligible to vest in full based on actual performance, as further described in “Compensation Discussion & Analysis —Executive Compensation Agreements and Arrangements—Termination and Transition Agreements.” For the 2023 PSUs, which vested on February 15, 2026, the number of shares in the table reflect shares earned based on actual achievement of the performance objectives, which resulted in a 273% of target payout. For the 2024 PSUs, which are scheduled to vest on February 15, 2027, and the 2025 PSUs, which are scheduled to vest on February 15, 2028, the number of shares in the table reflect payout at the target achievement level. Actual achievement of the performance objectives for the 2024 PSUs and 2025 PSUs may vary from the achievement reflected in the table based on company performance over the remainder of the performance period.

(4)
These RSUs vested 60% on the first anniversary of the grant date and the remaining 40% will vest on the second anniversary of the grant date, subject to the executive’s continued employment through the final vesting date. Since Messrs. Brandt and Theodoredis will incur a Qualifying Termination under the Severance Plan at the end of their transitional advisory services period, their RSUs will vest pro-rata as of their Qualifying Termination Date, as further described in “Compensation Discussion & Analysis —Executive Compensation Agreements and Arrangements—Termination and Transition Agreements.” Since Mr. Hartung delayed his retirement until March 2026, his RSU will continue to vest in full through the final vesting date.

(5)	This RSU vests in three equal installments on the first three anniversaries of the grant date, subject to the executive’s continued employment through the applicable vesting date.
OPTION EXERCISES AND STOCK VESTED IN FISCAL 2025

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)(1)	Value Realized on Exercise($)(2)	Number of Shares Acquired on Vesting(#)(1)	Value Realized on Vesting($)(3)
Scott Boatwright	0	$0	215,767	$10,167,702
Adam Rymer	0	$0	24,386	$1,132,792
Curt Garner	301,450	$9,104,989	128,771	$6,289,501
Chris Brandt	0	$0	139,059	$6,876,162
Roger Theodoredis	128,450	$2,291,775	90,646	$4,414,984
Jack Hartung	189,100	$4,234,834	139,997	$6,771,209

(1)	Reflects the number of shares of Chipotle common stock acquired on exercise of SOSARs or the vesting of RSUs and PSUs.
(2)	Equals the number of underlying shares exercised multiplied by the difference between the market value of Chipotle common stock on the date of exercise and the exercise price of the SOSARs.
(3)	Equals the closing price of Chipotle’s common stock on the vesting date multiplied by the number of shares vested.
NONQUALIFIED DEFERRED COMPENSATION FOR 2025
The Chipotle Mexican Grill, Inc. Supplemental Deferred Investment Plan permits eligible management employees, including our executive officers, to make contributions to deferral accounts once the employee has maximized his or her contributions to our 401(k) plan. Contributions are made on the participant’s behalf through payroll deductions from 1% to 50% of the participant’s monthly base compensation, which are credited to the participant’s “Supplemental Account,” and from 1% to 100% of payouts under the AIP, which are credited to the participant’s “Deferred Bonus Account.” We match contributions at the rate of 100% on the first 3% of compensation contributed and 50% on the next 2% of compensation contributed. Amounts contributed to a participant’s deferral accounts are not subject to federal income tax at the time of contribution, fluctuate in value based on the investment choices selected by the participant (which consist of a variety of mutual funds and may be changed by the participant at any time) and are fully vested upon contribution.
Participants may elect to receive distribution of amounts credited to their accounts in either (i) a lump sum amount paid from two to six years following the end of the year in which the deferral is made, subject to a one-time opportunity to postpone such lump sum distribution, or (ii) a lump sum or installment distribution following termination of the participant’s employment, with installment payments made in accordance with the participant’s election on a monthly, quarterly or annual basis over a period of up to 15 years following termination, subject to a one-time opportunity to change such distribution election within certain limitations. Distributions in respect of a participant’s deferral account are subject to federal income tax as ordinary income in the year the distribution is made.
Amounts credited to participants’ deferral accounts are our unsecured general obligations to pay the value of the accounts to the participants at times determined under the plan.
58 | 2026 Proxy Statement

2025 COMPENSATION TABLES
The table below presents contributions by each named executive officer to the Supplemental Deferred Investment Plan during 2025, our matching contributions, each executive’s earnings under and distributions from the Plan and the ending balances in the Plan on December 31, 2025.

Name	Executive Contributions In Last FY($)(1)	Registrant Contributions In Last FY($)(2)	Aggregate Earnings In Last FY($)(3)	Aggregate Withdrawals/ Distributions($)	Aggregate Balance at Last FYE($)(4)
Scott Boatwright	$438,153	$63,738	$188,494	$14,621	$1,551,370
Adam Rymer	$253,099	$14,387	$104,043	$0	$769,232
Curt Garner	$953,665	$81,153	$766,434	$0	$5,845,627
Chris Brandt	$593,980	$68,584	$409,389	$0	$2,870,227
Roger Theodoredis	—	—	—	—	—
Jack Hartung	$525,533	$97,766	$653,814	$0	$13,284,968

(1)	These amounts are reported in the 2025 Summary Compensation Table in each executive’s “Salary” for 2025.
(2)	These amounts are reported in the 2025 Summary Compensation Table in each executive’s “All Other Compensation” for 2025.
(3)	These amounts are not reported as compensation in the 2025 Summary Compensation Table because none of the earnings are “above market” as defined in SEC rules.
(4)
These amounts include amounts previously reported in the Summary Compensation Table for years prior to 2025 as “Salary,” “Non-Equity Incentive Plan Compensation” or “All Other Compensation” (excluding for purposes of this footnote any investment losses on balances in the plan and any withdrawals/distributions), in the following aggregate amounts: Mr. Boatwright ($1,059,438); Mr. Rymer ($133,237); Mr. Garner ($2,630,855); Mr. Brandt ($1,470,303); and Mr. Hartung ($8,824,220).

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
Severance Arrangements
We maintain an Executive Officer Severance Plan (the “Severance Plan”) to facilitate a smooth transition in the event of a change of leadership. The Severance Plan provides for severance benefits to the “executive officers” of the company, as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended, if the executive officer’s employment is terminated either by the company without “cause” (excluding termination by the company due to the executive officer’s death or disability) or due to a resignation by the executive officer for “good reason” (each as defined in the Severance Plan) that in each case does not entitle the executive officer to benefits under Chipotle’s Change in Control Severance Plan (a “Qualifying Termination”).
An executive officer who experiences a Qualifying Termination would be eligible to receive (i) cash severance equal to the sum of their base salary plus target cash bonus under the AIP for the year in which the Qualifying Termination occurs multiplied by two, in the case of the Chief Executive Officer, or one and one-half, in the case of other executive officers, paid in equal installments over 24 months, for the Chief Executive Officer, and 18 months for other executive officers, plus (ii) a pro-rated portion of their annual bonus under the AIP for the year in which the Qualifying Termination occurs, based on the company’s actual performance, plus (iii) the cash equivalent of the employer portion of the cost of the company group health plans in which the executive officer was participating immediately prior to the Qualifying Termination for 24 months, with respect to the Chief Executive Officer, or for 18 months, with respect to other executive officer. In addition, each executive officer would vest in a pro-rata portion of their unvested equity awards, with the performance-based equity awards vesting based on the extent of the company’s achievement of the applicable performance-based metrics. Any SOSARs held by the executive officer would be exercisable for 12 months after the Qualifying Termination or if earlier, until the expiration date. To be eligible for benefits under the Severance Plan, the executive officer must timely execute and not revoke a separation and general release agreement, in the form provided by the company, which contains customary confidentiality, non-solicitation and non-disparagement restrictions.
Change in Control Severance Plan
We maintain a Change in Control Severance Plan (“CIC Plan”) to encourage retention of key management employees in the event of a change in control. The Board believes that the CIC Plan would help incent key executives to remain with the company during the pendency of any planned or unexpected change in control of the company. Severance benefits are only payable if both a change in control of the company occurs and an executive officer’s employment is terminated without cause or by him or her for good reason (each as defined in the plan). Under the plan, each named executive officer would be eligible to receive a (i) lump sum cash payment equal to two times his annual base salary plus target bonus for the year in which the termination occurs, plus a prorated bonus for the portion of the year served prior to termination, and (ii) cash amount equal to the employer portion of the cost of medical insurance coverage for two years after termination. In addition, all unvested LTI held by the named executive officer at the time of termination would vest in full, with PSUs vesting at the greater of (a) target or (b) actual performance, as determined based on the company’s performance through the date of the change in control. The plan does not provide for any tax gross ups and executives are entitled to the best after tax result of either having payments reduced so as not to trigger excise taxes or receiving full payments and paying excise taxes. As a condition to receipt of any benefits under the plan, the executive officer would be required to sign a release of claims against the company and be subject to customary restrictive covenants.
2026 Proxy Statement | 59

2025 COMPENSATION TABLES
Equity Awards
The terms of some equity-based award agreements, including awards granted to our executive officers, provide for post-employment benefits in certain circumstances.
Performance Share Units. The award agreement for the annual PSU grant provides that if the holder’s employment terminates due to death or disability, the PSU will be settled, without proration, at the same time the PSUs are settled with respect to other PSU holders. If the holder’s employment terminates due to retirement (i) before the one-year anniversary of the grant date, the holder will vest in a pro rata portion of the PSU, or (ii) on or after the one-year anniversary of the grant date, the holder will vest in the PSU, without proration, in each case at the same time the PSUs are settled with respect to other PSU holders. Retirement is defined as the holder having a combined age and years of service with the company equal to at least 70. In the event a change in control of the company occurs, the PSUs will immediately vest at the greater of target or actual performance through the date the change in control is completed; provided that, in lieu of immediate vesting, the Compensation, People and Culture Committee may approve the replacement of the company’s PSUs with a comparable performance share unit issued by the company’s successor and the awards will vest if there is a qualifying termination of employment by the company’s successor without cause or by the executive officer for good reason.
Stock Appreciation Rights. The award agreement for the annual SOSAR grant provides that if the holder’s employment terminates due to death or disability, any unvested SOSARs as of the termination date will immediately vest and will remain exercisable until the third anniversary of the termination date. If the holder’s employment terminates due to retirement (i) before the one-year anniversary of the grant date, the holder will vest in a pro rata portion of the SOSAR over the remainder of the vesting period, or (ii) on or after the one-year anniversary of the grant date, the holder will continue to vest in the SOSAR over the remainder of the vesting period without proration, and in each case the SOSARs will be exercisable until the earlier of the third anniversary of the retirement date or the expiration date of the SOSAR. Retirement is defined as the holder having a combined age and years of service with the company equal to at least 70. In the event a change in control of the company occurs that results in our common stock being removed from listing on a national securities exchange, the Compensation, People and Culture Committee is required to arrange for the substitution for any unvested SOSARs with the grant of a replacement award that provides the holder with substantially the same economic value and benefits and that vest on the earlier of the date the SOSARs would otherwise have vested under the terms of the original SOSAR agreement and the third anniversary of the grant date; provided that the SOSAR will vest if, during the two-year period following the change in control, the holder experiences a qualifying termination of employment by the company’s successor without cause or by the holder for good reason.
Restricted Stock Units. The award agreement for the annual RSU grant provides that if the holder’s employment terminates due to death or disability, any unvested RSUs as of the termination date will immediately vest. If the holder’s employment terminates due to retirement (i) before the one-year anniversary of the grant date, the holder will vest in a pro rata portion of the RSU over the remainder of the vesting period, or (ii) on or after the one-year anniversary of the grant date, the holder will continue to vest in the RSU over the remainder of the vesting period without proration. Retirement is defined as the holder having a combined age and years of service with the company equal to at least 70. In the event a change in control of the company occurs that results in our common stock being removed from listing on a national securities exchange, the Compensation, People and Culture Committee is required to arrange for the substitution for any unvested RSUs with the grant of a replacement award that provides the holder with substantially the same value and contains the same material terms and conditions of the original award agreement; provided that the RSU will vest if, during the two-year period following the change in control, the holder experiences a qualifying termination of employment by the company’s successor without cause or by the holder for good reason.
The following table presents the potential estimated payments to each named executive officer if he were terminated due to the indicated triggering event as of December 31, 2025, the last business day of the fiscal year. The table does not include amounts that we would need to pay regardless of the occurrence of the indicated triggering event, such as accumulated balances in retirement plans. In calculating the amounts reflected in the table, we assumed the following:
•
each triggering event occurred on December 31, 2025, the last trading day of fiscal 2025, and the price of our common stock was $37.00 per share, the closing price of Chipotle common stock on December 31, 2025

•	the executive earned a payout under the 2025 AIP equal to the actual payout amount for 2025, since he was employed by the company through the end of the year; and
•
with respect to equity awards, “Equity Grants” includes actual projected performance for PSUs as of December 31, 2025, which equal (i) for the 2023 PSUs, the actual payout rate of 273%; (ii) for the 2024 PSUs, payout at 13%; and (iii) for the 2025 PSUs, payout at 9.0%.

For further discussion, see “Compensation Discussion and Analysis – 2025 Compensation Program – 2025 PSU Awards.”
60 | 2026 Proxy Statement

2025 COMPENSATION TABLES
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Officer	Termination Without Cause or by Executive for Good Reason	Change in Control (Double Trigger)(1)	Retirement(2)	Death or Disability
Scott Boatwright
Salary	$2,200,000	$2,200,000	$0	$0
Bonus	$5,555,000	$5,555,000	$0	$0
Equity Grants	$11,098,575	$18,662,389	$0	$12,245,035
Benefits	$27,375	$27,375	$0	$0
Adam Rymer
Salary	$975,000	$1,300,000	$0	$0
Bonus	$1,170,000	$1,462,500	$0	$0
Equity Grants	$2,106,185	$4,293,824	$0	$3,021,505
Benefits	$20,531	$27,375	$0	$0
Curt Garner
Salary	$1,267,500	$1,690,000	$0	$0
Bonus	$1,992,088	$2,477,963	$0	$0
Equity Grants	$11,572,444	$16,981,587	$0	$12,488,196
Benefits	$20,531	$27,375	$0	$0
Chris Brandt(3)
Salary	$1,177,500	$1,570,000	$0	$0
Bonus	$1,550,375	$1,942,875	$0	$0
Equity Grants	$11,569,992	$16,485,531	$0	$12,981,927
Benefits	$20,531	$27,375	$0	$0
Roger Theodoredis(3)
Salary	$997,500	$1,330,000	$0	$0
Bonus	$1,182,038	$1,481,288	$0	$0
Equity Grants	$8,303,140	$12,044,951	$7,810,079	$9,261,071
Benefits	$20,531	$27,375	$0	$0
Jack Hartung(4)
Salary	$0	$0	$0	$0
Bonus	$0	$0	$0	$0
Equity Grants	$0	$19,327,202	$14,545,766	$14,653,880
Benefits	$0	$0	$0	$0

(1)
Reflects amounts the executive may receive if both a change in control of Chipotle occurs and the executive’s employment is terminated (other than for cause or by the executive for good reason). If a successor company does not grant the executive comparable equity awards in replacement of the outstanding Chipotle awards, the awards will vest upon a change in control.

(2)
Retirement is defined as the executive having achieved a combined age and years of service equal to at least 70. Messrs. Theodoredis and Hartung are the only NEOs eligible for retirement treatment as of December 31, 2025. Mr. Theodoredis will incur a “Qualifying Termination” under the Severance Plan in June 2026 and will not receive retirement treatment for purposes of his outstanding equity awards.

2026 Proxy Statement | 61

2025 COMPENSATION TABLES
(3)
On January 12, 2026, each of Messrs. Brandt and Theodoredis relinquished his executive officer position and will remain in an advisory role through June 2026. Their departures from the company in June 2026 will be a “Qualifying Termination” under the Severance Plan, and each will be eligible to receive benefits as set forth in the Plan (other than any pro-rated annual bonus for 2026) and vest in a pro-rata portion of his unvested equity awards (based on the company’s actual performance, in the case of their PSUs) as further described in “Compensation Discussion & Analysis —Executive Compensation Agreements and Arrangements—Termination and Transition Agreements.” The cash benefits payable to each are:

	Salary & Bonus	Benefits
Chris Brandt	$2,355,000	$22,090
Roger Theodoredis	$1,895,290	$22,355

(4)
In June 2025, Mr. Hartung relinquished his role as an executive officer and remained with the company as a Senior Advisor until his retirement on March 6, 2026, as further described in “Compensation Discussion & Analysis —Executive Compensation Agreements and Arrangements—Termination and Transition Agreements”. In connection with his retirement, Mr. Hartung is entitled to continue to vest in full in his outstanding equity awards (based on the company’s actual performance, in the case of his PSUs).

62 | 2026 Proxy Statement

2025 COMPENSATION TABLES
CEO PAY RATIO
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, U.S. publicly traded companies are required to disclose the ratio of their CEO’s annual total compensation to the median of the annual total compensation of all employees of the company other than the CEO. The rule requires that our median employee be selected from all employees, including full-time, part-time, seasonal and temporary employees.
The SEC rules for identifying the median employee and calculating the pay ratio permit companies to use various methodologies and assumptions, apply certain exclusions and make reasonable estimates that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable with the pay ratio that we have reported. For example, Chipotle employs over 130,000 people around the world, and approximately 125,000 are hourly restaurant crew employees working in our over 4,000 restaurants.
We calculated the pay ratio of Scott Boatwright, our CEO, to our median employee in accordance with the Dodd-Frank Act and Item 402(u) of the SEC’s Regulation S-K, to arrive at a reasonable estimate calculated in accordance with SEC regulations. We identified our median employee by using total 2025 compensation for all individuals, excluding our CEO, who were employed by us on December 31, 2025, and we annualized the compensation of all full- and part-time employees who joined Chipotle mid-year during 2025. The pay ratio disclosure rules permit companies to exclude non-U.S. employees from the median employee calculation if non-U.S. employees in a particular jurisdiction account for five percent (5%) or less of the company’s total number of employees. Applying this de minimis exemption, we excluded 2,539 employees in Canada, 447 employees in the United Kingdom,146 employees in France and 50 employees in Germany from the calculations of our median employee. To arrive at a consistently applied compensation measure, we excluded from total 2025 compensation certain unusual or non-recurring items not available to all employees generally. This resulted in identification of a median employee with annual total compensation for 2025 of $17,446, which is the compensation for an hourly part-time employee who works roughly 24 hours per week at one of our restaurants in Texas and is calculated in accordance with the Summary Compensation Table rules. The compensation of our median employee is not necessarily representative of the compensation of other restaurant employees or of our overall compensation practices.
Based on an annual total compensation of our median employee for 2025 of $17,446, and the annual total compensation of $15.46 million for Scott Boatwright, our CEO, as reported in the 2025 Summary Compensation Table, the ratio of our CEO’s annual total compensation to our median employee’s annual total compensation is 886 to 1. One of the most significant factors that differentiates us from other restaurant companies is that we own all of our restaurants (except the franchised restaurants in the Middle East), so all of the approximately 126,000 persons working in our U.S.-based restaurants are employees included in our calculation. This impacts the comparability of our CEO pay ratio to the ratio of many other restaurant or retail companies that operate under a franchise model and that do not employ all the hourly restaurant or retail crew employees.
2026 Proxy Statement | 63

PAY VERSUS PERFORMANCE TABLE
As described in “Compensation Discussion and Analysis,” our Compensation, People and Culture Committee has implemented an executive compensation program designed to link a substantial portion of our NEOs’ realized compensation to the achievement of financial, operational and strategic goals that we believe enhance long-term shareholder value. The table below sets forth additional compensation information for our NEOs, calculated in accordance with SEC regulations, for fiscal years 2021 through 2025:

							Value of Initial Fixed $100 Investment Based On:
Fiscal Year	Summary Compensation Table Total for CEO Brian R Niccol (a)	Compensation Actually Paid to CEO Brian R Niccol (b)	Summary Compensation Table Total for CEO Scott Boatwright (a)	Compensation Actually Pai d to CEO Scott Boatwright (b)	Average Summary Compensation Table Total for Non-CEO NEOs (c)	Average Compensation Actually Paid to Non-CEO NEOs (d)	CMG Total Shareholder Return (e)	Peer Group Total Shareholder Return (f)	Net Income ($ millions) (g)	Company Selected Measure (CSM) - RCF Dollars ($ millions) (h)
2025	$0	$0	$15,455,736	($16,022,852)	$6,069,267	($14,522,651)	$133	$124	$1,536	$3,026
2024	$22,139,926	($55,032,138)	$19,137,518	$33,415,960	$12,732,330	$24,542,185	$217	$126	$1,534	$3,018
2023	$22,473,427	$95,261,876	$0	$0	$7,195,337	$28,967,744	$165	$123	$1,229	$2,586
2022	$17,186,153	($16,848,694)	$0	$0	$6,500,834	($6,223,351)	$100	$109	$899	$2,062
2021	$17,880,580	$66,215,877	$0	$0	$5,402,915	$22,935,919	$126	$121	$653	$1,707

Column (a). Reflects compensation amounts reported in the Summary Compensation Table for our former CEO, Brian Niccol, and current CEO, Scott Boatwright, for the respective years shown.
Column (b). Reflects the respective amounts set forth in columns (a) of the table above, adjusted as set forth in the tables below, as determined in accordance with SEC rules and computed in accordance with the methodology used for financial reporting purposes. The dollar amounts reflected in columns (b) of the table above do not reflect the actual amount of compensation earned, realized or received by the CEOs during the applicable year, and a significant portion of the value is subject to forfeiture if the underlying vesting conditions with respect to the equity awards are not achieved. For information regarding the decisions made by our Compensation, People and Culture Committee regarding the CEO’s compensation for each fiscal year, see “Compensation Discussion and Analysis” and the tables and narrative explanations reporting pay for the fiscal years covered in the table above.

Year	Summary Compensation Table Total for Brian Niccol	Less: Summary Compensation Table Total Equity (Stock Awards + Option Awards)	Plus: Fair Value as of Fiscal Year-End of Stock and Option Awards Granted in Covered Year	Plus: Change in Fair Value of Outstanding Unvested Stock and Option Awards From Prior Years	Plus: Change in Fair Value of Stock and Option Awards from Prior Years that Vested in the Covered Year ($)	Less: Fair Value at Prior Fiscal Year-End of Stock and Option Awards Forfeited during the Covered Year ($)	Compensation Actually Paid to Brian Niccol
2024	$22,139,926	$20,711,924	$0	$0	$7,424,688	$63,884,828	($55,032,138)
2023	$22,473,427	$15,501,159	$52,191,463	$28,407,137	$7,691,008	$0	$95,261,876
2022	$17,186,153	$13,501,795	$7,812,978	($17,794,792)	($10,551,238)	$0	($16,848,694)
2021	$17,880,580	$12,001,072	$29,796,775	$29,160,321	$1,379,272	$0	$66,215,877

Year	Summary Compensation Table Total for Scott Boatwright	Less: Summary Compensation Table Total Equity (Stock Awards + Option Awards)	Plus: Fair Value as of Fiscal Year-End of Stock and Option Awards Granted in Covered Year	Plus: Change in Fair Value of Outstanding Unvested Stock and Option Awards From Prior Years	Plus: Change in Fair Value of Stock and Option Awards from Prior Years that Vested in the Covered Year ($)	Less: Fair Value at Prior Fiscal Year-End of Stock and Option Awards Forfeited during the Covered Year ($)	Compensation Actually Paid to Scott Boatwright
2025	$15,455,736	($13,000,009)	$1,707,440	($17,065,712)	($3,120,307)	$0	($16,022,852)
2024	$19,137,518	$16,622,004	$21,604,316	$7,279,143	$2,016,987	$0	$33,415,960

Column (c). The following non-CEO NEOs are included in the average amounts for each year shown:
2025: Jack Hartung, Curt Garner, Christopher Brandt, Adam Rymer, Roger Theodoredis
2024: Jack Hartung, Curt Garner, Christopher Brandt, Adam Rymer, Roger Theodoredis
2023: Jack Hartung, Curt Garner, Christopher Brandt and Scott Boatwright
2022: Jack Hartung, Curt Garner, Christopher Brandt, Scott Boatwright and Marissa Andrada
2021: Jack Hartung, Curt Garner, Christopher Brandt and Scott Boatwright
64 | 2026 Proxy Statement

PAY VERSUS PERFORMANCE TABLE
Column (d). Reflects the respective amounts set forth in column (c) of the table above, adjusted as set forth in the table below, as determined in accordance with SEC rules and computed in accordance with the methodology used for financial reporting purposes. The dollar amounts reflected in column (d) of the table above do not reflect the actual amount of compensation earned, realized, or received by the non-CEO NEOs during the applicable year, and a significant portion of the value is subject to forfeiture if the underlying vesting conditions with respect to the equity awards are not achieved. For information about the decisions made by our Compensation, People and Culture Committee regarding the non-CEO NEOs’ compensation for each fiscal year, see “Compensation Discussion and Analysis” and the related tables and narrative explanations reporting pay for the fiscal years covered in the table above.

Year	Summary Compensation Table Total for Non-CEO NEOs	Less: Summary Compensation Table Total Equity (Stock Awards + Option Awards)	Plus: Fair Value as of Fiscal Year-End of Stock and Option Awards Granted in Covered Year	Plus: Change in Fair Value of Outstanding Unvested Stock and Option Awards From Prior Years	Plus: Change in Fair Value of Stock and Option Awards from Prior Years that Vested in the Covered Year ($)	Less: Fair Value at Prior Fiscal Year-End of Stock and Option Awards Forfeited during the Covered Year ($)	Average Compensation Actually Paid to Non-CEO NEOs
2025	$6,069,267	($4,950,060)	$901,210	($14,970,067)	($1,573,000)	$0	($14,522,651)
2024	$12,732,330	$10,650,010	$14,483,857	$6,412,101	$1,563,907	$0	$24,542,185
2023	$7,195,337	$4,876,808	$16,111,788	$7,931,308	$2,606,119	$0	$28,967,744
2022	$6,500,834	$4,952,583	$2,987,539	($4,482,629)	($3,707,258)	$2,569,255	($6,223,351)
2021	$5,402,915	$3,313,428	$8,226,718	$10,490,185	$2,129,529	$0	$22,935,919

Column (e). For the relevant fiscal year, represents the cumulative TSR of Chipotle through December 31 of the applicable fiscal year, assuming $100 was invested on December 31, 2020.
Column (f). For the relevant fiscal year, represents the cumulative TSR of the S&P 500 Restaurants Index (Peer Group TSR) through December 31 of the applicable fiscal year, assuming $100 was invested on December 31, 2020 and dividends were reinvested.
Column (g). Reflects net income in Chipotle’s Consolidated Income Statements included in the company’s Annual Reports on Form 10-K for each of the years ended December 31, 2025, 2024, 2023, 2022 and 2021.
Column (h). Company Selected Measure (“CSM”) is Restaurant Cash Flow Dollars (“RCF Dollars”), which is calculated as the company’s total revenue less restaurant operating costs (exclusive of depreciation and amortization) for the applicable company fiscal year.
PAY FOR PERFORMANCE ALIGNMENT
The following table identifies the four most important performance measures used by our Compensation, People and Culture Committee to link the compensation actually paid (“CAP”) to our CEOs and other NEOs in 2025 to company performance. The role of each of these performance measures on our NEOs’ compensation is discussed in “Compensation Discussion and Analysis” above.

Most Important Performance Measures
Restaurant Cash Flow (RCF) Dollars	Comparable Restaurant Sales (CRS) Growth
Site Assessment Requests (SARs)	RCF Margin %

2026 Proxy Statement | 65

PAY VERSUS PERFORMANCE TABLE
The charts below reflect the relationship of CAP to our CEOs and other NEOs in each of 2021, 2022, 2023, 2024 and 2025 to (1) TSR of both Chipotle (“CMG”) and the S&P 500 Restaurants Index, (2) CMG net income and (3) CMG RCF Dollars.
CAP, as required under SEC rules, reflects adjusted values to unvested and vested equity awards during the years shown in the table based on year-end stock prices, various accounting valuation assumptions and projected performance modifiers, but does not reflect actual amounts paid out for those awards. CAP generally fluctuates due to stock price achievement and varying levels of projected and actual achievement of performance goals for outstanding PSU grants. For a discussion of how our Compensation, People and Culture Committee assessed Chipotle’s performance and our NEOs pay each year, see “Compensation Discussion and Analysis” in this proxy statement and in our proxy statements for 2021 through 2024.

66 | 2026 Proxy Statement

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Registration Rights
Prior to our initial public offering in 2006, certain of our current shareholders, including Albert Baldocchi, a member of our Board, entered into a registration rights agreement with us relating to shares of common stock they held at the time the agreement was executed. Under the agreement, Mr. Baldocchi is entitled to piggyback registration rights with respect to registration statements we file under the Securities Act of 1933, as amended, subject to customary restrictions and pro rata reductions in the number of shares to be sold in an offering. We would be responsible for the expenses of any such registration.
Director and Officer Indemnification
We have entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our certificate of incorporation and bylaws. These agreements, among other things, provide for indemnification and advancement of certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by any of our directors and executive officers in any action or proceeding, including any action by or in the right of our company, arising out of such person’s services as a director or executive officer of ours, any of our subsidiaries or any other company or enterprise to which the person provided services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.
DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires our officers and directors and certain holders of our outstanding common stock to file with the SEC initial reports of their ownership of our equity securities and reports of changes in ownership. Based solely on a review of such reports filed with the SEC and written representations from our officers and directors, we believe that all Section 16(a) filing requirements were complied with on a timely basis in 2025, except for the following:
•
Curt Garner, President, Chief Strategy and Technology Officer, was one day late in filing one Form 4 to report his sale of 63,000 shares of Chipotle common stock on June 25, 2025 due to an inadvertent administrative difficulty by Chipotle. Mr. Garner’s Form 4 was filed one business day late on June 30, 2025, promptly after the oversight was discovered.

•
Matthew R. Bush, Vice President, Controller, was one day late in filing his Form 3 due to delays in obtaining his SEC filing codes. His Form 3 was due on September 15, 2025 and he received his SEC filing codes and filed the Form 3 on September 16, 2025. He also was late in filing one Form 4 due to the company’s inadvertent oversight. Mr. Bush was granted an equity award on October 31, 2025 and the related Form 4 was filed on November 7, 2025, promptly after the oversight was discovered.

OTHER BUSINESS AT THE MEETING
The Board and our management do not know of any other matters to be presented at the annual meeting. If other matters do properly come before the annual meeting, it is intended that the persons designated on the accompanying form of proxy will vote on such matters in accordance with their judgment.
SHAREHOLDER PROPOSALS AND NOMINATIONS FOR 2027 ANNUAL MEETING
Inclusion of Proposals in Our Proxy Statement and Proxy Card under the SEC’s Rules
Any proposal of a shareholder intended to be included in our proxy statement and form of proxy/voting instruction card for the 2027 annual meeting of shareholders pursuant to SEC Rule 14a-8 must be received by us no later than December 29, 2026, unless the date of our 2027 annual meeting is more than 30 days before or after June 11, 2027, in which case the proposal must be received a reasonable time before we begin to print and send our proxy materials. All proposals must be addressed to Chipotle Mexican Grill, Inc., 610 Newport Center Dr., Suite 1100, Newport Beach, CA 92660, Attn: Corporate Secretary.
Inclusion of Director Nominations in Our Proxy Statement and Proxy Card under Our Proxy Access Bylaws
Our proxy access bylaws permit qualified shareholders or groups of shareholders to include nominations for election as a director in our proxy statement and form of proxy/voting instruction card, if the shareholder(s) comply with the proxy access provisions in our bylaws. For the 2027 annual meeting, notice of a proxy access nomination must be received at the address provided above no earlier than November 29, 2026, and no later than December 29, 2026.
Notice of Intent to Solicit Proxies
To comply with the SEC’s universal proxy rules, shareholders who intend to solicit proxies in support of director nominees, other than Chipotle’s nominees, for the 2027 annual meeting of shareholders must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than 60 days before the anniversary of the previous year’s annual meeting, which would be April 12, 2027. Notice must be submitted to the company in accordance with the advance notice procedures and other requirements set forth in Article II of our bylaws.
2026 Proxy Statement | 67

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR 2026 ANNUAL MEETING
Bylaw Requirements for Shareholder Submission of Nominations and Proposals
A shareholder nomination of a person for election to our Board of Directors or a proposal for consideration at our 2027 annual meeting (other than a proposal submitted pursuant to SEC Rule 14a-8) must be submitted in accordance with the advance notice procedures and other requirements set forth in Article II of our bylaws. These requirements are separate from, and in addition to, the requirements discussed above to have the shareholder nomination or other proposals included in our proxy statement and form of proxy/voting instruction card pursuant to the SEC’s rules. Our bylaws require that the proposal or nomination must be received by our Corporate Secretary at the above address no earlier than the close of business on February 11, 2027, and no later than the close of business on March 13, 2027. However, if the date of the 2027 annual meeting is more than 30 days before or 60 days after June 11, 2027 we must receive the proposal or nomination no earlier than the 120th day before the meeting date and no later than the 90th day before the meeting date, or if the date of the meeting is announced less than 100 days prior to the meeting date, no later than the tenth day following the day on which public disclosure of the date of the 2027 annual meeting is made.
AVAILABILITY OF SEC FILINGS, CORPORATE GOVERNANCE GUIDELINES, CODE OF ETHICS AND COMMITTEE CHARTERS
Copies of our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and all amendments to those reports filed with the SEC, our Codes of Ethics, Corporate Governance Guidelines, the charters of the Audit & Risk Committee, the Compensation, People and Culture Committee and the Nominating and Corporate Governance Committee, and any reports of beneficial ownership of our common stock filed by executive officers, directors and beneficial owners of more than 10 percent of the outstanding shares of either class of our common stock are posted on and may be obtained on the Investors page of our website at ir.chipotle.com without charge, or may be requested (exclusive of exhibits), at no cost by mail to Chipotle Mexican Grill, Inc., 610 Newport Center Dr., Suite 1100, Newport Beach, CA 92660, Attn: Corporate Secretary.
DELIVERY OF MATERIALS TO SHAREHOLDERS WITH SHARED ADDRESSES
Beneficial holders who own their shares through a broker, bank or other nominee and who share an address with another such beneficial owner are only being sent one Notice of Internet Availability of Proxy Materials or set of proxy materials, unless such holders have requested to receive separate copies of these materials. If you wish to receive a separate copy of these materials or if you are receiving multiple copies and would like to receive a single copy, please contact Chipotle investor relations by writing to Investor Relations, Chipotle Mexican Grill, Inc., 610 Newport Center Dr., Suite 1100, Newport Beach, CA 92660, or by email to ir@chipotle.com. We will promptly deliver a separate copy to you upon request.
MISCELLANEOUS
If you request physical delivery of these proxy materials, we will mail along with the proxy materials our Annual Report on Form 10-K for fiscal year 2025 (and the financial statements included in that report) as filed with the SEC; however, it is not intended that the Annual Report on Form 10-K be a part of the proxy statement or a solicitation of proxies.
You are respectfully urged to enter your vote instruction via the Internet as explained on the Notice of Internet Availability of Proxy Materials that was mailed to you, or if you are a holder of record and have received a proxy card, via telephone as explained on the proxy card. We would appreciate your prompt response.
Web links throughout this proxy statement are provided for convenience only, and the content on the referenced websites are not incorporated into and do not constitute a part of this proxy statement.
68 | 2026 Proxy Statement

APPENDIX A
CHIPOTLE MEXICAN GRILL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO GAAP
Restaurant Level Operating Margin
(in thousands)
(unaudited)

	Year ended December 31,
	2025	Percent of total revenue	2024	Percent of total revenue
Income from operations	$1,935,798	16.2%	$1,916,333	16.9%
Non-GAAP Adjustments
General and administrative expenses	652,017	5.5	697,483	6.2
Depreciation and amortization	361,382	3.0	335,030	3.0
Pre-opening costs	49,507	0.4	41,897	0.4
Impairment, closure costs, and asset disposals	27,503	0.2	26,949	0.2
Total non-GAAP Adjustments	1,090,409	9.1	1,101,359	9.7
Restaurant level operating margin	$3,026,207	25.4%	$3,017,692	26.7%

2026 Proxy Statement | A-1

EXECUTIVE OFFICERS

Scott Boatwright
Chief Executive Officer

Adam Rymer
Chief Financial Officer

Ilene Eskenazi
Chief Legal and Human Resources Officer

Curt Garner
President, Chief Strategy and Technology Officer

Jason Kidd
Chief Operating Officer

Laurie Schalow
Chief Corporate Affairs and Food Safety Officer

BOARD OF DIRECTORS

Albert Baldocchi
Director since 1997
Self-employed Financial Consultant and Strategic Advisor

Scott Boatwright
Director since 2024
Chief Executive Officer, Chipotle Mexican Grill

Matthew Carey
Director since 2021
Retired Executive Vice President of Customer Experience, The Home Depot, Inc.

Patricia Fili-Krushel
Director since 2019
Retired Media Executive

Mauricio Gutierrez
Director since 2021
Retired President and Chief Executive Officer, NRG Energy, Inc.

Laura Fuentes
Director since 2023
Executive Vice President and Chief Human Resources Officer, Hilton Worldwide Holdings Inc.

Robin Hickenlooper
Director since 2016
Senior Vice President of Corporate Development, Liberty Media Corporation

Scott Maw
Director since 2019
Retired Chief Financial Officer, Starbucks Corporation

Josh Weinstein
Director since 2025
Chief Executive Officer and Director of Carnival Corporation & plc

Mary Winston
Director since 2020
Founder and President, WinsCo Enterprises, Inc.; Retired Chief Financial Officer

STOCK EXCHANGE LISTING

New York Stock Exchange (Symbol: CMG)

INDEPENDENT PUBLIC ACCOUNTING FIRM

Ernst & Young LLP

STOCK TRANSFER AGENT

By phone:
+1-855-598-5490

By mail:
EQ Shareowner Services
1110 Centre Pointe Curve, Suite 101
Mendota Heights, MN 55120-4100

Online:
www.shareowneronline.com

Shareholders may obtain copies of Chipotle's annual report on Form 10-K for the year ended December 31, 2025, including our audited financial statements (but excluding exhibits), as well as other reports we file with the SEC, at no cost, on the investor relations page of our website at ir.chipotle.com, or by writing to the Corporate Secretary, Chipotle Mexican Grill, Inc., 610 Newport Center Drive, Suite 1100, Newport Beach, CA 92660.

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on June 10, 2026 for shares held directly. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/CMG2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on June 10, 2026 for shares held directly. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V88954-P45589 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CHIPOTLE MEXICAN GRILL, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Ten Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Albert Baldocchi	☐	☐	☐
1b. Scott Boatwright	☐	☐	☐
1c. Matthew Carey	☐	☐	☐
1d. Patricia Fili-Krushel	☐	☐	☐
1e. Laura Fuentes	☐	☐	☐
1f. Mauricio Gutierrez	☐	☐	☐
1g. Robin Hickenlooper	☐	☐	☐
1h. Scott Maw	☐	☐	☐
1i. Josh Weinstein	☐	☐	☐
1j. Mary Winston	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	**For**	**Against**	**Abstain**
2. An advisory vote to approve the compensation of our executive officers as disclosed in the proxy statement ("say on pay").	☐	☐	☐
3. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2026.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V88955-P45589

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF SHAREHOLDERS
June 11, 2026

The shareholder(s), revoking all prior proxies, hereby appoint(s) Scott Boatwright and Ilene Eskenazi, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Chipotle Mexican Grill, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 8:00 A.M., Pacific Time, on June 11, 2026, via live webcast at www.virtualshareholdermeeting.com/CMG2026, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE